Filed Pursuant to Rule 424(b)(5)
Registration No. 333-74338

PROSPECTUS SUPPLEMENT

(To Prospectus Dated December 11, 2001)

6,000,000 Equity Security Units DTE Energy Company 8.75% Equity Security Units

          This is an offering of 6,000,000 8.75% equity security units of DTE Energy Company, or DTE Energy.

          Each equity security unit has a stated amount of $25 and will initially consist of (a) a contract to purchase, for $25, shares of our common stock on August 16, 2005 and (b) a senior note with a principal amount of $25 that is due on August 16, 2007. The senior note will initially be held as a component of your equity security unit and be pledged to us to secure your obligation to purchase shares of our common stock under the purchase contract.

          We will make quarterly contract adjustment payments to you under the purchase contract at the annual rate of 4.15% of the stated amount of $25 per purchase contract. In addition, you will receive quarterly interest payments on the senior note at the initial annual rate of 4.60%. We have the right to defer the contract adjustment payments on the purchase contracts until August 16, 2005, but not the interest payments on the senior notes, as described in this prospectus supplement. The interest rate on the senior notes will be reset, and the senior notes remarketed, as described in this prospectus supplement. The senior notes will be unsecured and rank equally with all of our other unsecured senior indebtedness.

          Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “DTE.” The last reported sale price of our common stock on the New York Stock Exchange on June 19, 2002 was $43.65 per share.

          Concurrently with this offering of equity security units, we are also making an offering of 5,500,000 shares of our common stock, plus up to an additional 825,000 shares of our common stock if the underwriters for that offering exercise their over-allotment option in full. Neither offering is conditioned on the other.

          Prior to this offering, there has been no public market for the equity security units. We have been approved to list the equity security units on the New York Stock Exchange under the symbol “DTE PrB,” subject to official notice of issuance.

          Investing in our equity security units involves risks. See “Risk Factors” beginning on page S-22 for more information.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Equity
	Security Unit	Total

Public offering price	$25.00	$150,000,000
Underwriting discount	$0.75	$4,500,000
Proceeds to DTE Energy Company (before expenses)	$24.25	$145,500,000

          The public offering price set forth above does not include accumulated contract adjustment payments and accrued interest, if any. Contract adjustment payments on the purchase contracts and interest on the senior notes will accrue from the date of original issuance of the equity security units, which is expected to be June 25, 2002.

          To the extent the underwriters sell more than 6,000,000 equity security units, the underwriters have the option to purchase up to an additional 900,000 equity security units from us at the initial public offering price less the underwriting discount.

          The underwriters expect to deliver the equity security units to purchasers on or about June 25, 2002.

Joint Book-Running Managers

UBS Warburg	Salomon Smith Barney

Credit Suisse First Boston	JPMorgan	Lehman Brothers

Banc One Capital Markets, Inc.	Barclays Capital

June 19, 2002

FORWARD-LOOKING STATEMENTS
SUMMARY
RISK FACTORS
CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
ACCOUNTING TREATMENT
USE OF PROCEEDS
CAPITALIZATION
RATIO OF EARNINGS TO FIXED CHARGES
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
DESCRIPTION OF THE EQUITY SECURITY UNITS
DESCRIPTION OF THE SENIOR NOTES
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
ERISA CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
INFORMATION INCORPORATED BY REFERENCE
Where You Can Find More Information
Cautionary Statements Regarding Forward-Looking Statements
DTE Energy Company
DTE Energy Trusts
Ratios of Earnings to Fixed Charges
Use of Proceeds
The Securities that DTE Energy and the DTE Energy Trusts May Offer
Description of Capital Stock
Description of Debt Securities
Description of Common Stock Purchase Contracts and Units
Description of Trust Preferred Securities
Description of Trust Preferred Securities Guarantees
Book-Entry Securities
Plan of Distribution
Legal Matters
Experts
Unaudited Pro Forma Combined Condensed Consolidated Statements of Income
DTE Energy Company and MCN Energy Group Inc. Unaudited Pro Forma Combined Condensed Consolidated Statement of Income Year Ended December 31, 2000

Prospectus Supplement

      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may be accurate only on the date of this document.

FORWARD-LOOKING STATEMENTS

      This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements. Where any forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, we caution that, while such assumptions or bases are believed to be reasonable and are made in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, we, our subsidiaries, or our management, express an expectation or belief as to future results, this expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. The words “believe,” “expect,” “estimate,” “project,” and “anticipate” or similar expressions identify forward-looking statements.

SUMMARY

      This summary highlights important information about DTE Energy Company (“DTE Energy”) and this offering. You should read the following information in conjunction with our consolidated financial statements and the related notes and the consolidated financial statements and related notes of MCN Energy Group Inc. incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information that is important to you in connection with your decision to invest in our equity security units. We encourage you to read this prospectus supplement and the accompanying prospectus in their entirety as well as the information we incorporate by reference before making an investment decision. In this prospectus supplement, references to “DTE Energy,” “we,” “us,” and “our” refer to DTE Energy Company, unless the context indicates that “DTE Energy,” “we,” “us” or “our” refers to DTE Energy Company together with its consolidated subsidiaries.

DTE Energy Company

General

      We are one of the largest investor-owned public utilities in the United States with integrated electric and gas utilities based in Detroit, Michigan. We are an exempt holding company under the Public Utility Holding Company Act of 1935, or PUHCA, and are the parent holding company of The Detroit Edison Company, which we refer to as Detroit Edison, Michigan Consolidated Gas Company, which we refer to as MichCon, DTE Enterprises Inc., which we refer to as Enterprises (formerly MCN Energy Group Inc., which we refer to as MCN), the International Transmission Company, which we refer to as ITC, and other subsidiaries engaged in non-regulated energy-related businesses.

      DTE Energy manages and operates in three functional, strategic business units as described below: Energy Resources, Energy Distribution and Energy Gas. Each of the three has both regulated and non-regulated operations. Management sets strategic goals, allocates resources and evaluates performance by business unit.

*	Energy Services: Coal Based Fuels, Merchant Generation and On-Site Energy Projects

**	Non-Regulated Energy Gas: Pipelines, Storage and Michigan Gas Production

      On May 31, 2001, we completed the acquisition of MCN (now Enterprises). Enterprises is a Michigan corporation primarily involved in natural gas production, gathering, processing, transmission, storage and distribution and energy marketing. Enterprises’ largest subsidiary, MichCon, is a natural gas utility serving 1.2 million customers in a 14,700-square-mile area in Michigan.

      During 2002, we realigned our financial reporting structure into the three strategic business units, Energy Resources, Energy Distribution and Energy Gas, resulting in nine reportable segments. The following table sets forth financial data for each segment for the three months ended March 31, 2002 and March 31, 2001. Because of seasonal factors, these results should not be construed as representative of results for any other interim period or the full year.

	Operating Revenues		Net Income
	Three Months		Three Months
	Ended		Ended
	March 31		March 31

	2002	2001	2002	2001*

	(unaudited)
	(millions)
Energy Resources
Regulated	$617	$703	$71	$76

Non-regulated
Energy Services	132	108	28	30
Wholesale Marketing & Trading	703	672	18	1
Other	36	39	4	4

Total Non-regulated	871	819	50	35

	1,488	1,522	121	111

Energy Distribution
Regulated	315	321	24	37
Non-regulated	4	2	(3)	(2)

	319	323	21	35

Energy Gas
Regulated	590	—	54	—
Non-regulated	33	—	6	—

	623	—	60	—

Corporate and other; reconciliations and eliminations	(30)	(3)	(2)	(6)

Total
Regulated	1,522	1,024	149	113
Non-regulated	878	818	51	27

	$2,400	$1,842	$200	$140

* Excludes costs of $2 million related to the MCN merger.

Overview of Energy Resources

Regulated Operations

      Regulated operations consist of the power generation services of Detroit Edison, DTE Energy’s electric utility. Electricity is generated from Detroit Edison’s numerous fossil plants or its nuclear plant and sold throughout Southeastern Michigan to residential, commercial, industrial and wholesale customers.

Non-Regulated Operations

      Energy Services is comprised of various businesses that develop and manage energy-related assets and services. Such projects include coke production, synfuels production, independent power plants, on-site energy projects and cogeneration facilities.

      Wholesale Marketing & Trading consists of the electric and gas marketing and trading operations of DTE Energy Trading Company and the natural gas marketing and trading operations of Enterprises, which were acquired as part of the MCN merger. Wholesale Marketing & Trading is an asset-based business that enters into structured back-to-back physical and financial transactions to minimize its risk to commodity prices and enhance returns from our energy assets portfolio and contractual arrangements. Wholesale Marketing & Trading enters into forwards, futures, swaps and option contracts as part of its trading strategy. DTE Energy Trading Company also acts as agent to purchase and sell power on behalf of Detroit Edison.

      Other non-regulated operations consist of businesses involved in coal services and landfill gas recovery.

Significant Assets

      Some of Energy Resources’ significant assets include:

•	11,000 megawatts of regulated generation capacity, primarily coal-fired;

•	960 megawatts of strategically located independent power plants that generate energy for sale on the open market and/or under long-term contracts;

•	16 on-site energy projects, including cogeneration, backup generation, heating and cooling services, waste water treatment, compressed air and other utility services;

•	approximately 7,000 railcars;

•	a coal handling terminal with 18 million tons of capacity;

•	ownership interests in 32 biomass energy sites with over 10% of the national biomass market share;

•	ownership interests in 3 coke facilities; and

•	ownership interests in 9 synthetic fuel facilities, which, once fully operational, will be capable of producing over 12 million tons of coal annually.

Overview of Energy Distribution

Regulated Operations

      Regulated operations include the electric distribution services of Detroit Edison, and the electric transmission services of ITC. Energy Distribution distributes electricity to Detroit Edison’s 2.1 million residential, commercial and industrial customers. The transmission assets of ITC are operated by the Midwest Independent System Operator, a regional transmission operator.

Non-Regulated Operations

      Non-regulated operations include businesses that market and distribute a broad portfolio of distributed generation products, provide application engineering, and monitor and manage system operations.

Significant Assets

      Some of Energy Distribution’s significant assets include:

•	over 4,600 miles of transmission lines;

•	54,000 miles of electric distribution lines;

•	over 600 electric distribution substations; and

•	over 440,000 transformers.

      We also have approximately a 30 percent ownership interest in Plug Power Inc., a publicly traded developer of fuel cells, as well as interests in other distributed generation and energy technology enterprises.

     Overview of Energy Gas

Regulated Operations

      Regulated operations include gas distribution services provided by MichCon, DTE Energy’s gas utility that purchases, stores and distributes natural gas throughout Michigan to 1.2 million residential, commercial and industrial customers over a service territory that exceeds 14,700 square miles.

     Non-Regulated Operations

      Non-regulated operations include the exploration and production of gas and the gathering, processing and storing of gas. Certain pipeline and storage assets are used to support the Wholesale Marketing & Trading segment.

Significant Assets

      Some of Energy Gas’ significant assets include:

•	175 billion cubic feet (Bcf) of regulated and non-regulated gas storage facilities located primarily in Michigan;

•	17,500 miles of natural gas distribution mains;

•	1.1 million service lines and 1.2 million active meters;

•	approximately 2,600 miles of transmission and production lines;

•	over 400 Bcf of proven reserves in Michigan; and

•	ownership interests in the Vector and Portland pipelines.

Strategy

      Our strategy is an integrated, lower-risk business model of regulated and non-regulated operations backed by assets and supported by a strong balance sheet. Our goal is to combine the relatively predictable earnings stream and cash flow from our regulated operations with greater growth opportunities from our non-regulated operations. We remain committed to a long-term earnings growth rate of 6% to 8%. There is no assurance that the level of earnings growth will be achieved for 2002 and later years as the growth projections assume, among other things, the realization of anticipated costs savings related to the MCN merger, continued growth in non-regulated earnings and a midyear 2002 economic recovery. The growth strategy continues to be focused on strengthening our core electric and gas utilities, further building our portfolio of non-regulated businesses and leveraging investments in energy technology. We expect that non-regulated growth will shift over the next few years from our current reliance on profits from its coal-based fuel businesses that generate alternate fuels tax credits to growth from on-site energy projects, additional growth volume in coal services, wholesale marketing and trading and achievement of profitability in energy technologies (distributed generation). In order to meet our growth plans, however, we may need to raise additional capital. Our management team is committed to a strong balance sheet, reducing leverage and optimizing cash flows.

      We have developed specific strategies for each of our regulated and non-regulated operations as follows:

•	Regulated Operations

•	Achieve moderate but steady earnings growth;

•	Closely manage operating costs;

•	Maximize the value of transmission assets;

•	Continue process improvement to maintain distribution service quality while enhancing financial performance;

•	Optimize the value of our generation assets through enhanced availability of off-system sales; and

•	Manage regulatory process to maximize retention of earnings.

•	Non-regulated Operations

•	Disciplined approach to asset acquisition and disposition;

•	Focus on markets where we have a competitive advantage;

•	Pursue closely inter-linked business lines while building outward from a regional base of strength;

•	Build around a broad portfolio of integrated assets;

•	Continue to pursue a lower-risk approach to projects and wholesale marketing and trading; and

•	Adhere to stringent risk management procedures with independent, internal risk oversight.

Recent Developments

      On February 13, 2002, the Federal Energy Regulatory Commission, or FERC, initiated a fact-finding investigation into whether any entity, including Enron Corporation, manipulated short-term prices in electric energy or natural gas markets in the western United States or otherwise exercised undue influence over wholesale prices in the west from January 1, 2000 forward. On March 5, 2002, the FERC issued an information request to all entities making wholesale sales of electric energy in the U.S. portion of the Western Systems Coordination Council reliability area (WSCC). Neither DTE Energy nor any of its affiliates made any such sales and the FERC was so advised. On May 16, 2002, the FERC issued an information request to designated companies that were sellers of wholesale electricity and/or ancillary services to the California Independent System Operator (Cal ISO) and/or the California Power Exchange (Cal PX) during the years 2000-2001 with respect to specified potentially manipulative trading strategies, including “ricochet” or “megawatt laundering” trades, in which a company buys energy from the Cal PX and exports such energy to another entity, which charges a small fee, and the first company resells the energy back to the Cal ISO in the real-time market. Neither DTE Energy nor any of its affiliates made any wholesale sales of electric energy to the Cal ISO or the Cal PX during 2000-2001 and neither we nor any of our affiliates was included on the list of designated recipients of that FERC request. On May 22, 2002 the FERC staff issued an information request to all sellers of natural gas in the WSCC area and/or Texas during the period 2000-2001. Coenergy Trading Company, a DTE Energy gas marketing affiliate, reported that it did engage in sales of natural gas in the U.S. portion of the WSCC and/or Texas during the years 2000-2001, but none of that trading activity involved the sale of natural gas to another company together with a simultaneous purchase of the same product at the same price, commonly referred to as “wash”, “round trip” or “sell/buy back” trading.

The Offering

     What are equity security units?

      Each equity security unit, or normal unit, will be issued at the stated amount of $25 and will initially consist of:

(1) a purchase contract under which:

•	you will agree to purchase, and we will agree to sell, for $25, shares of our common stock on August 16, 2005 (the “stock purchase date”), the number of which we will determine based on the average trading price of our common stock for a period preceding that date, calculated in the manner described below; and

•	we will pay you quarterly contract adjustment payments at the annual rate of 4.15% of the $25 stated amount as further described below (subject to our right of deferral); and

(2) a senior note due August 16, 2007, with a principal amount of $25 on which we will pay interest quarterly at the initial annual rate of 4.60% until the earlier of the date of settlement of a successful remarketing of the senior notes or the stock purchase date, after which we will pay interest at the reset rate.

      The senior notes that are held as a part of an equity security unit will be owned by you but will initially be pledged to us to secure your obligations under the purchase contracts. If the senior notes are successfully remarketed as described in this prospectus supplement, the applicable ownership interest in the portfolio of treasury securities purchased with the proceeds of that remarketing will be pledged to us to secure your obligations under the purchase contracts, replacing the senior notes as a component of each normal unit. When we refer to the treasury portfolio or tax event treasury portfolio in this prospectus supplement with respect to a normal unit, we are referring to the applicable ownership interest of the treasury portfolio or tax event treasury portfolio, i.e., that portion of the treasury portfolio attributable to that normal unit.

     What are stripped units?

      A holder of normal units may elect at any time prior to a successful remarketing or a tax event redemption, subject to certain exceptions, to withdraw the pledged senior notes underlying the normal units and create “stripped units” by substituting, as pledged securities, specified zero-coupon treasury securities that will pay $25 per purchase contract on the business day immediately preceding the stock purchase date, the amount due on the stock purchase date under the purchase contract. The pledged senior notes will then be released from the pledge and delivered to the holder. A holder might wish to create stripped units because it wants to hold the senior notes directly or to realize income from their sale.

      A holder of stripped units may recreate at any time prior to a successful remarketing or a tax event redemption, subject to certain exceptions, normal units by resubstituting the senior notes for the pledged zero-coupon treasury securities underlying the stripped units.

      Because treasury securities are issued in whole multiples of $1,000, holders of normal units and stripped units may only make the substitution so as to create stripped units or recreate normal units, as the case may be, in whole multiples of 40 units.

     What are units?

      We refer to normal units together with stripped units as “units.”

     What are the purchase contracts?

      The purchase contract underlying a unit obligates you to purchase, and us to sell, for $25, on the stock purchase date, a number of newly issued shares of our common stock equal to the settlement rate described below. We will base the settlement rate on the average trading price of our common stock for a period preceding that date, calculated in the manner described below.

     What is the settlement rate?

      The settlement rate is the number of newly issued shares of our common stock that we are obligated to sell, and holders are obligated to buy, upon settlement of a purchase contract on the stock purchase date.

      The settlement rate for each purchase contract will be as follows, subject to adjustment under specified circumstances as described in this prospectus supplement:

•	if the applicable market value, determined as described below, of our common stock is equal to or greater than $51.90, the settlement rate will be 0.4817 shares of our common stock;

•	if the applicable market value of our common stock is less than $51.90 but greater than $43.25, the settlement rate will be equal to $25 divided by the applicable market value of our common stock; and

•	if the applicable market value of our common stock is less than or equal to $43.25, the settlement rate will be 0.5780 shares of our common stock.

      The “applicable market value” means the average of the closing prices per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the stock purchase date.

     Can a holder settle its purchase contracts early?

      At any time, subject to certain exceptions, not later than 11:00 a.m., New York City time, on the eleventh business day prior to the stock purchase date, a holder may settle a purchase contract early by delivering a cash payment of $25 to the purchase contract agent, as described in “Description of Equity Security Units — Early Settlement.” A holder that settles a purchase contract early will receive 0.4817 shares of our common stock per purchase contract, subject to adjustment under certain circumstances. In addition, if we are involved in a merger prior to the stock purchase date in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, a holder may settle a purchase contract early by delivering a cash payment of $25 to the purchase contract agent, as described under “Description of the Equity Security Units — Early Settlement Upon Cash Merger.” A holder that settles early in connection with a cash merger will receive the kind and amount of securities, cash or other property that such holder would have been entitled to receive if such holder had settled the purchase contract immediately before the cash merger at the settlement rate in effect at such time. However, in either case, the option to settle early will not be available unless at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement and a current prospectus is available covering the common stock to be delivered in respect of the purchase contracts being settled. A holder that settles a purchase contract early will not receive any further contract adjustment payments from us and will not receive any accumulated and unpaid or deferred contract adjustment payments.

     What payments will be made to holders of normal units?

      If you hold a normal unit, you will receive:

•	quarterly contract adjustment payments on the purchase contract at the annual rate of 4.15% of the $25 stated amount through and including the stock purchase date; and

•	quarterly interest payments on the pledged senior note at the annual rate of 4.60% of the $25 principal amount for the quarterly interest payments due on and before May 16, 2005. On August 16, 2005, if the senior notes are successfully remarketed prior to the stock purchase date, you will receive a quarterly interest payment on the pledged portfolio of treasury securities that are substituted for the senior note at an annual rate of 4.60%; if the senior notes are not successfully remarketed prior to the stock purchase date, you will continue to receive a quarterly interest payment on the pledged senior note at the annual rate of 4.60%. That is, on the stock purchase date, you will receive a quarterly interest payment at the same annual rate as all previous quarterly interest payments, regardless of whether the remarketing was successful.

     What payments will be made to holders of stripped units?

      If you hold a stripped unit, you will receive only the quarterly contract adjustment payments on the purchase contract at the annual rate of 4.15% of the $25 stated amount through and including the stock purchase date. In addition, original issue discount will accrue on the pledged zero-coupon treasury securities that are held as part of the stripped unit.

     What payments will be made to holders of senior notes held separately?

      If you hold a senior note separately from a normal unit, you will receive only the quarterly interest payments on the senior note. The senior notes will pay interest at the initial annual rate of 4.60% of the $25 principal amount until the earlier of the settlement date of a successful remarketing or the stock purchase date. After such time, we will pay interest on the senior notes at the reset rate from the settlement date of a successful remarketing date (or if not successfully remarketed, the stock purchase date) until their maturity on August 16, 2007. If no successful remarketing occurs before the stock purchase date, the interest rate will be reset, as of the stock purchase date, to the reset rate described under “Description of the Senior Notes — Interest.”

     What are the payment dates?

      Contract adjustment payments on the purchase contracts (subject to our right of deferral) and interest payments on the senior notes will be paid quarterly in arrears on each February 16, May 16, August 16 and November 16, commencing August 16, 2002.

     When can we defer payments?

      We may, at our option and upon prior written notice to the holders of the units and the purchase contract agent, defer payment of all or part of the contract adjustment payments on the purchase contracts until no later than the stock purchase date. We will pay additional contract adjustment payments on any deferred installments of contract adjustment payments at a rate of 8.75% per year until paid, compounded quarterly, to but excluding August 16, 2005. However, we will not pay any deferred contract adjustment payments on purchase contracts that have been settled early or terminated. We may elect to pay all contract adjustment payments deferred until the stock purchase date in shares of our common stock in lieu of cash.

      We are not entitled to defer payments of interest on the senior notes.

     What is remarketing?

      In order to provide holders of the normal units with the necessary funds to settle their purchase contracts, the remarketing agent will attempt to sell the senior notes of holders of normal units in a remarketing. The remarketing agent will use the proceeds in substantial part to purchase the specified portfolio of treasury securities, which the holders of normal units will then pledge to secure their obligations under the related purchase contracts. The cash paid upon the maturity of the pledged portfolio of treasury securities then underlying the normal units of such holders will be used to satisfy such holders’ obligations to purchase shares of our common stock on the stock purchase date, as well as to pay the quarterly interest payment on the normal units due on August 16, 2005. This will be one way for holders of normal units to satisfy their obligations to purchase shares of our common stock under the related purchase contracts.

      The remarketing agent will attempt to remarket the senior notes that are included in the normal units on one or more occasions starting on the initial remarketing date, which will be the third business day immediately preceding May 16, 2005, the last quarterly interest payment date before the stock purchase date.

      We will enter into a remarketing agreement with a nationally recognized investment banking firm, pursuant to which it will agree to use its commercially reasonable best efforts to:

•	establish a reset rate on the remarketing date that will be sufficient to cause the aggregate market value at the remarketing date of all the senior notes being remarketed (which shall be all senior notes held as a part of the normal units and all senior notes held separately by holders who have elected to have their senior notes participate in the remarketing) to be equal to approximately, but not less than, 100.50% of the remarketing value; and

•	sell the senior notes participating in the remarketing at a price equal to approximately, but not less than, 100.50% of the remarketing value.

      The “remarketing value” will be equal to the sum of:

(1) the value at the remarketing date of such amount of treasury securities that will pay, on the business day immediately preceding the quarterly interest payment date falling on the stock purchase date, an amount of cash equal to the aggregate interest payment that is scheduled to be payable on that quarterly interest payment date on each senior note participating in the remarketing, assuming for this purpose, even if not true, that the interest rate on the senior notes remains at the initial rate; and

(2) the value at the remarketing date of such amount of treasury securities that will pay, on the business day immediately preceding the stock purchase date, an amount of cash equal to $25 for each senior note participating in the remarketing.

      The remarketing agent will use the proceeds from the successful remarketing of the senior notes held as a part of the normal units to purchase, in the discretion of the remarketing agent, in open market transactions or at treasury auction, the amount and the types of treasury securities described in (1) and (2) above, which it will deliver through the purchase contract agent to the collateral agent to secure the obligations under the related purchase contracts and to pay the quarterly interest payment on the normal units due on August 16, 2005. The remarketing agent will retain, as a remarketing fee, an amount not exceeding 25 basis points (0.25%) of the total proceeds from such remarketing. The remarketing agent will remit the remaining portion of the proceeds, if any, to the holders of the normal units.

      A holder of normal units that wishes not to participate in the remarketing and retain the senior notes underlying such holder’s normal units must create stripped units not later than 5:00 p.m., New York City time, on the fourth business day immediately preceding the first business day of the relevant remarketing period to satisfy such holder’s obligation under the purchase contracts.

      The term “remarketing period” is defined below under “— What happens if the remarketing agent does not sell the senior notes on the initial remarketing date?”

What is the reset rate?

      In order to facilitate a remarketing of the senior notes at the remarketing price described above, the remarketing agent will seek to establish a reset rate on the senior notes sufficient to cause the aggregate market value at the remarketing date of all the senior notes being remarketed (which shall be all senior notes held as a part of the normal units and all senior notes held separately by holders who have elected to have their senior notes participate in the remarketing) to be equal to approximately, but not less than, 100.50% of the remarketing value described above under “What is remarketing?” Resetting the interest rate on the senior notes at this rate should enable the remarketing agent to sell the senior notes participating in the remarketing and use the proceeds in substantial part to purchase the specified portfolio of treasury securities. The proceeds at maturity of the specified portfolio of treasury securities will be applied to settle the purchase contracts and to pay the quarterly interest payment on the stock purchase date.

      The remarketing agent will attempt to determine the reset rate on the third business day prior to May 16, 2005, the last quarterly interest payment date before the stock purchase date. If the remarketing agent cannot establish a reset rate that results in a successful remarketing on that initial remarketing date and, as a result, the senior notes cannot be sold as described below, the interest rate will not be reset and will continue to be the initial interest rate on the senior notes. However, the remarketing agent will thereafter attempt to establish a reset rate that results in a successful remarketing, and the remarketing agent will attempt to remarket the senior notes on the subsequent dates as described below.

      If the senior notes are successfully remarketed, they will bear interest after the remarketing at the reset rate from the date of the settlement of the successful remarketing until their maturity on August 16, 2007. If a reset rate cannot be established before the stock purchase date in connection with a successful remarketing, the interest rate on all outstanding senior notes will be reset, as of the stock purchase date, to the reset rate described under “Description of the Senior Notes — Interest.” The resetting of the interest rate on the senior notes will not change the quarterly interest payment due to holders of the normal units on August 16, 2005, which, as described above, will be paid at the same annual rate as all previous quarterly interest payments.

      The interest rate on all outstanding senior notes will be reset to the reset rate regardless of whether holders of the senior notes elect to participate in the remarketing.

What happens if the remarketing agent does not sell the senior notes on the initial remarketing date?

      If, as described above, the remarketing agent cannot establish a reset rate on the initial remarketing date that will be sufficient to cause the aggregate market value at the remarketing date of all the senior notes being remarketed (which shall be all senior notes held as a part of the normal units and all senior notes held separately by holders who have elected to have their senior notes participate in the remarketing) to be equal to approximately, but not less than, 100.50% of the remarketing value, and thus cannot sell the senior notes participating in the remarketing on that remarketing date, the remarketing agent will attempt to establish a reset rate that results in a successful remarketing on each of the two immediately following business days. If the remarketing agent cannot establish a reset rate that results in a successful remarketing on either of those days, it will attempt to establish such a reset rate on each of the three business days immediately preceding July 1, 2005, which are expected to be June 28, 29 and 30, 2005.

      If the remarketing agent cannot establish such a reset rate during the June 28-30, 2005 remarketing period, it will further attempt to establish a reset rate on each of the seventh, sixth and fifth business days immediately preceding the stock purchase date, which are expected to be August 5, 8 and 9, 2005.

      We refer to each of these three three-business-day periods as “remarketing periods” in this prospectus supplement.

      If the remarketing agent fails to remarket the senior notes participating in the remarketing by the fifth business day immediately preceding the stock purchase date, we will exercise our rights as a secured party to dispose of the senior notes in accordance with applicable law and satisfy in full, from the proceeds of that disposition, the holders’ obligations to purchase common stock under the related purchase contracts.

May a holder of senior notes that are not held as a part of a normal unit still participate in a remarketing of such holder’s senior notes?

      Holders of senior notes that are not held as a part of normal units may elect to have their senior notes participate in the remarketing in the manner described under “Description of the Senior Notes — Optional Remarketing of Senior Notes Which Are Not Held as a Part of the Normal Units.” If the remarketing is successful, the remarketing agent will retain, as a remarketing fee, an amount not exceeding 25 basis points (0.25%) of the total proceeds from the remarketing and remit the remaining portion of the proceeds to the holders whose separate senior notes were sold in the remarketing.

      If a holder of senior notes elects to have its senior notes remarketed in a remarketing period but the remarketing fails during that remarketing period, the senior notes will be promptly returned to the holder following the conclusion of that remarketing period.

Besides participating in a remarketing, how else can a holder’s obligations under the purchase contract be satisfied?

      Besides participating in the remarketing, a holder’s obligations under the purchase contract may also be satisfied:

•	if such holder has created stripped units, by applying the cash payments received on the pledged zero-coupon treasury securities;

•	through a cash settlement of the purchase contract by the delivery of cash not later than 11:00 a.m., New York City time, on the eighth business day immediately preceding the stock purchase date upon advance notice as described under “Description of the Equity Security Units — Notice to Settle With Cash;”

•	through an early settlement of the purchase contract at any time, subject to certain exceptions, not later than 11:00 a.m., New York City time, on the eleventh business day immediately preceding the stock purchase date by the early delivery of cash to the purchase contract agent in the manner described under “Description of the Equity Security Units — Early Settlement;” or

•	if we are involved in a merger, acquisition or consolidation prior to the stock purchase date in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, through an early settlement of the purchase contract by the early delivery of cash to the purchase contract agent as described under “Description of the Equity Security Units — Early Settlement upon Cash Merger.”

Can a holder’s obligations under the purchase contracts be terminated?

      A holder’s obligation under the purchase contract, including its obligations to purchase shares of our common stock, our obligation to sell shares of our common stock under the purchase contract and the purchase contract itself will automatically terminate upon the occurrence of particular events of our bankruptcy, insolvency or reorganization. Upon such a termination of the purchase contracts, the pledged senior notes (or the pledged portfolio of treasury securities, if there has been a successful remarketing, or the pledged tax event portfolio of treasury securities, if there has been a tax event redemption) or pledged zero-coupon treasury securities, as applicable, will be released and distributed to such holder and such holder will have no further rights under the purchase contracts, including the right to receive any accumulated and unpaid or deferred contract adjustment payments. If we become the subject of a case under the federal bankruptcy code, a delay may occur as a result of the automatic stay under the bankruptcy code and continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and return your collateral to you.

What is the maturity of the senior notes?

      The senior notes will mature on August 16, 2007.

Under what circumstances may we redeem the senior notes before they mature?

      If the tax laws change or are interpreted in a way that adversely affects the tax treatment of the senior notes, we may elect to redeem the senior notes at the redemption price described under “Description of the Senior Notes — Tax Event Redemption.”

What is the rank of the senior notes as compared to our other indebtedness?

      The senior notes will rank equally with all of our existing and future senior unsecured debt. Because we are a holding company and conduct substantially all of our operations through our subsidiaries, the senior notes generally will effectively have a position junior to the claims of creditors, including trade creditors, of our subsidiaries and holders of the unsecured and secured debt of our subsidiaries. As of March 31, 2002, we had approximately $2.4 billion of outstanding senior indebtedness. In addition, at March 31, 2002, approximately $4.7 billion of outstanding indebtedness, consisting of indebtedness of our subsidiaries, would rank effectively senior to the senior notes. Also, at such date, our subsidiaries had approximately $1.9 billion of non-recourse indebtedness, including securitization bonds issued in March 2001, appearing on our balance sheet.

What are the United States federal income tax consequences related to the units and senior notes?

      If you purchase normal units in this offering, you will be treated for United States federal income tax purposes as having acquired the senior notes and purchase contracts constituting those normal units, and by purchasing the normal units you agree to treat the senior notes and purchase contracts in that manner for all tax purposes. In addition, you will agree to treat the senior notes as our indebtedness for all tax purposes. You must allocate the purchase price of the normal units between those senior notes and purchase contracts in proportion to their respective fair market values, which will establish your initial tax basis. We expect to report the fair market value of each senior note as $25 and the fair market value of each purchase contract as $0.

      For United States federal income tax purposes, the senior notes should be treated as contingent payment debt instruments subject to the “noncontingent bond method” of accruing original issue discount. As discussed more fully under “Certain United States Federal Income Tax Consequences — Senior Notes — Original Issue Discount,” the effects of this method will be:

(1) to require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the senior notes;

(2) for all accrual periods through May 16, 2005, to require you to accrue interest income in excess of interest payments actually received by you; and

(3) generally to result in ordinary rather than capital treatment of any gain and a portion of the loss on the disposition of the normal units to the extent attributable to the senior notes.

      In addition, we intend to report the contract adjustment payments as ordinary income to you, but you should consult your tax advisor concerning alternative characterizations.

      If you own stripped units, you will be required to include in gross income your allocable share of any original issue discount or acquisition discount on the treasury securities that accrues in such year.

      Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of normal units or instruments similar to normal units, you are urged to consult your tax advisor concerning the tax consequences of an investment in normal units. For additional information, see “Certain United States Federal Income Tax Consequences.”

What voting rights does a holder of a unit have?

      A holder of a unit has limited voting rights. A holder of a unit may vote only with respect to the modification of the purchase contract agreement governing the purchase contracts and the pledge agreement governing the pledge of the senior notes (or the specified portfolio of treasury securities, if a successful remarketing has occurred, or the specified tax event portfolio of treasury securities, if a tax event redemption date has occurred) or the specified zero-coupon treasury securities pledged to secure its obligations under the purchase contracts. In addition, a holder of normal units and a holder of senior notes held separately may vote with respect to a modification of the senior notes.

      A holder of a unit will not have any voting or other rights (including under the DTE Energy rights agreement described under “Description of Capital Stock” in the accompanying prospectus) with respect to our common stock until the purchase contract is settled.

Will the units or senior notes be listed on a stock exchange?

      We have been approved to list the normal units on the New York Stock Exchange under the symbol “DTE PrB,” subject to official notice of issuance.

      Neither the stripped units nor the senior notes will initially be listed. However, if either of these securities is separately traded to a sufficient extent that applicable exchange listing requirements are met, we may attempt to cause those securities to be listed on the exchange on which the normal units are then listed.

What are the expected uses of proceeds from the offering?

      We estimate that the net proceeds from the sale of normal units in this offering, after deducting underwriting discounts and commissions and the estimated expenses of this offering payable by us, will be approximately $145.1 million, or $166.9 million if the underwriters exercise their over-allotment option in full to purchase additional normal units.

      We anticipate using the net proceeds from this offering, together with an estimated $229.9 million of net proceeds from the concurrent offering of our common stock, or $264.4 million if the underwriters in that offering exercise their over-allotment option in full to purchase additional shares of common stock, for general corporate purposes, including the repayment of short-term debt.

The Offering — Explanatory Diagrams

      The following diagrams demonstrate some of the key features of the purchase contracts, normal units, stripped units and the senior notes, and the transformation of normal units into stripped units and senior notes.

Purchase Contracts

•	Normal units and stripped units both include a purchase contract under which you agree to purchase, and we agree to sell, shares of our common stock on the stock purchase date.

•	The number of shares of common stock to be purchased under each purchase contract will depend on the “applicable market value.” The “applicable market value” means the average of the closing prices per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the stock purchase date.

(1)	The “reference price” is $43.25.

(2)	The “threshold appreciation price” is equal to $51.90, which is 120% of the reference price.

(3)	For each of the percentage categories shown, the percentage (expressed as a decimal) of the shares of common stock to be delivered on the stock purchase date to a holder of normal units or stripped units is determined by dividing:

•	the related number of shares of common stock to be delivered, as indicated in the footnote for each such category, by

•	an amount equal to $25, the stated amount of the normal units, divided by the reference price.

(4)	If the applicable market value of our common stock is less than or equal to the reference price, the number of shares of our common stock to be delivered will be calculated by dividing the stated amount of $25 by the reference price.

(5)	If the applicable market value of our common stock is between the reference price and the threshold appreciation price, the number of shares of common stock to be delivered will be calculated by dividing the stated amount of $25 by the applicable market value.

(6)	If the applicable market value of our common stock is greater than or equal to the threshold appreciation price, the number of shares of common stock to be delivered will be calculated by dividing the stated amount of $25 by the threshold appreciation price.

Normal Units

•	A normal unit will consist of two components as illustrated below:

•	After a successful remarketing or tax event redemption, the normal units will include a specified portfolio of treasury securities or specified tax event portfolio of treasury securities, as the case may be, instead of the senior notes.

•	If you hold a normal unit, you own the senior notes and, after a successful remarketing or tax event redemption, the specified portfolio of treasury securities or specified tax event portfolio of treasury securities, as the case may be, but you will pledge them to us to secure your obligations under the related purchase contract.

•	If you hold a normal unit but do not wish to participate in the remarketing, you must create stripped units not later than 5:00 p.m., New York City time, on the fourth business day immediately preceding the first business day of the relevant remarketing period.

Stripped Units

•	A stripped unit will consist of two components as illustrated below:

•	If you hold a stripped unit, you own the specified zero-coupon treasury securities but you will pledge them to us to secure your obligations under the related purchase contract. The treasury securities are zero-coupon U.S. treasury securities (CUSIP No. 912803AG8) that mature on August 15, 2005.

Senior Notes

•	The senior notes will have the terms illustrated below:

•	If you hold a senior note that is held as a part of a normal unit, you must allow the senior note to be included in the remarketing, the proceeds of which will be used to purchase the specified portfolio of treasury securities (if the remarketing is successful), which at maturity will be applied to settle the purchase contract (and pay the quarterly interest payment due on the stock purchase date).

•	If you do not want the senior note to be remarketed, you must create stripped units not later than 5:00 p.m., New York City time, on the fourth business day immediately preceding the first business day of the relevant remarketing period.

•	If you hold a senior note that is separate and not held as a part of a normal unit, you have the option to:

—	continue to hold the senior note whose rate will be reset for the quarterly interest payments payable on and after August 16, 2005; or

—	deliver the senior note to the remarketing agent to be included in the remarketing.

Transforming Normal Units into Stripped Units and Senior Notes and Recreating Normal Units

•	To create a stripped unit, you may, prior to a successful remarketing of the senior notes or a tax event redemption, subject to certain exceptions, combine the purchase contract with the specified zero-coupon U.S. treasury securities that mature on August 15, 2005.

•	You will then own the specified zero-coupon U.S. treasury securities but you will pledge them to us to secure your obligations under the related purchase contract.

•	The zero-coupon U.S. treasury securities together with the purchase contract would then constitute a stripped unit. The senior note, which was previously held as a part of the normal units, will be tradeable as a separate security.

•	You can also, prior to a successful remarketing of the senior notes or a tax event redemption, subject to certain exceptions, transform stripped units and senior notes into normal units. Following that transformation, the specified zero-coupon U.S. treasury securities, which were previously held as a part of the stripped units, will be tradeable as a separate security.

•	The transformation of normal units into stripped units and senior notes and the transformation of stripped units and senior notes into normal units requires certain minimum amounts of securities, as described under “Description of the Equity Security Units — Creating Stripped Units and Recreating Normal Units.”

SUMMARY CONSOLIDATED FINANCIAL DATA

      The following table sets forth our summary consolidated financial data on a historical basis for the three months ended March 31, 2002 and March 31, 2001 and the five years ended December 31, 2001. The year-end financial data have been derived from our audited financial statements which have been audited by Deloitte & Touche LLP, independent public accountants. See “Experts.” The financial data for the interim periods have been derived from our unaudited condensed consolidated financial statements and include, in the opinion of our management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial data. Financial results for interim periods are not necessarily indicative of results that may be expected for any other interim period or for the fiscal year. The information below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2001, and in our Quarterly Report on Form 10-Q for the three months ended March 31, 2002, our financial statements and the related notes and the other financial or statistical information that we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. See “Information Incorporated by Reference” in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus.

      The information in the table below includes the combined consolidated financial information of DTE Energy and Enterprises only since consummation of our merger with MCN on May 31, 2001. The notes to our audited financial statements for the year ended December 31, 2001, included in our Annual Report on Form 10-K, contain pro forma information presented as if the acquisition became effective at the beginning of 2001 and 2000.

	Three Months
	Ended
	March 31,		Year Ended December 31,

	2002	2001	2001	2000	1999	1998	1997

	(unaudited)

	(millions, except per share amounts)
Income Statement Data
Operating Revenues	$2,400	$1,842	$7,849	$5,597	$4,728	$4,221	$3,764
Net Income(a)	200	138	332	468	483	443	417
Average Common Shares Outstanding:
Basic	161	142	153	143	145	145	145
Diluted	161	142	154	143	145	145	145
Basic Earnings Per Share(a)(b)	$1.25	$.98	$2.17	$3.27	$3.33	$3.05	$2.88
Diluted Earnings Per Share(a)(b)	1.24	.97	2.16	3.27	3.33	3.05	2.88
Dividends Declared Per Share of Common Stock	.515	.515	2.06	2.06	2.06	2.06	2.06

(a)	Net income in 2001 was affected by merger and restructuring charges and goodwill amortization associated with the MCN merger that reduced after-tax earnings by $204 million, or $1.33 per basic share and $1.32 per diluted share in 2001. In 2000, merger-related charges reduced after-tax earnings by $16 million, or $0.12 per basic and diluted share. Net income includes the cumulative effect of the 2001 change in accounting for derivative instruments and hedging activities.

(b)	In accordance with Statement of Financial Accounting Standards No. 128, basic and diluted earnings per share before accounting change were $.96 and $.95, respectively, for the three months ended March 31, 2001 and $2.15 and $2.14, respectively, for the year ended December 31, 2001.

	At	At December 31,
	March 31,
	2002	2001	2000	1999	1998	1997

	(unaudited)

	(millions)
Balance Sheet Data
Total Current Assets	$2,851	$2,826	$1,652	$1,310	$1,232	$935
Net Property Plant and Equipment	9,607	9,543	7,387	7,148	6,943	8,934
Regulatory Assets	1,183	1,204	2,688	2,935	3,091	856
Securitized Regulatory Assets	1,675	1,692	—	—	—	—
Investments and Other Assets	4,174	3,963	929	923	822	498

Total Assets	$19,490	$19,228	$12,656	$12,316	$12,088	$11,223

Long-Term Debt Obligations (including capital leases) and Redeemable Preferred Stock Outstanding	$7,603	$7,928	$4,039	$4,091	$4,323	$3,914

RISK FACTORS

      Investing in the normal units involves risks, including the risks described below that are not specific to the normal units and those that could affect us and our business. You should not purchase normal units unless you understand these investment risks. Because a normal unit consists of a purchase contract to acquire shares of our common stock and a senior note issued by us, you are making an investment decision with regard to our common stock and senior notes, as well as the normal unit. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing any normal units, you should carefully consider the following discussion of risks and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including “Cautionary Statements Regarding Forward-Looking Statements.”

Risks Related to this Offering

You will bear the entire risk of a decline in the price of our common stock.

      The market value of the shares of our common stock you will receive on the stock purchase date may be materially different from the effective price per share paid by you on the stock purchase date. If the average trading price of our common stock on the stock purchase date is less than $43.25 per share, you will, on the stock purchase date, be required to purchase shares of common stock at a loss. Accordingly, a holder of normal units assumes the entire risk that the market value of our common stock may decline. Any such decline could be substantial.

You will receive only a portion of any appreciation in our common stock price.

      The aggregate market value of the shares of our common stock you will receive upon settlement of a purchase contract generally will exceed the stated amount of $25 only if the average closing price per share of our common stock over the applicable 20-trading day period preceding settlement equals or exceeds $51.90, which we refer to as the “threshold appreciation price.” The threshold appreciation price represents an appreciation of 20% over $43.25, which we refer to as the “reference price.” Therefore, during the period prior to the stock purchase date, an investment in the normal units affords less opportunity for equity appreciation than a direct investment in our common stock. If the average closing price exceeds the reference price, but falls below the threshold appreciation price, you will realize no equity appreciation on the common stock for the period during which you hold the purchase contract. Furthermore, if the applicable average closing price exceeds the threshold appreciation price, the value of the shares of common stock you will receive under the purchase contract will be approximately 83% of the value of the shares of common stock you could have purchased with $25 at the time of this offering.

The trading price of our common stock and the general level of interest rates and our credit quality will directly affect the trading price for the normal units.

      It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Our credit quality, operating results and prospects and economic, financial and other factors will affect trading prices of our common stock. In addition, market conditions can affect the capital markets generally, in turn affecting the price of our common stock. These conditions may include the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of our common stock in the market after the offering of the normal units or the perception that those sales could occur. Fluctuations in interest rates may affect the relative value of our common stock underlying the purchase contracts and of the other components of the normal units, which could, in turn, affect the trading prices of the normal units and our common stock.

You may suffer dilution of our common stock issuable upon settlement of your purchase contract.

      The number of shares of our common stock issuable upon settlement of your purchase contract is subject to adjustment only for stock splits and combinations, stock dividends and other specified transactions described in this prospectus supplement. See “Description of the Equity Security Units — Anti-dilution Adjustments” for more information. The number of shares of our common stock issuable upon settlement of each purchase contract is not subject to adjustment for other events, such as employee stock option grants, offerings of common stock for cash, or in connection with acquisitions or other transactions which may adversely affect the price of our common stock. The terms of the normal units do not restrict our ability to offer common stock in the future or to engage in other transactions that could dilute our common stock. Moreover, we have no obligation to consider the interests of the holders of the normal units in engaging in any such offering or transaction.

You will have little protection under the terms of the units, purchase contracts or senior notes in the event of a highly leveraged transaction or change of control.

      The purchase contracts provide for acceleration in case of a cash merger, but acceleration may not protect you against a decline in the value of your investment, and you will not be protected against other transactions that may adversely affect the value of the units. The units, purchase contracts and senior notes do not contain provisions that will afford you protection in the event of a highly leveraged transaction or change in control, including a takeover or other type of merger, recapitalization or similar restructuring, a sale of substantially all of our assets or similar transactions. These types of transactions may adversely affect our financial and operating condition, our credit quality and the investment quality of our securities. Even in the case of a cash merger, while you will be able to accelerate your purchase contract, the merger transaction itself may adversely affect the value of your investment in the common stock and our senior notes which would remain outstanding. Consequently, your investment in the units, senior notes and common stock may be harmed.

You will have no rights as a common stockholder.

      Until you acquire shares of our common stock upon settlement of your purchase contract, you will have no rights with respect to our common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock. Upon settlement of your purchase contract, you will be entitled to exercise the rights of a holder of common stock only as to actions for which the record date occurs after the stock purchase date. For more information on our common stock, see “Description of Capital Stock” in the accompanying prospectus.

Your pledged securities will be encumbered.

      Although holders of normal units and stripped units will be beneficial owners of the underlying pledged senior notes (or the specified portfolio of treasury securities, if a successful remarketing has occurred, or the specified tax event portfolio of treasury securities, if a tax event redemption date has occurred) and the specified zero-coupon treasury securities, respectively, the holders will pledge those securities with the collateral agent to secure their obligations under the related purchase contracts. Therefore, for so long as the purchase contracts remain in effect, holders will not be allowed to withdraw their pledged senior notes (or the specified portfolio of treasury securities, if a successful remarketing has occurred, or the specified tax event portfolio of treasury securities, if a tax event redemption date has occurred) or specified zero-coupon treasury securities from this pledge arrangement, except upon substitution of other securities as described in this prospectus supplement.

      In addition, notwithstanding the automatic termination of the purchase contracts, if we become the subject of a case under the U.S. bankruptcy code, imposition of an automatic stay under Section 362 of the U.S. bankruptcy code may delay the delivery to you of your securities being held as collateral under the pledge arrangement, and such delay may continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and return your collateral to you.

The purchase contract agreement will not be qualified under the Trust Indenture Act of 1939; the obligations of the purchase contract agent will be limited.

      The purchase contract agreement relating to the normal units will not be qualified under the Trust Indenture Act of 1939. The purchase contract agent under the purchase contract agreement, who will act as the agent and the attorney-in-fact for the holders of the normal units, will not be qualified as a trustee under the Trust Indenture Act of 1939. Accordingly, holders of the normal units will not have the benefits of the protections of the Trust Indenture Act of 1939 other than to the extent applicable to a senior note included in a normal unit. Under the terms of the purchase contract agreement, the purchase contract agent will have only limited obligations to the holders of the normal units.

The secondary market for the units may be illiquid.

      We are unable to predict how the normal units will trade in the secondary market or whether that market will be liquid or illiquid. There is currently no secondary market for the normal units. We have been approved to list the normal units on the New York Stock Exchange, subject to official notice of issuance. We will not initially list either the stripped units or the senior notes; however, if either of these securities is separately traded to a sufficient extent that applicable exchange listing requirements are met, we may attempt to list those securities on the exchange on which the normal units are then listed. We cannot provide assurance that a listing application for stripped units or senior notes will be accepted or, if accepted, that the normal units, stripped units or senior notes will not be delisted from the New York Stock Exchange or that trading in the normal units, stripped units or senior notes will not be suspended as a result of elections to create stripped units or recreate normal units through the substitution of collateral that causes the number of these securities to fall below the applicable requirements for listing securities on the New York Stock Exchange.

      We have been advised by the underwriters that they presently intend to make a market for the normal units; however, they are not obligated to do so and any market making may be discontinued at any time. There can be no assurance as to the liquidity of any market that may develop for the normal units, the stripped units or the senior notes, your ability to sell such securities or whether a trading market, if it develops, will continue. In addition, in the event that sufficient numbers of normal units are converted to stripped units, the liquidity of normal units could be adversely affected.

We may redeem the senior notes upon the occurrence of a tax event.

      We have the option to redeem the senior notes in cash, on not less than 30 days’ nor more than 60 days’ prior written notice, in whole but not in part, at any time if a tax event occurs under the circumstances described in this prospectus supplement. If we exercise this option, we will redeem the senior notes at the redemption price described in this prospectus supplement under “Description of the Senior Notes — Tax Event Redemption.” There can be no assurance as to the effect on the market prices of the normal units if we substitute the specified tax event portfolio of treasury securities as collateral in place of any senior notes so redeemed. A tax event redemption will be a taxable event to the holders of the senior notes.

The United States federal income tax consequences of the purchase, ownership and disposition of the normal units are unclear.

      No statutory, judicial or administrative authority directly addresses the treatment of the normal units or instruments similar to the normal units for United States federal income tax purposes. As a result, the United States federal income tax consequences of the purchase, ownership and disposition of the normal units are unclear. In addition, any gain on the disposition of a senior note prior to the stock purchase date will generally be treated as ordinary interest income; thus, the ability to offset such interest income with a loss, if any, on a purchase contract may be limited.

Because the senior notes will be issued with original issue discount, you will have to include interest in your taxable income before you receive cash.

      Because the senior notes should be treated as contingent payment debt instruments, original issue discount will accrue from the issue date of the senior notes and will be included in your gross income for United States federal income tax purposes before you receive a cash payment to which the income is attributable and in an amount greater than the interest payable on the senior notes on or prior to May 16, 2005.

The trading price of the senior notes may not fully reflect the value of their accrued but unpaid interest.

      The senior notes may trade at a price that does not fully reflect the value of their accrued but unpaid interest. If you dispose of your senior notes between record dates for interest payments, you will be required to include in gross income the daily portions of original issue discount through the date of disposition in income as ordinary income and to add this amount to your adjusted tax basis in the notes disposed of. To the extent the selling price is less than your adjusted tax basis, you will recognize a loss.

We depend on payments from our subsidiaries, and claims of holders rank junior to those of creditors of our subsidiaries.

      Because we are a holding company that conducts substantially all of its operations through subsidiaries, holders of the senior notes will generally have a junior position to claims of creditors of those subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and preferred stockholders, if any. Our subsidiaries, principally Detroit Edison and MichCon, from time to time incur debt to finance their business activities. Substantially all of the physical properties of Detroit Edison and MichCon are subject to the liens of their respective mortgage indentures as security for the payment of outstanding mortgage bonds. At March 31, 2002, approximately $4.7 billion of outstanding indebtedness, consisting of indebtedness of our subsidiaries, would rank effectively senior to the senior notes.

      Our assets consist primarily of investment in subsidiaries. Our ability to service indebtedness, including the senior notes, depends on the earnings of our subsidiaries and the distribution or other payment from subsidiaries of earnings to us in the form of dividends, loans or advances, and repayment of loans and advances from us. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due under the senior notes or to make payments to us in order for us to pay our obligations under the senior notes. In addition, Detroit Edison has the right to defer interest payments on its outstanding junior subordinated debentures. In the event it exercises this right, Detroit Edison may not declare or pay dividends on, or redeem, purchase or acquire, any of its capital stock during the deferral period. Enterprises has outstanding debentures which have similar restrictions.

Risks Related to our Business

We may not be able to realize fully the cost savings and other benefits expected to be realized in connection with the merger with MCN, which may adversely affect our earnings and financial condition.

      The merger on May 31, 2001 involved the integration of two large companies that previously operated independently of each other and the successful combination of the two business enterprises may take an extended period of time. Further, coordinating the operations has involved a number of risks. Our inability to realize the full extent of the anticipated benefits of the merger, including anticipated cost savings, as well as delays encountered in the transition process, could have a material adverse effect upon our revenues, level of expenses, operating results and financial condition. See also “Cautionary Statements Regarding Forward-Looking Statements” in this prospectus supplement.

Changes in regulatory environment and increased competition may result in decreased earnings.

      The merger has combined two companies that to a large extent share a common regulatory environment and are affected by a number of similar factors, including deregulation and increased competition. Michigan is addressing competition in the electric industry and the impact, if any, of the adoption and implementation of one or more regulatory orders and/or statutes is currently unknown. Effective January 1, 2002, Michigan expanded its Electric Customer Choice Program whereby all electric customers can choose to purchase their electricity from suppliers other than their local utility. Detroit Edison expects to lose 5% to 8% of its retail sales as a result of customers choosing to participate in the Electric Choice Program during 2002. To the extent Detroit Edison experiences net stranded costs as a result of customers switching to an alternative electric supplier, we believe Michigan legislation provides for the recovery of such stranded costs. Detroit Edison has issues with the Michigan Public Service Commission’s methodology of calculating net stranded costs and has asked for rehearing, clarification and substantial changes on certain aspects of the applicable order.

      Furthermore, the utility industry has been undergoing dramatic structural change for several years, resulting in increasing competitive pressures faced by electric and natural gas utility companies. Increased competition may create greater risks to the stability of utility earnings generally and may in the future reduce our earnings from retail electric and natural gas sales. In a deregulated environment, formerly regulated utility companies that are not responsive to a competitive energy marketplace may suffer erosion in market share, revenues and profits as competitors gain access to their customers. See also “Cautionary Statements Regarding Forward-Looking Statements” in this prospectus supplement.

      From time to time the demand for power required to meet our obligations exceeds our available generation capacity. When this occurs, we have to buy power on the market. Currently, we do not have the ability to pass increased fuel or purchased power costs on to our customers. Since these situations most often occur during periods of peak demand, the market price for power at that time may be very high.

We are subject to risks associated with a changing economic and national regulatory environment

      The September 11, 2001 terrorists’ attack on the United States and the ongoing war against terrorism by the United States have resulted in greater uncertainty in the financial markets. Additionally, the availability and cost of capital for our business and that of our competitors could be adversely affected by the bankruptcy of Enron Corporation and disclosures by Enron and other energy companies of their trading practices involving electricity and natural gas. The insurance industry has also been disrupted by these events. As a result, the availability and terms of insurance covering risks we and our competitors typically insure against may be adversely affected.

      At the same time, the national regulatory climate for the utility industry has been undergoing substantial changes, and may continue to do so in the future. For example, the FERC has initiated a fact-finding investigation into whether any entity, including Enron, manipulated short-term prices in electric energy or natural gas markets in the western United States, or otherwise exercised undue influence over wholesale prices in the west from January 1, 2000 forward. The FERC has requested information concerning “wash”, “round trip” or “sell/buy back” trading in the U.S. portion of the WSCC, and/or Texas, which involves the sale of an electricity product or natural gas to another company together with a simultaneous purchase of the same product at the same price (collectively, “wash sales”). The FERC also has requested information from designated companies that were sellers of wholesale electricity and/or ancillary services to the Cal ISO and/or the Cal PX during the years 2000-2001 with respect to specified potentially manipulative trading strategies, including “ricochet” or “megawatt laundering” trades, in which a company buys energy from the Cal PX and exports such energy to another entity, which charges a small fee, and the first company resells the energy back to the Cal ISO in the real-time market. Press reports indicate that the Securities and Exchange Commission, or SEC, and the Commodity Futures Trading Commission are also looking into “wash sale” and other trading practices. These investigations and related developments also may result in new regulatory initiatives. We are unable to predict the impact of such developments on our business. We describe our response to the FERC investigation under “Summary — DTE Energy Company — Recent Developments” in this prospectus supplement.

      Also, repeal of PUHCA has been proposed, but it is unclear whether or when repeal will occur. It is unclear to what extent repeal of PUHCA would result in additional or new regulatory oversight or action at the federal and state levels, or what the impact of those developments might be on our business.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement or the accompanying prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), with respect to the financial condition, results of operations and business of DTE Energy. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions in this prospectus supplement, the accompanying prospectus or in documents incorporated herein or therein.

      These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause actual results to differ from those contemplated by the forward-looking statements include, among others, the following variables:

•	interest rates;

•	the use of derivative instruments and their related accounting treatment;

•	the level of borrowings;

•	the effects of weather and other natural phenomena on utility and energy operations;

•	actual sales;

•	the capital intensive nature of our business;

•	economic climate and growth in the geographic areas in which we, and our subsidiaries, do business;

•	the uncertainty of gas and oil reserve estimates;

•	the timing and extent of changes in commodity prices for electricity, natural gas, natural gas liquids, methanol and crude oil;

•	unscheduled generation outages, maintenance or repairs;

•	nuclear power plant performance;

•	the nature, availability and projected profitability of potential projects and other investments available to us;

•	conditions of capital markets and equity markets, including the effect of pension plan reporting and required adjustments;

•	the timing and results of major transactions;

•	changes in and recovery of the cost of fuel, natural gas and purchased power due to ongoing regulatory proceedings;

•	the effects of increased competition from other energy suppliers and the phased-in implementation of customer choice, as well as alternative forms of energy;

•	the implementation of utility restructuring in Michigan (which involves pending regulatory and related judicial proceedings, and actual and possible reductions in authorized rates and earnings);

•	the effects of changes in governmental policies and related costs, including income taxes and environmental compliance and nuclear requirements, and our ability to recover these costs through rate increases;

•	the impact of FERC proceedings and regulations; and

•	the contributions to earnings by our non-regulated businesses.

      In addition, expected results will be affected by DTE Energy’s merger with MCN, financial results of which have not yet been reflected in DTE Energy’s consolidated financial statements for a complete fiscal year, and the timing of the accretive effect of such merger.

      Because such forward-looking statements are subject to assumptions, risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus supplement or the date of any document incorporated by reference.

      All subsequent written and oral forward-looking statements attributable to DTE Energy or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

      The factors discussed above and other factors are discussed more completely in our public filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2001.

ACCOUNTING TREATMENT

Balance Sheet

      We will recognize the fair value of the senior notes as a liability. We expect the fair value of each senior note to be $25. The purchase contracts are forward transactions in our common stock. We expect the fair value of each purchase contract to be $0. We will not recognize any subsequent changes in the fair value of the purchase contract or the senior notes. When we settle the purchase contracts we will issue our common stock and the amount we receive will be added to equity. We will recognize the present value of the annual contract adjustment payment as a liability with an offsetting reduction in equity.

Income Statement

      The quarterly interest payments on the senior notes will be recognized as interest expense. Quarterly contract adjustment payments will be allocated between the liability recognized at date of issuance and interest expense based on a constant rate over the term of the purchase contract.

      Fees and expenses incurred in connection with this offering will be allocated between the senior notes and the purchase contracts. The amount allocated to the senior notes will be deferred and recognized as interest expense over the term of the senior notes. The amount allocated to the purchase contracts will be charged to equity.

Earnings per Share

      Before the settlement of the purchase contracts, we will consider the shares to be issued under the purchase contracts in our calculation of diluted earnings per share using the treasury stock method. Under this method, we will increase diluted shares by the number of shares we would be required to issue to settle the purchase contracts and we will decrease diluted shares outstanding by the number of shares that we could purchase using the proceeds from the settlement of the purchase contracts. We anticipate that there will be no dilution of our earnings per share except during the periods when the average price of our common stock is above $51.90.

Other Matters

      Both the Financial Accounting Standards Board and its Emerging Issues Task Force continue to study the accounting for financial instruments and derivatives instruments including instruments such as the purchase contracts. It is possible that our accounting for the purchase contracts and the senior notes could be affected by any new accounting standards that might be issued by these groups.

USE OF PROCEEDS

      We estimate that our net proceeds from the sale of normal units in this offering, after deducting underwriting discounts and commissions and the estimated expenses of this offering payable by us, will be approximately $145.1 million, or $166.9 million if the underwriters exercise their over-allotment option in full to purchase additional normal units. The net proceeds to us from the concurrent common stock offering are estimated to be approximately $229.9 million, or $264.4 million if the underwriters in that offering exercise their over-allotment option in full to purchase additional shares of common stock, after deducting estimated underwriting discounts and commissions and offering expenses. We are not required to sell the common stock in order to sell the normal units in this offering.

      We anticipate using the aggregate net proceeds from this offering and the common stock offering for general corporate purposes, including the repayment of short-term debt. At May 31, 2002, we had approximately $918 million of consolidated short-term debt outstanding, consisting primarily of commercial paper, with a weighted average interest rate of 2.1% per annum.

CAPITALIZATION

      The following table sets forth our cash, cash equivalents and restricted cash, short-term debt and current portion of long-term debt and capital lease obligations, long-term debt, DTE Energy or Enterprises-obligated mandatorily redeemable preferred securities of subsidiaries holding solely debentures of DTE Energy or Enterprises, common shareholders’ equity and total capitalization as of March 31, 2002: (i) on a historical basis; and (ii) as adjusted to give effect to (a) the reduction of short-term debt from the application of the net proceeds of this offering of 6,000,000 equity units and our concurrent offering of 5,500,000 shares of our common stock (assuming no exercise of the over-allotment option in either offering) and (b) our offering in April 2002 of $200 million aggregate principal amount of notes and application of the net proceeds thereof. The table should be read in conjunction with our consolidated financial statements and the related notes and the consolidated financial statements and related notes of MCN incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2002

	Historical	As Adjusted

	(unaudited)
	(in millions)
Cash, cash equivalents and restricted cash	$169	$169

Short-term debt and current portion of long-term debt and capital lease obligations	$1,602	$1,132

Long-term debt:
Mortgage bonds, notes and other	5,615	5,865
Securitization bonds	1,625	1,625
Non-current portion of capital lease obligations	90	90

Total long-term debt	$7,330	$7,580
Obligated mandatorily redeemable preferred securities of subsidiaries holding solely debentures of DTE Energy or Enterprises	273	273
Common shareholders’ equity	4,677	4,890	(a)

Total capitalization	$13,882	$13,875

(a)	This amount includes a reduction in equity of $17 million that represents the present value of the obligation to make contract adjustment payments in connection with the purchase contracts included as part of this offering of equity security units.

RATIO OF EARNINGS TO FIXED CHARGES

      Our ratio of earnings to fixed charges were as follows for the periods indicated in the table below:

		Year Ended December 31,
	Three Months Ended
	March 31, 2002	2001	2000	1999	1998	1997

Ratio of earnings to fixed charges	2.32	1.50	2.37	2.48	2.68	2.95

      Our ratios of earnings to fixed charges were computed based on:

•	“earnings,” which consist of consolidated income plus income taxes and fixed charges, except capitalized interest; and

•	“fixed charges,” which consist of consolidated interest on indebtedness, including capitalized interest, amortization of debt discount and expense, the estimated portion of rental expense attributable to interest, and preferred stock dividends of consolidated subsidiaries.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

      Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “DTE.” The following table sets forth, for the periods indicated, the range of high and low sale prices of the common stock and the cash dividends paid per share on the common stock. Prices are as reported on the New York Stock Exchange based on published financial sources. As of May 31, 2002, there were approximately 161,142,000 shares of our common stock outstanding.

	Common Stock

	High	Low	Dividend

Fiscal Year 2000:
First Quarter	$41.250	$28.438	$0.515
Second Quarter	$35.938	$28.875	$0.515
Third Quarter	$40.250	$30.438	$0.515
Fourth Quarter	$39.313	$34.938	$0.515
Fiscal Year 2001:
First Quarter	$40.200	$33.125	$0.515
Second Quarter	$47.130	$39.790	$0.515
Third Quarter	$47.040	$41.300	$0.515
Fourth Quarter	$45.000	$39.900	$0.515
Fiscal Year 2002:
First Quarter	$45.750	$39.650	$0.515
Second Quarter (through June 19, 2002)	$47.700	$42.650	$0.515	*

*	Payable on July 15, 2002 to holders of record on June 28, 2002.

      On June 19, 2002, the last reported sale price of our common stock on the New York Stock Exchange was $43.65 per share.

Shareholders

      As of May 1, 2002, approximately 113,000 holders of record held our common stock.

Dividend Policy

      The holders of our common stock are entitled to receive the dividends declared by our board of directors, provided funds are legally available for such dividends. We have been paying a per share dividend to our common shareholders of $2.06 on an annualized basis. We expect to maintain that level;

however, the payment of dividends will be determined from time to time by our board of directors. Various financing arrangements may impose certain restrictions on our ability to pay dividends. We will pay a quarterly dividend of $0.515 per share on July 15, 2002 to holders of record on June 28, 2002. The $0.515 quarterly dividend rate was established by Detroit Edison in 1993, and we have continued to pay dividends at that rate since being formed as the holding company for Detroit Edison in 1996.

DESCRIPTION OF THE EQUITY SECURITY UNITS

      We summarize below the principal terms of the normal units and the purchase contracts and those provisions of the senior notes relating to and comprising the normal units. The following description is only a summary. It supplements the description of purchase contracts, common stock, debt securities and units in the accompanying prospectus under the captions “Description of Common Stock Purchase Contracts and Units,” “Description of Capital Stock” and “Description of Debt Securities” and, to the extent it is inconsistent with the descriptions contained in the accompanying prospectus, replaces the description in the accompanying prospectus. You should read these descriptions together with the purchase contract agreement and the indenture for a complete understanding of the provisions that may be important to you. See “Information Incorporated by Reference” for more information about how to obtain a copy of those documents, as well as a form of certificate evidencing the normal units, form of purchase contract, a form of senior note, all of which we have filed or will file, as the case may be, with the SEC as exhibits to the registration statement of which this prospectus supplement forms a part.

Overview

      Each equity security unit, or normal unit, will be issued at the stated amount of $25 and will initially consist of:

(1) a purchase contract under which:

•	you will agree to purchase, and we will agree to sell, for $25, shares of our common stock on the stock purchase date, the number of which will be determined by the settlement rate described below, based on the average trading price of our common stock for a period preceding that date; and

•	we will pay you quarterly contract adjustment payments at the annual rate of 4.15% of the $25 stated amount as further described below (subject to our right to deferral as described below); and

(2) a senior note due August 16, 2007 with a principal amount of $25, on which we will pay interest quarterly at the initial annual rate of 4.60% until the earlier of the date of settlement of a successful remarketing of the senior notes or the stock purchase date, after which we will pay interest at the reset rate.

      The senior notes that are held as a part of the normal units will be owned by you but will initially be pledged to us to secure your obligations under the purchase contracts.

      A holder of normal units may elect at any time prior to a successful remarking or a tax event redemption, subject to certain exceptions described below under “— Creating Stripped Units and Recreating Normal Units,” to withdraw the pledged senior notes underlying the normal units and create stripped units by substituting, as pledged securities, specified zero-coupon treasury securities that will pay $25 on the business day immediately preceding the stock purchase date, the amount due on the stock purchase date under each purchase contract. If a holder of normal units elects to substitute the specified zero-coupon treasury securities as pledged securities, the pledged senior notes will be released from the pledge and delivered to the holder. The normal units would then become stripped units. A holder of stripped units may recreate at any time prior to a successful remarketing or a tax event redemption, subject to certain exceptions described below under “— Creating Stripped Units and Recreating Normal Units,” normal units by resubstituting the senior notes for the specified zero-coupon treasury securities underlying the stripped units. Because treasury securities are issued in whole multiples of $1,000, holders of normal units and stripped units may only make the substitution so as to create stripped units or recreate normal units, as the case may be, in whole multiples of 40 units.

      As a beneficial owner of a unit, you will be deemed to have:

•	irrevocably agreed to be bound by the terms of the purchase contract agreement, pledge agreement and purchase contract for so long as you remain a beneficial owner of such unit; and

•	appointed the purchase contract agent under the purchase contract agreement as your agent and attorney-in-fact to enter into and perform the purchase contract on your behalf.

In addition, as a beneficial owner of a normal unit, you will be deemed by your acceptance of the normal unit to have agreed, for all tax purposes, to treat yourself as the owner of the related senior notes (or after a successful remarketing, the specified portfolio of treasury securities, or a tax event redemption date, the specified tax event portfolio of treasury securities) and to treat the senior notes as our indebtedness.

      At the closing of the offering of the normal units, the underwriters will purchase the normal units. The purchase price of each normal unit will be allocated by us between the related purchase contract and the related senior note. The senior notes will then be pledged to the collateral agent to secure the holders’ obligations owed to us under the purchase contracts.

      We will enter into:

•	a purchase contract agreement with The Bank of New York, as purchase contract agent, governing the appointment of the purchase contract agent as the agent and attorney-in-fact for the holders of the units, the purchase contracts, the transfer, exchange or replacement of certificates representing the units and certain other matters relating to the units; and

•	a pledge agreement with The Bank of New York, as collateral agent and securities intermediary creating a pledge and security interest for our benefit to secure the obligations of holders of units under the purchase contracts. The pledge agreement will also provide for The Bank of New York to act as custodial agent with respect to the senior notes not held as a part of the normal units.

Creating Stripped Units and Recreating Normal Units

      Prior to a successful remarketing or a tax event redemption, subject to certain exceptions described below, holders of normal units will have the ability to “strip” those normal units, by depositing with the collateral agent specified zero-coupon treasury securities, thereby creating “stripped units,” and holders of stripped units will have the ability to recreate normal units from their stripped units by depositing with the collateral agent senior notes, as described in more detail below. Holders who elect to create stripped units or recreate normal units will be responsible for any related fees or expenses.

     Creating Stripped Units

      Each holder of normal units may create stripped units only prior to a successful remarketing or a tax event redemption, subject to the exception set forth in the following sentence, and withdraw the pledged senior notes underlying such holder’s normal units by substituting, as pledged securities, the specified zero-coupon treasury securities described below that will pay $25 on the business day immediately preceding the stock purchase date, the amount due on the stock purchase date under the purchase contract. Holders of normal units may create stripped units at any time prior to a successful remarketing or a tax event redemption, except that they may not create stripped units after 5:00 p.m., New York City time, on the fourth business day immediately preceding the first business day of any remarketing period and, if applicable, before 9:00 a.m., New York City time, on the fourth business day immediately succeeding the third business day in a remarketing period.

      In order to create stripped units, a holder of normal units must substitute, as pledged securities, zero-coupon U.S. treasury securities (CUSIP No. 912803AG8), which mature on August 15, 2005. Upon creation of the stripped units, the zero-coupon treasury securities will be pledged with the collateral agent to secure the holder’s obligation to purchase shares of our common stock under the purchase contract, and the pledged senior notes underlying the holder’s normal units will be released. Because treasury securities are issued in whole multiples of $1,000, holders of normal units may only make the substitution so as to create stripped units in whole multiples of 40 normal units.

      To create stripped units, you must:

•	deposit with the collateral agent the zero-coupon treasury securities described above, which will be substituted for the pledged senior notes underlying your normal units and pledged with the collateral agent to secure your obligation to purchase shares of our common stock under the purchase contract;

•	transfer the normal units to the purchase contract agent; and

•	deliver a notice to the purchase contract agent stating that you have deposited the specified zero-coupon treasury securities with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the pledged senior notes underlying your normal units.

      Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will effect the release to the purchase contract agent of the underlying pledged senior notes from the pledge under the pledge agreement free and clear of our security interest. The purchase contract agent will then:

•	cancel your normal units;

•	transfer to you the underlying pledged senior notes; and

•	deliver to you the stripped units.

      Any senior notes released to you will be tradeable separately from the resulting stripped units. Interest on the senior notes will continue to be payable in accordance with their terms.

     Recreating Normal Units

      Each holder of stripped units may recreate normal units only prior to a successful remarketing or a tax event redemption, subject to the exception set forth in the following sentence, by substituting, as pledged securities, senior notes for the pledged zero-coupon treasury securities underlying the stripped units. Holders may recreate normal units at any time prior to a successful remarketing or a tax event redemption, except that they may not recreate normal units after 5:00 p.m., New York City time, on the fourth business day immediately preceding the first business day of any remarketing period and, if applicable, before 9:00 a.m., New York City time, on the fourth business day immediately succeeding the third business day in a remarketing period.

      Upon recreation of the normal units, the senior notes will be pledged with the collateral agent to secure the holder’s obligation to purchase shares of our common stock under the purchase contract, and the pledged zero-coupon treasury securities underlying the stripped units will be released. Because treasury securities are issued in integral multiples of $1,000, holders of stripped units may only make the substitution so as to recreate normal units in integral multiples of 40 stripped units.

      To recreate normal units from stripped units, you must:

•	deposit with the collateral agent senior notes having an aggregate principal amount equal to the aggregate stated amount of your stripped units, which will be substituted for the pledged zero-coupon treasury securities underlying your stripped units and pledged with the collateral agent to secure your obligation to purchase shares of our common stock under the purchase contract;

•	transfer the stripped units to the purchase contract agent; and

•	deliver a notice to the purchase contract agent stating that you have deposited the senior notes with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the pledged treasury securities underlying those stripped units.

      Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will effect the release to the purchase contract agent of the underlying pledged zero-coupon treasury securities from the pledge under the pledge agreement free and clear of our security interest. The purchase contract agent will then:

•	cancel the stripped units;

•	transfer to you the underlying pledged zero-coupon treasury securities; and

•	deliver to you the normal units.

Current Payments

      If you hold a normal unit, you will receive:

•	quarterly contract adjustment payments on the purchase contract at the annual rate of 4.15% of the $25 stated amount through and including the stock purchase date; and

•	quarterly interest payments on the pledged senior note at the annual rate of 4.60% of the $25 principal amount for the quarterly interest payments due on and before May 16, 2005. On August 16, 2005, if the senior notes are successfully remarketed prior to the stock purchase date, you will receive a quarterly interest payment on the pledged portfolio of treasury securities that are substituted for the senior note at an annual rate of 4.60%; if the senior notes are not successfully remarketed prior to the stock purchase date, you will continue to receive a quarterly interest payment on the pledged senior note at the annual rate of 4.60%. That is, on the stock purchase date, you will receive a quarterly interest payment at the same annual rate as all previous quarterly interest payments, regardless of whether the remarketing was successful.

      If you hold a stripped unit, you will only be entitled to receive quarterly contract adjustment payments on the purchase contract at the annual rate of 4.15% of the $25 stated amount through and including the stock purchase date. In addition, original issue discount will accrue on the pledged zero-coupon treasury securities that are part of the stripped unit.

      We may defer the contract adjustment payments until the stock purchase date, as described below under “— Option to Defer Contract Adjustment Payments.”

      If you hold a senior note separately from a unit, you will receive only the quarterly interest payments on the senior note. The senior notes will pay interest at the initial annual rate of 4.60% of the $25 principal amount for the quarterly interest payments due on and before May 16, 2005. If the senior notes are successfully remarketed on the third business day immediately preceding May 16, 2005, the last quarterly interest payment date prior to the stock purchase date, the senior notes will pay interest at the reset rate for the quarterly interest payments due on and after August 16, 2005 until their maturity on August 16, 2007. However, if the remarketing agent cannot establish a reset rate that results in a successful remarketing on the initial remarketing date, the interest rate will continue to be the initial annual rate of 4.60% until the remarketing agent can, on a later remarketing date prior to the stock purchase date, establish a reset rate that results in a successful remarketing. In that event, the quarterly interest payment due on August 16, 2005 will be calculated in part at the initial annual rate of 4.60% and in part at the reset rate (commencing on the date of settlement of the successful remarketing). Interest payable on the senior notes thereafter and until their maturity on August 16, 2007 will be at the reset rate. If no remarketing occurs at all, the interest rate will be reset as of August 16, 2005 as described under “Description of the Senior Notes — Interest.”

      Contract adjustment payments and interest payments on the senior notes payable for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and

(2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month. Contract adjustment payments will accumulate and interest on the senior notes will accrue from June 25, 2002 and will be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing August 16, 2002. If the purchase contracts are settled early (at your option) or terminated (upon the occurrence of certain events of bankruptcy, insolvency, or reorganization with respect to us), you will have no right to receive any accumulated and unpaid and deferred contract adjustment payments.

      Contract adjustment payments on the purchase contracts and interest payments on the senior notes will equal the amount of payments accumulated or accrued, respectively, from and including the immediately preceding payment date (or from and including the date of issue of the normal units, if no payment has been made) to but excluding the applicable payment date or the stock purchase date, as the case may be.

      Our obligations with respect to the contract adjustment payments and the senior notes will be unsecured and will rank equally with all our other unsecured and unsubordinated indebtedness. For additional information on the ranking of the senior notes, see “Description of the Senior Notes — General.”

      Contract adjustment payments and interest payments on the senior notes will be payable, as applicable, to the holders of units as they are registered on the books and records of the purchase contract agent on the relevant record dates. So long as the units remain in book-entry form only, the record date will be the business day prior to the relevant payment dates. Contract adjustment payments will be paid through the purchase contract agent, which will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts that are a part of such units. Subject to any applicable laws and regulations, each interest payment will be made as described under “Description of the Senior Notes — Book-Entry and Settlement” below. If the units do not remain in book-entry form only, the relevant record date will be the first day of the month in which the relevant payment date occurs. If any date on which these payments and distributions are to be made is not a business day, then amounts payable on that date will be made on the next day that is a business day without any interest or other payment in respect of the delay, except that, if the business day is in the next calendar year, payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled payment date.

Option to Defer Contract Adjustment Payments

      We may, at our option and upon prior written notice to the holders of the units and the purchase contract agent, defer the payment of contract adjustment payments on the purchase contracts held as a part of the normal units and stripped units until no later than the stock purchase date. We will pay additional contract adjustment payments on any deferred installments of contract adjustment payments at the rate of 8.75% per year (compounded quarterly) until paid. However, if a purchase contracts is settled early or terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us), the right to receive accumulated and unpaid contract adjustment payments and deferred contract adjustment payments will terminate.

      If we elect to defer the payment of contract adjustment payments on the purchase contracts until the stock purchase date, we may elect to pay each holder of normal units and stripped units on the stock purchase date in respect of the deferred contract adjustment payments, in lieu of a cash payment, a number of shares of our common stock equal to (a) the aggregate amount of deferred contract adjustment payments payable to the holder (net of any required withholding tax) divided by (b) the applicable market value (as defined below under “— Description of the Purchase Contracts”). If we elect to pay deferred contract adjustment payments on the stock purchase date in common stock, we will not issue any fractional shares of our common stock. In lieu of fractional shares otherwise issuable with respect to such payment of deferred contract adjustment payments, the holder will be entitled to receive an amount in cash equal to the fraction of a share times the applicable market value.

      If we exercise our option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, we will not, and we will not permit any subsidiary of ours to, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any class of our common stock other than:

•	purchases, redemptions or acquisitions of shares of our common stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers or directors or a stock purchase or dividend reinvestment plan, or the satisfaction by us of our obligations pursuant to any contract or security outstanding on the date of such event;

•	as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of the capital stock;

•	the purchase of fractional interests in shares of our common stock pursuant to the conversion or exchange provisions of the security being converted or exchanged;

•	dividends or distributions in our common stock (or rights to acquire our common stock), or repurchases, redemptions or acquisitions of our common stock in connection with the issuance or exchange of common stock (or securities convertible into or exchangeable for shares of our common stock); or

•	redemptions, exchanges or repurchases of any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future.

Description of the Purchase Contracts

      Each purchase contract underlying a unit, unless earlier settled or terminated, will obligate you to purchase, and us to sell, for $25, on the stock purchase date, a number of newly issued shares of our common stock equal to the settlement rate.

      The settlement rate, which is the number of newly issued shares of our common stock issuable upon settlement of a purchase contract on the stock purchase date, subject to adjustment under certain circumstances as described under “— Anti-dilution Adjustments” below, will be as follows:

(1)	If the applicable market value of our common stock is equal to or greater than the threshold appreciation price of $51.90, which is approximately 20% above the reference price of $43.25, the settlement rate, which is equal to the stated amount of $25 divided by $51.90, will be 0.4817 shares of our common stock per purchase contract. Accordingly, if the market price for our common stock increases to an amount that is greater than $51.90 on the settlement date, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of our common stock, will be greater than $25, and if the market price equals $51.90, the aggregate market value of those shares, assuming that this market value is the same as the applicable market value of our common stock, will equal $25.

(2)	If the applicable market value of our common stock is less than $51.90 but greater than $43.25, the settlement rate will be equal to the stated amount of $25 divided by the applicable market value of our common stock per purchase contract. Accordingly, if the market price for our common stock increases, but that market price is less than $51.90 on the settlement date, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of our common stock, will equal $25.

(3)	If the applicable market value of our common stock is less than or equal to $43.25, the settlement rate, which is equal to the stated amount of $25 divided by $43.25, will be 0.5780 shares of our common stock per purchase contract. Accordingly, if the market price for our common stock decreases to an amount that is less than $43.25 on the settlement date, the aggregate market value of the shares of our common stock issued upon settlement of each purchase contract, assuming that the market value is the same as the applicable market value of our common stock, will be less than $25, and if the market price equals $43.25, the aggregate market value of those shares, assuming that this market value is the same as the applicable market value of our common stock, will equal $25.

      The “applicable market value” of our common stock is the average of the closing prices per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the stock purchase date. The applicable market value will be subject to adjustment under certain circumstances as described under “— Anti-dilution Adjustments” solely for purposes of determining whether the settlement rate will be determined pursuant to paragraph (1), (2) or (3) above.

      For purposes of determining the applicable market value for our common stock, the closing price of our common stock on any date of determination means:

•	the closing sale price or, if no closing price is reported, the last reported sale price of our common stock on the New York Stock Exchange on that date;

•	if our common stock is not listed for trading on the New York Stock Exchange on any date, the closing sale price as reported in the composite transactions for the principal U.S. securities exchange on which our common stock is so listed;

•	if our common stock is not so listed on a U.S. national or regional securities exchange, the closing sale price as reported by the Nasdaq stock market;

•	if our common stock is not so reported, the last quoted bid price for our common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization; or

•	if that bid price is not available, the market value of our common stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

      A trading day is a day on which our common stock (1) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (2) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common stock.

Settlement

      Settlement of the purchase contracts will occur on the stock purchase date, unless:

•	you have settled the purchase contract not later than 11:00 a.m., New York City time, on the eleventh business day prior to the stock purchase date through the early delivery of cash to the purchase contract agent, as described under “— Early Settlement;”

•	we are involved in a merger prior to the stock purchase date in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, and you have settled the related purchase contract through an early settlement, as described under “— Early Settlement upon Cash Merger;” or

•	an event described under “— Termination of Purchase Contracts” has occurred.

      The settlement of the purchase contracts on the stock purchase date will occur as follows:

•	for stripped units and for normal units that, as a result of a successful remarketing or tax event redemption, include the pledged specified portfolio of treasury securities or pledged specified tax event portfolio of treasury securities, the cash payments received when the treasury securities mature will automatically be applied to satisfy in full your obligation to purchase shares of our common stock under the purchase contracts (as well as our obligation to pay the interest scheduled to be paid on that date with respect to the normal units);

•	for normal units the holders of which have settled the purchase contracts by cash settlement through the delivery of cash not later than 11:00 a.m., New York City time, on the eighth business day immediately preceding the stock purchase date, the cash payments received will automatically be applied to satisfy in full your obligation to purchase shares of our common stock under the purchase contracts; and

•	for normal units in which the senior notes are held as a part of the normal units because the senior notes have not been successfully remarketed, we will exercise our rights as a secured party to retain or dispose of the senior notes in accordance with applicable law in satisfaction of your obligation to purchase shares of our common stock under the purchase contracts.

      Shares of our common stock will then be issued and delivered to you or your designee, upon payment of the applicable consideration, presentation and surrender of the certificate evidencing the normal units or stripped units, if the normal units or stripped units are held in certificated form, and payment by you of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than you. Prior to the date on which shares of our common stock are issued in settlement of purchase contracts, shares of our common stock underlying the related purchase contracts will not be deemed to be outstanding for any purpose and you will have no rights with respect to the common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the purchase contracts.

      No fractional shares of common stock will be issued by us pursuant to the purchase contracts. In place of fractional shares otherwise issuable, you will be entitled to receive an amount of cash equal to the fractional share, calculated on an aggregate basis in respect of the purchase contracts you are settling, times the applicable market value.

Remarketing

      The senior notes held by each holder of a normal unit will be subject to a remarketing on the initial remarketing date, which will be the third business day immediately preceding May 16, 2005, the last quarterly payment date before the stock purchase date. The proceeds of such remarketing will be used to purchase a specified portfolio of treasury securities, which will be pledged to secure the obligations of such participating holder of the normal unit under the related purchase contract. The proceeds received on the business day immediately preceding the stock purchase date when the pledged treasury securities underlying the normal units of such holder mature will be used to satisfy such participating holder’s obligation to purchase shares of our common stock on the stock purchase date.

      We will enter into a remarketing agreement with a nationally recognized investment banking firm, pursuant to which that firm will agree, as remarketing agent, to use its commercially reasonable best efforts to:

•	establish a reset rate on the remarketing date that will be sufficient to cause the aggregate market value at the remarketing date of all the senior notes being remarketed (which shall be all senior notes held as a part of the normal units and all senior notes held separately by holders who have elected to have their senior notes participate in the remarketing) to be equal to approximately, but not less than, 100.50% of the remarketing value; and

•	sell the senior notes participating in the remarketing at a price equal to approximately, but not less than, 100.50% of the remarketing value.

      The “remarketing value” will be equal to the sum of:

(1) the value at the remarketing date of such amount of treasury securities that will pay, on the business day immediately preceding the quarterly interest payment date falling on the stock purchase date, an amount of cash equal to the aggregate interest payment that is scheduled to be payable on that quarterly payment date on each senior note participating in the remarketing, assuming for this purpose, even if not true, that the interest rate on the senior notes remains at the initial rate; and

(2) the value at the remarketing date of such amount of treasury securities that will pay, on the business day immediately preceding the stock purchase date, an amount of cash equal to $25 for each senior note participating in the remarketing.

      For purposes of (1) and (2) above, the value on the remarketing date of the treasury securities will assume that (a) the treasury securities are highly liquid treasury securities maturing on or within 35 days prior to the stock purchase date (as determined in good faith by the remarketing agent in a manner intended to minimize the cash value of the treasury securities) and (b) those treasury securities are valued based on the ask-side price of the treasury securities at a time between 9:00 a.m. and 11:00 a.m., New York City time, selected by the remarketing agent, on the remarketing date (as determined on a third-day settlement basis by a reasonable and customary means selected in good faith by the remarketing agent) plus accrued interest to that date.

      The remarketing agent will use the proceeds from the successful remarketing of the senior notes held as a part of the normal units to purchase, in the discretion of the remarketing agent in open market transactions or at treasury auction, the amount and the types of treasury securities described in (1) and (2) above, which it will deliver through the purchase contract agent to the collateral agent to secure the obligations under the related purchase contracts and to pay the quarterly interest payment on the normal units due on August 16, 2005. The remarketing agent will retain, as a remarketing fee, an amount not exceeding 25 basis points (0.25%) of the total proceeds from such remarketing. The remarketing agent will remit the remaining portion of the proceeds, if any, to the holders of the normal units.

      A holder of normal units that wishes not to participate in the remarketing and retain the senior notes underlying such holder’s normal units must create stripped units not later than 5:00 p.m., New York City time, on the fourth business day immediately preceding the first business day of the relevant remarketing period to satisfy such holder’s obligation under the related purchase contract. Nonetheless, the interest rate on such holder’s senior notes will be reset to the reset rate, regardless of whether the holder participated in the remarketing and whether the remarketing is successful.

      If the remarketing agent cannot establish a reset rate on the initial remarketing date that will be sufficient to cause the aggregate market value at the remarketing date of all the senior notes being remarketed (which shall be all senior notes held as a part of the normal units and all senior notes held separately by holders who have elected to have their senior notes participate in the remarketing) to be equal to approximately, but not less than, 100.50% of the remarketing value and thus cannot sell the senior notes participating in the remarketing on that remarketing date, the remarketing agent will attempt to establish a reset rate that results in a successful remarketing on each of the two immediately following business days. If the remarketing agent cannot establish a reset rate that results in a successful remarketing on either of those days, it will attempt to establish such a reset rate on each of the three business days immediately preceding July 1, 2005, which are expected to be June 28, 29 and 30, 2005.

      If the remarketing agent cannot establish such a reset rate during the June 28-30, 2005 period, it will further attempt to establish a reset rate on each of the seventh, sixth and fifth business days immediately preceding the stock purchase date, which are expected to be August 5, 8 and 9, 2005.

      We refer to each of these three three-business-day periods as “remarketing periods” in this prospectus supplement.

      If the remarketing agent successfully remarkets the senior notes during any remarketing period, the remarketing agent will notify us, the trustee and The Depository Trust Company (“DTC”) of the reset rate applicable to the senior notes. Thereafter, we will release notice of the reset rate applicable to the senior notes by means of Bloomberg and Reuters newswire. In addition, we will request that DTC notify its participants holding senior notes of the reset rate.

      If the remarketing agent fails to remarket the senior notes participating in the remarketing by the fifth business day immediately preceding the stock purchase date, we will exercise our rights as a secured party to dispose of the senior notes in accordance with applicable law and satisfy in full, from the proceeds of that disposition, the holders’ obligations to purchase common stock under the related purchase contracts.

      We will cause a notice of any failed remarketing period to be released on the fourth business day immediately following such period by means of Bloomberg and Reuters newswire. In addition, we will request, not later than seven nor more than 15 calendar days prior to any remarketing period, that DTC notify its participants holding senior notes, normal units and stripped units of the remarketing.

Notice to Settle with Cash

      If a remarketing has not been successful as of June 30, 2005 (the end of the second remarketing period) and a tax event redemption has not occurred, a holder of a normal unit may settle the purchase contract with separate cash not later than 11:00 a.m., New York City time, on the eighth business day immediately preceding the stock purchase date. A holder of a normal unit wishing to settle the purchase contract with separate cash must:

•	notify the purchase contract agent by presenting and surrendering the normal units certificate evidencing the normal unit at the offices of the purchase contract agent with the form of “Notice to Settle by Separate Cash” on the reverse side of the certificate completed and executed as indicated not earlier than 9:00 a.m., New York City time, on the tenth business day immediately preceding the stock purchase date and not later than 5:00 p.m., New York City time, on the ninth business day immediately preceding the stock purchase date; and

•	deliver payment in immediately available funds in an amount equal to $25 not later than 11:00 a.m., New York City time, on the eighth business day immediately preceding the stock purchase date.

      If a holder delivers the proper documentation and payment in a timely manner, the senior note (or the portfolio of treasury securities, if a successful remarketing has occurred, or the tax event portfolio of treasury securities, if a tax event redemption date has occurred) underlying that unit will be transferred to the holder free and clear of our security interest.

      If a holder of a normal unit who has given notice of its intention to settle the purchase contract with separate cash fails to deliver the cash to the collateral agent by to 11:00 a.m., New York City time, on the eighth business day immediately preceding the stock purchase date, the senior note which is held as a part of such holder’s normal unit will be remarketed in the third remarketing period and the proceeds of such remarketing will be used to satisfy in full the holder’s obligation to purchase shares of our common stock under the purchase contract.

Early Settlement

      At any time (other than the period starting at 5:00 p.m., New York City time, on the fourth business day immediately preceding the first business day of any remarketing period and ending 9:00 a.m., New York City time, on the fourth business day immediately succeeding the third business day in such remarketing period) not later than 11:00 a.m., New York City time, on the eleventh business day prior to the stock purchase date a holder may settle the purchase contracts by delivering to the purchase contract agent the related unit certificate with the form of “Election to Settle Early” on the reverse side of such certificate properly completed and executed and immediately available funds in an amount equal to $25 multiplied by the number of purchase contracts being settled; provided, that at that time, if so required under the United States federal securities laws, there is in effect a registration statement and a current prospectus is available covering the shares of common stock to be delivered in respect of the purchase contracts being settled. Holders may settle early only in units of 40 and whole multiples of 40; provided, that if the specified portfolio of treasury securities, as a result of a successful remarketing, or the specified tax event portfolio of treasury securities, as a result of a tax event redemption, has replaced the notes as a component of the normal units, holders of normal units may settle early only in whole multiples of 80,000 normal units. If such holder delivers the related unit certificate with the form of “Election to Settle Early” properly completed and executed and payment with respect to any purchase contract during the period from the close of business on any record date next preceding any payment date to the opening of business on such payment date, such holder must also deliver an amount equal to the quarterly contract adjustment payment payable on the payment date with respect to the purchase contract.

      No later than the third business day after an early settlement, we will issue, and the holder will be entitled to receive, 0.4817 shares of our common stock for each purchase contract being settled, regardless of the market price of our common stock on the date of early settlement, subject to adjustment under the circumstances described under “— Anti-dilution Adjustments” below. At that time, the holder’s right to receive future contract adjustment payments will terminate and you will not receive any accumulated and unpaid or deferred contract adjustment payments. The senior notes (or the portfolio of treasury securities, if a successful remarketing has occurred, or the tax event portfolio of treasury securities, if a tax event redemption date has occurred) or zero-coupon treasury securities underlying those units, as the case may be, will also be transferred to the holder free and clear of our security interest.

      We have agreed that, if required under the United States federal securities laws, we will use commercially reasonable efforts to (1) have in effect, subject to some exceptions, a registration statement covering the shares of common stock to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement process.

Early Settlement upon Cash Merger

      Prior to the stock purchase date, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents (“cash merger”), each holder of normal units or stripped units will have the right to accelerate and settle the purchase contract at the settlement rate in effect immediately before the cash merger; provided, that at that time, if so required under the United States federal securities laws, there is in effect a registration statement and a current prospectus is available covering the shares of common stock to be delivered in respect of the purchase contracts being settled. We refer to this right as the “merger early settlement right.”

      We will provide each of the holders with a notice of the completion of a cash merger within five business days thereof. The notice will specify a date, which shall not be less than 20 nor more than 30 days after the date of the notice, on which the optional early settlement will occur and a date by which each holder’s merger early settlement right must be exercised. The notice will set forth, among other things, the applicable settlement rate and the amount of the cash, securities and other consideration receivable by the holder upon settlement.

      To exercise the merger early settlement right, you must deliver to the purchase contract agent, not later than 5:00 p.m., New York City time, on the business day immediately preceding the merger early settlement date, the certificate evidencing your normal units or stripped units, if the normal units or stripped units are held in certificated form, and payment in the form of a certified or cashier’s check in an amount equal to $25 multiplied by the number of purchase contracts being settled. If you exercise the merger early settlement right, we will deliver to you on the merger early settlement date the kind and amount of securities, cash or other property that you would have been entitled to receive if you had settled the purchase contract immediately before the cash merger at the settlement rate in effect at such time. At that time, your right to receive future contract adjustment payments will terminate and you will not receive any accumulated and unpaid or deferred contract adjustment payments. You will also receive the senior notes (or the portfolio of treasury securities, if a successful remarketing has occurred, or the tax event portfolio of treasury securities, if a tax event redemption date has occurred) or zero-coupon treasury securities underlying those normal units or stripped units.

      Holders may exercise the merger early settlement right only in units of 40 and whole multiples of 40; provided, that if the specified portfolio of treasury securities, as a result of a successful remarketing, or the specified tax event portfolio of treasury securities, as a result of a tax event redemption, has replaced the notes as a component of the normal units, holders of normal units may exercise the merger early settlement right only in whole multiples of 80,000 normal units.

      If you do not elect to exercise your merger early settlement right, your normal units or stripped units will remain outstanding and subject to normal settlement on the stock purchase date.

      We have agreed that, if required under the United States federal securities laws, we will use commercially reasonable efforts to (1) have in effect, subject to some exceptions, a registration statement covering the shares of common stock to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement upon a cash merger.

Anti-dilution Adjustments

      The formula for determining the settlement rate (including in connection with an early settlement upon a cash merger), and the number of shares of our common stock to be delivered upon an early settlement (other than in connection with an early settlement upon a cash merger), may be adjusted if certain events occur, including:

(1) the payment of dividends or other distributions, in each case of our common stock on our common stock;

(2) the issuance to all holders of our common stock of rights or warrants, other than any dividend reinvestment or share purchase or similar plans, entitling them to subscribe for or purchase our common stock at less than the current market price thereof (as defined below);

(3) subdivisions, splits and combinations of our common stock;

(4) distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution covered by clause (1) or (2) above and any dividend or distribution paid exclusively in cash);

(5) distributions consisting exclusively of cash to all holders of our common stock in an aggregate amount that, when combined with:

(a) other all-cash distributions made within the preceding 12 months; and

(b) the cash and the fair market value, as of the date of expiration of the tender or exchange offer referred to below, of the consideration paid in respect of any tender or exchange offer by us or a subsidiary of ours for our common stock concluded within the preceding 12 months;

exceeds 15% of our aggregate market capitalization (such aggregate market capitalization being the product of the current market price of our common stock multiplied by the number of shares of common stock then outstanding) on the date fixed for the determination of shareholders entitled to receive such distribution; and

(6) the successful completion of a tender or exchange offer made by us or any subsidiary of ours for our common stock that involves an aggregate consideration that, when combined with:

(a) any cash and the fair market value of other consideration payable in respect of any other tender or exchange offer by us or a subsidiary of ours for our common stock concluded within the preceding 12 months; and

(b) the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months,

exceeds 15% of our aggregate market capitalization on the date of expiration of such tender or exchange offer.

      The “current market price” per share of our common stock on any day means the average of the daily closing prices for the five consecutive trading days preceding the earlier of the day preceding the day in question and the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term “ex date,” when used with respect to any issuance or distribution, means the first date on which our common stock trades without the right to receive the issuance or distribution.

      In the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive other securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of normal units, become a contract to purchase such other securities, cash or property instead of shares of our common stock. In such event, on the stock purchase date the settlement rate then in effect will be determined by reference to the value of the securities, cash or property a holder would have received if it had held the shares covered by the purchase contract when the applicable transaction occurred and the settlement rate will be applied to the value as of the stock purchase date of such securities, cash or property. Holders have the right to settle their obligations under the purchase contracts early in the event of certain cash mergers as described under “— Early Settlement upon Cash Merger.”

      In the case of the payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the settlement rate in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive that distribution will be increased by multiplying the settlement rate by a fraction

•	the numerator of which is the current market price of our common stock plus the fair market value, determined as described below, of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock; and

•	the denominator of which is the current market price of our common stock.

      The adjustment to the settlement rate under the preceding paragraph will occur at the earlier of:

•	the tenth trading day from, and including, the effective date of the spin-off; and

•	the date of the securities being offered in the initial public offering of the spin-off, if that initial public offering is effected simultaneously with the spin-off.

      For purposes of this section, “initial public offering” means the first time securities of the same class or type as the securities being distributed in the spin-off are offered to the public for cash in a bona fide offering.

      In the event of a spin-off that is not effected simultaneously with an initial public offering of the securities being distributed in the spin-off, the fair market value of the securities to be distributed to holders of our common stock means the average of the sale prices of those securities over the first 10 trading days after the effective date of the spin-off. Also, for purposes of such a spin-off, the current market price of our common stock means the average of the sales prices of our common stock over the first 10 trading days after the effective date of the spin-off.

      If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the fair market value of the securities being distributed in the spin-off means the initial public offering price, while the current market price of our common stock means the sale price of our common stock on the trading day on which the initial public offering price of the securities being distributed in the spin-off is determined.

      In addition, we may increase the settlement rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as a dividend or distribution for income tax purposes or for any other reasons.

      Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate will be required unless the adjustment would require an increase or decrease of at least 1% in the settlement rate. If any adjustment is not required to be made because it would not change the settlement rate by at least 1%, then the adjustment will be carried forward and taken into account in any subsequent adjustment.

      We will be required, as soon as practicable following the occurrence of an event that requires or permits an adjustment in the settlement rate, to provide written notice to the holders of normal units of the occurrence of that event. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to the settlement rate was determined and setting forth the revised settlement rate.

      Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of our common stock issuable upon early settlement of a purchase contract.

Pledged Securities and Pledge Agreement

      The senior notes (or specified portfolio of treasury securities, if a successful remarketing has occurred, or specified tax event portfolio of treasury securities, if a tax event redemption date has occurred) or specified zero-coupon treasury securities underlying the normal units or stripped units will be pledged to the collateral agent for our benefit. Under the pledge agreement, the pledged securities will secure the obligations of holders of normal units and stripped units to purchase shares of our common stock under the purchase contracts. A holder of a normal unit or a stripped unit cannot separate or separately transfer the purchase contract from the pledged securities underlying the normal units or stripped units. Your rights to the pledged securities will be subject to our security interest created by the pledge agreement. You will not be permitted to withdraw the pledged securities related to the normal units or stripped units from the pledge arrangement except:

•	to substitute specified zero-coupon treasury securities for the related pledged senior notes upon creation of a stripped unit;

•	to substitute senior notes for the related pledged zero-coupon treasury securities upon the recreation of a normal unit;

•	upon early settlement (whether or not in connection with a cash merger) of the purchase contracts;

•	upon cash settlement of the purchase contracts; or

•	upon termination of the purchase contracts.

      Subject to our security interest and the terms of the purchase contract agreement and the pledge agreement:

•	each holder of normal units that include senior notes will retain ownership of the senior notes and will be entitled through the purchase contract agent and the collateral agent to all of the rights of a holder of the senior notes, including interest payments, redemption and repayment rights; and

•	each holder of stripped units or normal units that include the specified portfolio of treasury securities as a result of a successful remarketing or tax event redemption will retain ownership of the specified treasury securities or the specified portfolio of treasury securities, as the case may be.

      We will have no interest in the pledged securities other than our security interest.

Quarterly Payments on Pledged Securities

      Except as described in “— Description of the Purchase Contracts,” the collateral agent, upon receipt of quarterly interest payments on the pledged securities underlying the normal units, will distribute those payments to the purchase contract agent, which will, in turn, distribute that amount to persons who were the holders of normal units on the record date for the payment. As long as the normal units remain in book-entry only form, the record date for any payment will be one business day before the payment date.

Termination of Purchase Contracts

      The purchase contracts, our related rights and obligations and those of the holders of the normal units or stripped units, including their rights to receive accumulated and unpaid contract adjustment payments or deferred contract adjustment payments and rights and obligations to purchase shares of our common stock, will automatically terminate upon the occurrence of particular events of our bankruptcy, insolvency or reorganization.

      Upon such a termination of the purchase contracts, the collateral agent will release the securities held by it to the purchase contract agent for distribution to the holders. If a holder would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any treasury security upon termination of the purchase contract, the purchase contract agent will dispose of the security for cash and pay the cash to the holder. Upon termination, however, the release and distribution may be subject to a delay. If we become the subject of a case under the U.S. bankruptcy code, a delay in the release of the pledged senior notes or treasury securities may occur as a result of the automatic stay under the bankruptcy code and continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and return your collateral to you.

The Purchase Contract Agreement

      Distributions on the normal units will be payable, purchase contracts will be settled and transfers of the normal units will be registrable at the office of the purchase contract agent in the Borough of Manhattan, The City of New York. In addition, if the normal units do not remain in book-entry form, payment of distributions on the normal units may be made, at our option, by check mailed to the address of the persons shown on the normal units register.

      If any quarterly payment date or the stock purchase date is not a business day, then any payment required to be made on that date must be made on the next business day (and so long as the payment is made on the next business day, without any interest or other payment on account of any such delay), except that if the next business day is in the next calendar year, the payment or settlement will be made on the prior business day with the same force and effect as if made on the payment date. A “business day” means any day other than Saturday, Sunday or any other day on which banking institutions and trust companies in the State of New York or at a place of payment are authorized or required by law, regulation or executive order to be closed.

      If your normal units or stripped units are held in certificated form and you fail to surrender the certificate evidencing your normal units or stripped units to the purchase contract agent on the stock purchase date, the shares of our common stock issuable in settlement of the related purchase contracts will be registered in the name of the purchase contract agent. These shares, together with any distributions on them, will be held by the purchase contract agent as agent for your benefit, until the certificate is presented and surrendered or you provide satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

      If your normal units or stripped units are held in certificated form and:

(1) the purchase contracts have terminated prior to the stock purchase date;

(2) the related pledged securities have been transferred to the purchase contract agent for distribution to the holders; and

(3) you fail to surrender the certificate evidencing your normal units or stripped units to the purchase contract agent,

the pledged securities that would otherwise be delivered to you and any related payments will be held by the purchase contract agent as agent for your benefit, until you present and surrender the certificate or provide the evidence and indemnity described above.

      The purchase contract agent will not be required to invest or to pay interest on any amounts held by it pending distribution.

      No service charge will be made for any registration of transfer or exchange of the normal units, except for any applicable tax or other governmental charge.

Modification

      The purchase contract agreement, the pledge agreement and the purchase contracts may be amended with the consent of the holders of a majority of the units at the time outstanding. However, no modification may, without the consent of the holder of each outstanding unit affected by the modification:

•	change any payment date;

•	change the amount or type of pledged securities required to be pledged to secure obligations under the units, impair the right of the holder of any pledged securities to receive distributions on the pledged securities underlying the units or otherwise adversely affect the holder’s rights in or to the pledged securities;

•	change the place or currency of payment for any amounts payable in respect of the units or decrease any other amounts receivable by holders in respect of the units;

•	reduce any contract adjustment payment or change the place or currency of that payment;

•	impair the right to institute suit for the enforcement of any purchase contract;

•	reduce the number of shares of common stock purchasable under any purchase contract, increase the price to purchase shares of common stock on settlement of any purchase contract, change the stock purchase date or otherwise materially adversely affect the holder’s rights under any purchase contract; or

•	reduce the above stated percentage of outstanding normal units the consent of whose holders is required for the modifications or amendment of the provisions of the purchase contract agreement, the pledge agreement or the purchase contracts.

Consolidation, Merger, Sale or Conveyance

      We will agree in the purchase contract agreement that we will not (1) merge with or into or consolidate with any other entity or (2) sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person, firm or corporation other than, with respect to clause (2), our direct or indirect wholly-owned subsidiaries, unless:

•	we are the continuing corporation or the successor corporation is a corporation organized under the laws of the United States of America or any state or the District of Columbia;

•	the successor entity expressly assumes our obligations under the purchase contract agreement, the pledge agreement, the purchase contracts and the remarketing agreement; and

•	we are not or such corporation is not, immediately after such merger, consolidation, sale, assignment, transfer, lease or conveyance, in default in the performance of any of our or its obligations under the purchase contract agreement, the pledge agreement, the purchase contracts or the remarketing agreement.

Title

      We, the purchase contract agent and the collateral agent may treat the registered holder of any units as the absolute owner of those units for the purpose of making payment and settling the related purchase contracts and for all other purposes.

Governing Law

      The purchase contract agreement, the pledge agreement, the remarketing agreement and the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Purchase Contract Agent

      The Bank of New York will initially act as purchase contract agent. The purchase contract agent will act as the agent and attorney-in-fact for the holders of normal units and stripped units from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary authority in connection with a default under the terms of the purchase contract agreement, the pledge agreement and the purchase contracts, or the pledged securities.

      The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. Resignation or replacement of the purchase contract agent would be effective upon the appointment of a successor.

      The purchase contract agent will also be the collateral agent and the trustee for the senior notes and is one of a number of banks with which we and our subsidiaries maintain ordinary banking and trust relationships. For more information on those relationships, see “Description of the Debt Securities — Regarding the Trustee” in the accompanying prospectus.

Information Concerning the Collateral Agent

      The Bank of New York will initially act as collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the normal units and stripped units except for the obligations owed by a pledgee of property to the owner thereof under the pledge agreement and applicable law.

      The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement will contain provisions under which the collateral agent may resign or be replaced. Resignation or replacement of the collateral agent would be effective upon the appointment of a successor.

      The pledge agreement will also provide for The Bank of New York to initially act as custodial agent with respect to senior notes that are held separately and not as a part of the normal units.

      The collateral agent is one of a number of banks with which we and our subsidiaries maintain ordinary banking and trust relationships. For more information on those relationships, see “Description of the Debt Securities — Regarding the Trustee” in the accompanying prospectus.

      Since The Bank of New York is serving as both the collateral agent and the purchase contract agent, if an event of default, except an event of default occurring as a result of a failed remarketing on the fifth business day immediately preceding August 16, 2005, occurs under the purchase contract agreement or the pledge agreement, The Bank of New York will resign as the collateral agent, but remain as the purchase contract agent. We will then select a new collateral agent in accordance with the terms of the pledge agreement.

Common Stock Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is The Detroit Edison Company, 2000 2nd Avenue, Detroit, Michigan 48226-1279.

Book-Entry System

      DTC will act as securities depositary for the normal units and stripped units. The normal units and stripped units will be issued only as fully-registered securities registered in the name of Cede & Co., DTC’s nominee. One or more fully-registered global security certificates, representing the total aggregate number of normal units or stripped units, will be issued and deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

      The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer beneficial interests in the normal units or stripped units so long as the normal units or stripped units are represented by global security certificates.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

      DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thus eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc., collectively referred to as participants. Access to the DTC system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly, collectively referred to as indirect participants. The rules applicable to DTC and its participants are on file with the SEC.

      No normal units or stripped units represented by global security certificates may be exchanged in whole or in part for certificated normal units or stripped units registered, and no transfer of global security certificates will be made in whole or in part for certificated normal units or stripped units registered, and no transfer of global security certificates in whole or part may be registered, in the name of any person other than DTC or any nominee of DTC, unless, however,

•	DTC has notified us that it is unwilling or unable to continue as depositary for the global security certificates and no successor depository has been appointed within 90 days after this notice;

•	DTC has ceased to be qualified to act as required by the purchase contract agreement and no successor depository has been appointed within 90 days after we learn that DTC is no longer qualified; or

•	we determine that we will no longer have normal units or stripped units represented by global securities or permit any of the global securities certificates to be exchangeable or there is a continuing default by us in respect of our obligations under one or more purchase contracts, the senior debt indenture, the purchase contract agreement, the senior notes, the normal units, the stripped units, the pledge agreement or any other principal agreements or instruments executed in connection with this offering.

All normal units or stripped units represented by one or more global security certificates or any portion of them will be registered in those names as DTC may direct.

      As long as DTC or its nominee is the registered owner of the global security certificates, DTC or that nominee will be considered the sole owner and holder of the global security certificates and all normal units or stripped units represented by those certificates for all purposes under the normal units and stripped units and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have the global security certificates or the normal units and stripped units represented by those certificates registered in their names, will not receive or be entitled to receive physical delivery of normal units and stripped units certificates in exchange and will not be considered to be owners or holders of the global security certificates or any normal units and stripped units represented by those certificates for any purpose under the normal units and stripped units or the purchase contract agreement. All payments on the normal units and stripped units represented by the global security certificates and all related transfers and deliveries of senior notes, treasury securities and common stock will be made to DTC or its nominee as their holder.

      Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee with respect to participants’ interests or by the participant with respect to interests of persons held by the participants on their behalf.

      Procedures for settlement of purchase contracts on the stock purchase date or upon early settlement will be governed by arrangements among DTC, participants and persons that may hold beneficial interests through participants designed to permit the settlement without the physical movement of certificates. Payments, transfers, deliveries, exchange and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time.

      Neither we nor any of our agents, nor the purchase contract agent or any of its agents, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s records relating to those beneficial ownership interests.

      The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

Replacement of Certificates

      If physical certificates are issued, we will replace any mutilated certificate at your expense upon surrender of that certificate to the purchase contract agent. We will replace certificates that become destroyed, lost or stolen at your expense upon delivery to us and the purchase contract agent of satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

      We, however, are not required to issue any certificates representing normal units or stripped units on or after the stock purchase date or after the purchase contracts have terminated. In place of the delivery of a replacement certificate following the stock purchase date, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the shares of our common stock issuable pursuant to the purchase contracts included in the normal units or stripped units evidenced by the certificate, or, if the purchase contracts have terminated prior to the stock purchase date, transfer the pledged securities related to the normal units or stripped units evidenced by the certificate.

Miscellaneous

      The purchase contract agreement will provide that we will pay all fees and expenses related to:

•	the offering of the normal units;

•	the retention of the collateral agent and the purchase contract agent;

•	the enforcement by the purchase contract agent of the rights of the holders of the normal units and stripped units; and

•	with certain exceptions, stock transfer and similar taxes attributable to the initial issuance and delivery of our common stock upon settlement of the purchase contracts.

      Should you elect to create stripped units or recreate normal units, you will be responsible for any fees or expenses payable in connection with the substitution of the applicable pledged securities, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted and we will not be responsible for any of those fees or expenses.

DESCRIPTION OF THE SENIOR NOTES

      We summarize below the principal terms of the senior notes. The following description is only a summary. It supplements the description of debt securities in the accompanying prospectus under the caption “Description of Debt Securities” and, to the extent it is inconsistent with the description contained in the accompanying prospectus, replaces the description in the accompanying prospectus. You should read these descriptions together with the indenture and the form of senior note, as well as the Trust Indenture Act, for a complete understanding of the provisions that may be important to you.

      The senior notes will be issued under an amended and restated indenture between us and The Bank of New York, as trustee, dated as of April 9, 2001. See “Information Incorporated by Reference” for more information about how to obtain a copy of the indenture and form of senior note, which we have filed or will file, as the case may be, as exhibits to the registration statement of which this prospectus supplement forms a part.

General

      The senior notes will mature on August 16, 2007.

      The senior notes are not redeemable prior to their stated maturity except in the event of a tax event as described under “— Tax Event Redemption.”

      The senior notes will be issued in denominations of $25 and whole multiples of $25.

      The senior notes will not have the benefit of a sinking fund.

      Payment of the principal of and interest on the senior notes will rank equally with all of our other unsecured and unsubordinated debt. As of March 31, 2002, there existed approximately $2.4 billion of other indebtedness that would rank equally with the senior notes.

      The indenture will not limit the amount of additional indebtedness that we or any of our subsidiaries may incur.

      Because we are a holding company that conducts substantially all of its operations through subsidiaries, holders of the senior notes will generally have a junior position to claims of creditors of those subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and preferred stockholders, if any. Our subsidiaries, principally Detroit Edison and MichCon, from time to time incur debt to finance their business activities. Substantially all of the physical properties of Detroit Edison and MichCon are subject to the liens of their respective mortgage indentures as security for the payment of outstanding mortgage bonds. At March 31, 2002, approximately $4.7 billion of outstanding indebtedness, consisting of indebtedness of our subsidiaries, would rank effectively senior to the senior notes. In addition, at such date, our subsidiaries had approximately $1.9 billion of non-recourse indebtedness, including securitization bonds issued in March 2001, appearing on our balance sheet.

      Our assets consist primarily of investment in subsidiaries. Our ability to service indebtedness, including the senior notes, depends on the earnings of our subsidiaries and the distribution or other payment from subsidiaries of earnings to us in the form of dividends, loans or advances, and repayment of loans and advances from us. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due under the senior notes or to make payments to us in order for us to pay our obligations under the senior notes. In addition, Detroit Edison has the right to defer interest payments on its outstanding junior subordinated debentures. In the event it exercises this right, Detroit Edison may not declare or pay dividends on, or redeem, purchase or acquire, any of its capital stock during the deferral period. Enterprises has outstanding debentures which have similar restrictions.

Interest

      The senior notes will pay interest at the initial annual rate of 4.60% on each February 16, May 16, August 16 and November 16, commencing on August 16, 2002, for quarterly payments due on or before

May 16, 2005. After that date, the interest rate on all outstanding senior notes will be reset in the following manner; provided that, in no event, will the reset rate exceed the maximum rate permitted by law.

•	If the remarketing agent establishes a reset rate that results in a successful remarketing of the senior notes on the third business day immediately preceding May 16, 2005, the “initial remarketing date,” the senior notes will pay interest on and after August 16, 2005 until their maturity on August 16, 2007 at the reset rate.

•	If the remarketing agent cannot establish a reset rate that results in a successful remarketing of the senior notes on the initial remarketing date, the remarketing agent will not reset the interest rate on that date and the interest rate will continue to be the initial annual rate of 4.60% until the remarketing agent can establish a reset rate that results in a successful remarketing of the senior notes on a subsequent remarketing date prior to the stock purchase date. If the remarketing agent establishes a reset rate that results in a successful remarketing of the senior notes on a subsequent remarketing date, interest payable on the senior notes on August 16, 2005 will be calculated in part at the initial annual rate of 4.60% and in part at the reset rate (commencing on the date of settlement of the successful remarketing). The senior notes will pay interest after August 16, 2005 until their maturity on August 16, 2007 at the reset rate.

      If a successful remarketing does not occur by the fifth business day immediately preceding the stock purchase date, the remarketing agent will cause the interest rate on the senior notes to be reset according to the following method. The remarketing agent will take the average of the interest rates quoted to it by three nationally recognized investment banks selected by us, which are underwriters or dealers in debt securities similar to the senior notes, that in its judgment reflect an accurate market rate of interest applicable to the senior notes at that time. Following receipt of these quotes, the remarketing agent will have the right, in its sole judgment, to either recalculate the average based on only two of the quoted interest rates if one of the three quotes, in the remarketing agent’s sole discretion, does not reflect market conditions or, alternatively, determine a consensus among the investment banks rather than a strict mathematical average by taking into account relevant qualitative and quantitative factors. These factors may include, but shall not be limited to, maturity of the senior notes, our credit rating and our credit risk and the credit rating and credit risk of companies in similar industries, the then yield to maturity of the senior notes and the state of the market for primary and secondary sales of similar debt securities. If for whatever reason the remarketing agent is unable to reset the interest rate on the senior notes in accordance with these procedures, the reset rate applicable to the senior notes will be the rate of interest payable on the senior notes on their original date of issuance. By approximately 4:30 p.m., New York City time, on August 16, 2005, the remarketing agent will advise DTC, the trustee and us of the reset rate. Thereafter, we will release notice of the reset rate applicable to the senior notes by means of Bloomberg and Reuters newswire. In addition, we will request that DTC notify its participants holding senior notes of the reset rate. The senior notes will bear interest from August 16, 2005 at the reset rate determined by the remarketing agent from and including such date to but excluding the maturity date of the senior notes.

      Interest payments in respect of the senior notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or duly made available for payment (or from and including the date of issue of the senior notes, if no interest has been paid or duly made available for payment with respect to the senior notes) to but excluding the applicable interest payment date or maturity date, as the case may be. The amount of interest payable for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month. If any date on which interest is payable on the senior notes is not a business day, the payment of the interest payable on that date will be made on the next day that is a business day, without any interest or other payment in respect of the delay, except that if the next business day is in the next calendar year, then the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled payment date.

      Interest on the senior notes will be payable to holders of record of the senior notes on the first day of the month in which the related interest payment date occurs.

Remarketing

      The senior notes will be remarketed as described under “Description of the Equity Security Units — Remarketing.”

Optional Remarketing of Senior Notes Which Are Not Held as a Part of the Normal Units

      On the seventh business day immediately preceding the first business day of a remarketing period, the remarketing agent will give holders of senior notes not held as a part of the normal units notice of the remarketing by means of a release on Bloomberg and Reuters newswire. Prior to 11:00 a.m., New York City time, on the fourth business day immediately preceding the first business day of a remarketing period, holders of senior notes that are not held as a part of the normal units may elect to have their senior notes participate in the remarketing by delivering their senior notes along with a notice of such election to the collateral agent (in its capacity as custodial agent). The collateral agent (in its capacity as custodial agent) will hold these senior notes in an account separate from the collateral account in which the securities pledged to secure the holders’ obligations under the purchase contracts will be held. Holders of senior notes electing to have their senior notes remarketed will also have the right to withdraw that election on or prior to the fifth business day immediately preceding the first day of the relevant remarketing period.

      On the third business day immediately prior to the relevant remarketing period, the collateral agent (in its capacity as custodial agent) will deliver these separate senior notes to the remarketing agent for remarketing. If the remarketing is successful, the remarketing agent will retain, as a remarketing fee, an amount not exceeding 25 basis points (0.25%) of the total proceeds from such remarketing and remit the remaining portion of the proceeds to the holders whose separate senior notes were sold in the remarketing.

      If, as described above, the remarketing agent cannot remarket the senior notes during any remarketing period at the price specified above, the remarketing agent will promptly return the senior notes to the collateral agent (in its capacity as custodial agent) to release to the holders. Holders of senior notes that are not held as a part of the normal units may elect to have their senior notes remarketed during any subsequent remarketing period pursuant to the procedures described above.

Tax Event Redemption

      If a tax event occurs, we may, at our option, redeem the senior notes in cash, in whole but not in part, at any time at a redemption price equal to, for each senior note, the redemption amount described below plus accrued and unpaid interest to, but not including, the date of redemption. Installments of interest on senior notes which are due and payable on or prior to a redemption date will be payable to holders of the senior notes registered as such at the close of business on the relevant record dates.

      The redemption price for senior notes held as a part of normal units will be distributed to the collateral agent, who in turn will purchase the tax event portfolio of treasury securities on behalf of the holders of the normal units at a purchase price equal to the purchase price of tax event portfolio of treasury securities. The collateral agent will remit the remainder of the redemption price, if any, to the purchase contract agent for payment to the holders. The tax event portfolio of treasury securities will be substituted for the pledged senior notes and will be pledged to the collateral agent to secure the normal unit holders’ obligations under the purchase contracts. The redemption price for senior notes not held as a part of the normal units will be distributed to the holders of those senior notes.

      “Tax event” means the receipt by us of an opinion of nationally recognized tax counsel experienced in such matters to the effect that there is more than an insubstantial risk that interest payable by us on the senior notes on the next interest payment date would not be deductible, in whole or in part, by us for United States federal income tax purposes as a result of:

•	any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein affecting taxation; or

•	any amendment to or change in an official interpretation or application of any such law or regulations by any legislative body, court, governmental agency or regulatory authority or any official interpretation or pronouncement that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on the date of this prospectus supplement;

which amendment, change, or announced proposed change is effective or which interpretation or pronouncement is announced on or after the date of this prospectus supplement.

      “Redemption amount” means, for each senior note:

•	in the case of a tax event redemption occurring prior to the earlier of (i) a successful remarketing of the senior notes and (ii) the stock purchase date, the product of the principal amount of that senior note and a fraction whose numerator is the purchase price of the tax event portfolio of treasury securities and whose denominator is the aggregate principal amount of senior notes outstanding on the tax event redemption date; and

•	in the case of a tax event redemption date occurring on or after the earlier of (i) a successful remarketing of the senior notes and (ii) the stock purchase date, the stated principal amount of the senior notes outstanding on the tax event redemption date.

Depending on the amount of the purchase price of the tax event portfolio of treasury securities, the redemption amount could be less than or greater than the principal amount of the notes.

      The term “tax event portfolio of treasury securities” means a portfolio of U.S. treasury securities consisting of principal or interest strips of U.S. treasury securities that mature on (1) the business day immediately preceding the stock purchase date in an aggregate amount equal to the aggregate principal amount of the senior notes outstanding on the tax event redemption date, and (2) the business day immediately preceding each scheduled interest payment date on the senior notes that occurs after the tax event redemption date and on or before the stock purchase date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the senior notes outstanding on the tax event redemption date.

      The term “purchase price of tax event portfolio of treasury securities” means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the tax event redemption date for the purchase of the tax event portfolio of treasury securities for settlement on the tax event redemption date.

      “Quotation agent” means UBS Warburg LLC or Salomon Smith Barney Inc. or their respective successors or any other primary U.S. government securities dealer in New York City selected by us.

      Notice of any tax event redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of senior notes to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest shall cease to accrue on the senior notes. In the event any senior notes are called for tax event redemption, neither we nor the trustee will be required to register the transfer of or exchange the notes to be redeemed.

Covenants

      The covenants set forth in the indenture, including Section 1009 of the indenture pertaining to limitations on secured debt, will be applicable to the senior notes. See “Description of Debt Securities — Covenants” and “— Consolidation, Merger and Sale of Assets” in the accompanying prospectus.

Defeasance

      We may defease the senior notes or certain covenants relating to the senior notes as described under “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus.

Book-Entry and Settlement

      Senior notes that are released from the pledge following substitution, early settlement, cash settlement or termination of the related purchase contracts will be issued in the form of one or more global certificates, which we refer to as global securities, registered in the name of DTC or its nominee. Except as provided below or except upon recreation of normal units, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of notes in certificated form and will not be considered the legal holders thereof for any purpose under the indenture, and no global security representing notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of DTC or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of DTC or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

      The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.

      In the event that:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed by us within 90 days after this notice; or

•	DTC at any time ceases to be a clearing agency registered under the Exchange Act at which time DTC is required to be so registered to act as depositary and no successor depositary has been appointed within 90 days after we learn that DTC has ceased to be so registered;

•	we determine in our sole discretion that we will no longer have debt securities represented by global securities or permit any of the global security certificates to be exchangeable; or

•	an event of default under the indenture has occurred and is continuing;

certificates for the notes will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global note that is exchangeable pursuant to the preceding sentence shall be exchangeable for note certificates registered in the names directed by DTC. We expect that these instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global security certificates.

Governing Law

      The indenture is, and the senior notes will be, governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the normal units, the senior notes, treasury securities and purchase contracts that are or may be the components of a unit, and shares of our common stock acquired under a purchase contract is based upon the opinion of Sidley Austin Brown & Wood LLP, our special tax counsel (“Tax Counsel”). This discussion applies only to U.S. holders (as defined below) of normal units who purchase normal units in the initial offering at the original issue price and hold the normal units, senior notes, treasury securities, purchase contracts and shares of our common stock as capital assets. This discussion is based upon the Internal Revenue Code of 1986 as amended (the “Code”), Treasury regulations (including proposed Treasury regulations) issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect.

      This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances, such as holders who are subject to special tax treatment (for example, (1) banks, regulated investment companies, insurance companies, dealers in securities or currencies, traders in securities who elect to mark to market or tax-exempt organizations, (2) persons holding normal units, senior notes or shares of common stock as part of a straddle, hedge, conversion transaction or other integrated investment or (3) persons whose functional currency is not the U.S. dollar), nor does it address alternative minimum taxes or state, local or foreign taxes.

      No statutory, administrative or judicial authority directly addresses the treatment of normal units or instruments similar to normal units for United States federal income tax purposes. As a result, no assurance can be given that the Internal Revenue Service or a court will agree with the tax consequences described herein.

      You should consult your tax advisor in determining the U.S. federal income tax consequences of purchasing, owning and disposing of the normal units, senior notes and shares of common stock acquired under a purchase contract, including the application to your particular situation of the U.S. federal income tax considerations discussed below, as well as the application of any state, local or foreign tax laws.

Consequences to U.S. Holders

      The following is a discussion of U.S. federal income tax considerations relevant to a “U.S. holder” of normal units. For purposes of this discussion, the term U.S. holder means (1) a person who is a citizen or resident of the United States, (2) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust, if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. If a partnership holds normal units, senior notes or shares of our common stock, the partnership itself will not be subject to U.S. federal income tax on a net income basis, but the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.

     Normal Units

      Allocation of Purchase Price. A U.S. holder’s acquisition of a normal unit will be treated as an acquisition of a senior note and the purchase contract constituting the normal unit. The purchase price of each normal unit will be allocated between the senior note and the purchase contract constituting the unit, in proportion to their respective fair market values at the time of purchase. Such allocation will establish the U.S. holder’s initial tax basis in the senior note and the purchase contract. We expect to report the fair market value of each senior note as $25 and the fair market value of each purchase contract as $0. This position will be binding on each U.S. holder (but not on the IRS) unless such U.S. holder explicitly discloses a contrary position on a statement attached to such U.S. holder’s timely filed U.S. federal income tax returns for the taxable year in which a normal unit is acquired. Thus, absent such disclosure, a U.S. holder should allocate the purchase price for a normal unit in accordance with the values reported by us. The remainder of this discussion assumes that this allocation of the purchase price of a normal unit will be respected for U.S. federal income tax purposes.

      Ownership of Senior Notes or Treasury Securities. A U.S. holder will be treated as owning the senior notes or treasury securities constituting a part of the normal units owned. We (under the terms of the normal units) and each U.S. holder (by acquiring normal units) agree to treat the senior notes or treasury securities constituting a part of the normal units as owned by such U.S. holder for all tax purposes, and the remainder of this summary assumes such treatment. The U.S. federal income tax consequences of owning the senior notes or treasury securities are discussed below (see “— Senior Notes,” “— Stripped Units” and “— Treasury Securities Purchased on Remarketing”).

      Sales, Exchanges or Other Taxable Dispositions of Normal Units. If a U.S. holder sells, exchanges or otherwise disposes of normal units in a taxable disposition (collectively, a “disposition”), such U.S. holder will be treated as having disposed of each of the purchase contract and the senior note (or treasury securities) that constitute such unit. The proceeds realized on such disposition will be allocated between the purchase contract and the senior note (or treasury securities) respectively, in proportion to their respective fair market values. As a result, as to each of the purchase contract and the senior note (or treasury securities), a U.S. holder generally will recognize gain or loss equal to the difference between the portion of the proceeds received by such U.S. holder that is allocable to the purchase contract and the senior note (or treasury securities) and such U.S. holder’s adjusted tax basis therein except to the extent that such holder is treated as receiving an amount with respect to accrued acquisition discount on the treasury securities (generally the difference between the stated principal amount of such securities and the U.S. holder’s adjusted tax basis therein) which amount would be treated as ordinary income, or to the extent such holder is treated as receiving an amount with respect to accrued contract adjustment payments or deferred contract adjustment payments, which may be treated as ordinary income, in each case, to the extent not previously taken into income, see “— Purchase Contracts — Contract Adjustment Payments and Deferred Contract Adjustment Payments” below.

      In the case of the purchase contract and the treasury securities, such gain or loss generally will be capital gain or loss. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder held the normal units (or, in the case of treasury securities, the treasury security) for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. The rules governing the determination of the character of gain or loss on the disposition of a senior note are summarized under “— Senior Notes — Sales, Exchanges, Remarketing or Other Taxable Dispositions of Senior Notes.” Because gain or loss on disposition of a senior note should be treated as ordinary income and loss to the extent of the U.S. holder’s prior inclusions of original issue discount, as described in more detail below, disposition of a normal unit consisting of a purchase contract and a senior note may give rise to capital gain or loss on the purchase contract and ordinary income or loss on the senior note, which must be reported separately for U.S. federal income tax purposes.

      If the disposition of a normal unit occurs when the purchase contract has a negative value, a U.S. holder should be considered to have received additional consideration for the senior note (or treasury securities) in an amount equal to such negative value and to have paid such amount to be released from such U.S. holder’s obligations under the related purchase contract. Because, as discussed below, any gain on the disposition of a senior note prior to the stock purchase date generally will be treated as ordinary interest income, the ability to offset such interest income with a loss on the purchase contract may be limited. U.S. holders should consult their tax advisors regarding a disposition of a normal unit at a time when the purchase contract has a negative value.

      In determining gain or loss on a disposition of normal units, payments to a U.S. holder of contract adjustment payments or deferred contract adjustment payments which the U.S. holder has determined not to include in income should either reduce such U.S. holder’s adjusted tax basis in the purchase contract or result in an increase in the U.S. holder’s amount realized on the disposition of the purchase contract. Any contract adjustment payments or deferred contract adjustment payments that a U.S. holder has determined to accrue in income prior to receipt should increase such U.S. holder’s adjusted tax basis in the purchase contract, see “— Purchase Contracts — Contract Adjustment Payments and Deferred Contract Adjustment Payments” below.

     Senior Notes

      Classification of the Senior Notes. In the opinion of Tax Counsel, and based on the representations, facts and assumptions described herein, the senior notes will be classified as indebtedness for U.S. federal income tax purposes. We (under the terms of the senior notes) and each U.S. holder (by acquiring senior notes) agree to treat the senior notes as our indebtedness for all tax purposes.

      Original Issue Discount. Because of the manner in which the interest rates on the senior notes are reset, the senior notes should be classified as contingent payment debt instruments subject to the “noncontingent bond method” for accruing original issue discount, as set forth in the applicable Treasury regulations. We intend to treat the senior notes as such, and the remainder of this discussion assumes that the senior notes will be so treated for U.S. federal income tax purposes. As discussed more fully below, the effects of applying such method will be (1) to require each U.S. holder, regardless of such holder’s usual method of tax accounting, to use an accrual method with respect to the interest income on senior notes, (2) to require each U.S. holder to accrue interest income in excess of interest payments actually received for all accrual periods through May 16, 2005, and possibly for accrual periods thereafter, and (3) generally to result in ordinary, rather than capital, treatment of any gain or loss on the disposition of senior notes. (See “— Sales, Exchanges, Remarketing or Other Taxable Dispositions of Senior Notes” below.)

      A U.S. holder will be required to accrue original issue discount on a constant yield to maturity basis based on the “comparable yield” of the senior notes. The comparable yield of the senior notes generally will be the rate at which we would issue a fixed rate noncontingent debt instrument with terms and conditions similar to the senior notes. We have determined that the comparable yield is 5.50% and the projected payments are $0.16 on August 16, 2002, $0.29 for each subsequent quarter ending on or prior to May 16, 2005 and $0.43 for each quarter ending after May 16, 2005. We have also determined that the projected payment for the senior notes, per $25 of principal amount, at the maturity date is $25.43 (which includes the stated principal amount of the senior notes as well as the final projected interest payment).

      If, after the date on which the interest rate on the senior notes is reset, the remaining amounts of principal and interest payable differ from the payments set forth on the applicable projected payment schedule, negative or positive adjustments reflecting such difference should generally be taken into account by such U.S. holder as adjustments to interest income over the period to which they relate. We expect to account for any such difference with respect to a period as an adjustment for that period.

      A U.S. holder is generally bound by the comparable yield and projected payment schedule provided by us under the terms of the normal units. The comparable yield and projected payment schedule are supplied by us solely for computing income under the noncontingent bond method for U.S. federal income tax purposes and do not constitute projections or representations as to the amounts that such U.S. holder will actually receive as a result of owning senior notes or normal units.

      Tax Basis in Senior Notes. A U.S. holder’s tax basis in a senior note will be increased by the amount of original issue discount included in income with respect to the senior note and decreased by the amount of projected payments with respect to the senior note through the computation date.

      Sales, Exchanges, Remarketing or Other Taxable Dispositions of Senior Notes. A U.S. holder will recognize gain or loss on a disposition of senior notes (including a redemption for cash or upon the remarketing thereof) in an amount equal to the difference between the amount realized by such U.S. holder on the disposition of the senior notes and such U.S. holder’s adjusted tax basis in such senior notes. Selling expenses incurred by such U.S. holder, including the remarketing fee, will reduce the amount of gain or increase the amount of loss recognized by such U.S. holder upon a disposition of senior notes. Gain recognized on the disposition of a senior note prior to the stock purchase date will be treated as ordinary interest income. Loss recognized on the disposition of a senior note prior to the stock purchase date will be treated as ordinary loss to the extent of such U.S. holder’s prior inclusions of original issue discount on the senior note reduced by coupon payments received. Any loss in excess of such amount will be treated as a capital loss. In general, gain recognized on the disposition of a senior note on or after the stock purchase date will be ordinary interest income to the extent attributable to the excess, if any, of the total remaining principal and interest payments due on the senior note over the total remaining payments set forth on the projected payment schedule for the senior note. Any gain recognized in excess of such amount and any loss recognized on such a disposition will generally be treated as a capital gain or loss. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

     Purchase Contracts

      Contract Adjustment Payments and Deferred Contract Adjustment Payments. There is no direct authority addressing the treatment, under current law, of the contract adjustment payments or deferred contract adjustment payments, and such treatment is, therefore, unclear. Contract adjustment payments and deferred contract adjustment payments may constitute taxable ordinary income to a U.S. holder when received or accrued, in accordance with such U.S. holder’s regular method of tax accounting. To the extent we are required to file information returns with respect to contract adjustment payments and deferred contract adjustment payments, we intend to report such payments as taxable ordinary income to U.S. holders. U.S. holders should consult their tax advisors concerning the treatment of contract adjustment payments and deferred contract adjustment payments, including the possibility that any contract adjustment payment or deferred contract adjustment payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis. The treatment of contract adjustment payments and deferred contract adjustment payments could affect a U.S. holder’s adjusted tax basis in a purchase contract or common stock received under a purchase contract or the amount realized by a U.S. holder upon the sale or disposition of a normal unit or the termination of a purchase contract.

      Acquisition of our Common Stock Under a Purchase Contract. A U.S. holder generally will not recognize gain or loss on the purchase of our common stock under a purchase contract, except with respect to any cash paid to a U.S. holder in lieu of a fractional share of our common stock, which should be treated as paid in exchange for such fractional share. A U.S. holder’s aggregate initial tax basis in the common stock received under a purchase contract should generally equal the purchase price paid for such common stock, plus the properly allocable portion of such U.S. holder’s adjusted tax basis (if any) in the purchase contract (see “— Normal Units — Allocation of Purchase Price”), less the portion of such purchase price and adjusted tax basis allocable to the fractional share. Payments of contract adjustment payments or deferred contract adjustment payments that have been received in cash by a U.S. holder but which payments the U.S. holder has determined not to include in income should reduce such U.S. holder’s adjusted tax basis in the purchase contract or the common stock to be received thereunder, see “— Purchase Contracts — Contract Adjustment Payments and Deferred Contract Adjustment Payments” above. The holding period for our common stock received under a purchase contract will commence on the day following the acquisition of such common stock.

      Early Settlement of Purchase Contract. The purchase of our common stock on early settlement of the purchase contract will be taxed as described above. A U.S. holder of normal units will not recognize gain or loss on the return of the U.S. holder’s proportionate share of senior notes or treasury securities upon early settlement of the purchase contract and will have the same adjusted tax basis and holding period in the senior notes or treasury securities as before the early settlement. Any contract adjustment payments or deferred contract adjustment payments that a U.S. holder has determined to include in income but were forfeited and not paid upon early settlement of the purchase contract should increase such U.S. holder’s adjusted tax basis in the common stock received under the purchase contract.

      Termination of Purchase Contract. If a purchase contract terminates, a U.S. holder of normal units will recognize gain or loss equal to the difference between the amount realized (if any) upon such termination and such U.S. holder’s adjusted tax basis (if any) in the purchase contract at the time of such termination. Any contract adjustment payments or deferred contract adjustment payments that a U.S. holder has determined to accrue in income prior to receipt should increase such U.S. holder’s adjusted tax basis in the purchase contract in accordance with the discussion in the previous paragraph. Gain or loss recognized will generally be capital gain or loss and will generally be long-term capital gain or loss if the U.S. holder held such purchase contract for more than one year at the time of such termination. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. A U.S. holder will not recognize gain or loss on the return of such U.S. holder’s proportionate share of senior notes or treasury securities upon termination of the purchase contract and such U.S. holder will have the same adjusted tax basis and holding period in such senior notes or treasury securities as before such termination.

      Adjustment to Settlement Rate. A U.S. holder of normal units might be treated as receiving a constructive dividend distribution from us if (1) the settlement rate is adjusted and as a result of such adjustment such U.S. holder’s proportionate interest in our assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a U.S. holder for certain taxable distributions with respect to the common stock. Thus, under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend to a U.S. holder of normal units even though such U.S. holder would not receive any cash related thereto.

     Common Stock Acquired Under The Purchase Contract

      Any distribution on our common stock paid by us out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will constitute a dividend and will be includible in income by a U.S. holder when received. Any such dividend will be eligible for the dividends received deduction if the U.S. holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction.

      Upon a disposition of our common stock, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and such U.S. holder’s adjusted tax basis in our common stock (see “— Purchase Contracts — Acquisition of our Common Stock Under a Purchase Contract”). Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

     Stripped Units

      Substitution of Treasury Securities to Create or Recreate Stripped Units. A U.S. holder of normal units who delivers treasury securities to the collateral agent in substitution for senior notes or other pledged securities generally will not recognize gain or loss upon the delivery of such treasury securities or the release of the senior notes or other pledged securities to such U.S. holder. Such U.S. holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such U.S. holder with respect to such treasury securities and senior notes or other pledged securities, and the purchase contract will not be affected by such delivery and release. In general, a U.S. holder will be required for U.S. federal income tax purposes to recognize original issue discount on the treasury securities (on a constant yield basis, regardless of the U.S. holder’s method of accounting), or acquisition discount on the treasury securities (when it is paid or accrues generally in accordance with such U.S. holder’s normal method of accounting). U.S. holders should consult their tax advisors concerning the tax consequences of purchasing, owning and disposing of the treasury securities so delivered to the collateral agent.

      Substitution of Senior Notes to Recreate Normal Units. A U.S. holder of stripped units who delivers senior notes to the collateral agent in substitution for pledged treasury securities generally will not recognize gain or loss upon the delivery of such senior notes or the release of the pledged treasury securities to such U.S. holder. Such U.S. holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such holder with respect to such pledged treasury securities and such senior notes. Such U.S. holder’s tax basis in the senior notes, the pledged treasury securities and the purchase contract will not be affected by such delivery and release. U.S. holders should consult their own advisors concerning the tax consequences of purchasing, owning and disposing of the treasury securities so released to them.

     Treasury Securities Purchased On Remarketing or a Tax Event Redemption

      Ownership of Treasury Securities. We and, by acquiring normal units, each U.S. holder agrees to treat such U.S. holder as the owner, for U.S. federal income tax purposes, of the applicable ownership interest of the treasury securities constituting a part of the normal units beneficially owned by such U.S. holder in the event of a remarketing of the senior notes or a tax event redemption prior to the stock purchase date. Each U.S. holder will include in income any amount earned on such U.S. holder’s proportionate share of the treasury securities for all tax purposes. The remainder of this discussion assumes that U.S. holders of normal units will be treated as the owners of the applicable ownership interest of the treasury securities that constitutes a part of such normal units for U.S. federal income tax purposes.

      Acquisition Discount. Following a remarketing of the senior notes prior to the stock purchase date, a U.S. holder of normal units will be required to treat such U.S. holder’s proportionate share of each treasury security that is acquired with the proceeds of the remarketing as a short-term bond that was originally issued on the date the collateral agent acquired the relevant treasury securities with acquisition discount equal to the U.S. holder’s proportionate share of the excess of the amounts payable on such treasury security over the amount paid for the treasury security by the collateral agent. In general, only accrual basis taxpayers will be required to include acquisition discount in income as it accrues. Unless such accrual basis U.S. holder elects to accrue the acquisition discount on a treasury security on a constant yield to maturity basis, such acquisition discount will be accrued on a straight-line basis. A U.S. holder that creates stripped units after a successful remarketing will recognize ordinary income on a disposition of the treasury securities it holds to the extent of any gain realized that does not exceed an amount equal to such U.S. holder’s proportionate share of the acquisition discount on the treasury securities not previously included in income.

      Tax Basis in the Treasury Securities. A U.S. holder’s initial tax basis in such U.S. holder’s applicable ownership interest of the treasury securities will equal such U.S. holder’s proportionate share of the amount paid by the collateral agent for the treasury securities. A U.S. holder’s adjusted tax basis in the treasury securities will be increased by the amount of acquisition discount included in income with respect thereto and decreased by the amount of cash received with respect to the treasury securities.

Consequences to Non-U.S. Holders

      The following discussion is addressed to non-U.S. holders. A “non-U.S. Holder,” is a holder of a normal unit that is not a U.S. holder as defined under “— Consequences to U.S. Holders.” Special rules may apply if such non-U.S. holder is a “controlled foreign corporation,” “passive foreign investment company” or “foreign personal holding company” or is subject to special treatment under the Code. In addition, this summary does not address non-U.S. holders that at any time beneficially and/or constructively own more than 5% of the normal units or the common stock. A non-U.S. holder that falls within any of the foregoing categories should consult its tax advisor to determine the U.S. federal, state, local and foreign tax consequences that may be relevant to it.

United States Federal Withholding Tax

      A non-U.S. holder will be treated as owning the senior notes or treasury securities constituting a part of the normal units owned. We (under the terms of the normal units) and each non-U.S. holder (by acquiring normal units) agree to treat the senior notes or treasury securities constituting a part of the normal units as owned by such non-U.S. holder for all tax purposes, and the remainder of this summary assumes such treatment.

      U.S. federal withholding tax will not apply to any payment of principal or interest (including original issue discount and acquisition discount) on the senior notes or treasury securities provided that:

—	the non-U.S. holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury Regulations;

—	the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership; and

—	(a) the non-U.S. holder provides its name, address and certain other information on an appropriate IRS form (or substitute form), and certifies, under penalties of perjury, that it is not a United States person or (b) the non-U.S. holder holds its senior notes or treasury securities through certain foreign intermediaries or certain foreign partnerships and certain certification requirements are satisfied.

      We will generally withhold tax at a rate of 30% on the dividends, if any, paid on the shares of common stock acquired under the purchase contract and on any contract adjustment payments or deferred contract adjustment payments made with respect to a purchase contract. If a tax treaty applies, a non-U.S. holder may be eligible for a reduced rate of withholding. Similarly, contract adjustment payments, deferred contract adjustment payments and dividends, any of which are effectively connected with the conduct of a trade or business by a non-U.S. holder within the U.S. (or, if certain tax treaties apply, attributable to a U.S. permanent establishment maintained by the non-U.S. holder) are not subject to the withholding tax, but instead are subject to U.S. federal income tax, as described below. In order to claim any such exemption or reduction in the 30% withholding tax, a non-U.S. holder should provide an appropriate properly executed IRS form (or suitable substitute form) claiming (a) a reduction of or an exemption from withholding under an applicable tax treaty or (b) that such payments are not subject to withholding tax because they are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. In general, U.S. federal withholding tax will not apply to any gain or income realized by a non-U.S. holder on the disposition of the normal units, senior notes, purchase contracts, treasury securities or common stock acquired under the purchase contracts.

United States Federal Income Tax

      If a non-U.S. holder is engaged in a trade or business in the U.S. (or, if certain tax treaties apply, if the non-U.S. holder maintains a permanent establishment within the U.S.) and interest (including original issue discount and acquisition discount) on the senior notes, the treasury securities, dividends on the common stock and, to the extent they constitute taxable income, contract adjustment payments and deferred contract adjustment payments made with respect to the purchase contracts are effectively connected with the conduct of that trade or business (or, if certain tax treaties apply, that permanent establishment), such non-U.S. holder will be subject to U.S. federal income tax (but not withholding tax), on the interest, original issue discount, acquisition discount, dividends, contract adjustment payments and deferred contract adjustment payments on a net income basis in the same manner as if such non-U.S. holder were a U.S. holder. In addition, a non-U.S. holder that is a foreign corporation may be subject to a 30% (or, if certain tax treaties apply, such lower rate as provided) branch profits tax.

      Any gain or income realized on the disposition of a normal unit, a purchase contract, a note, a treasury security, or common stock acquired under the purchase contract generally will not be subject to U.S. federal income tax unless:

—	that gain or income is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S.; or

—	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Backup Withholding Tax and Information Reporting

      Non-U.S. Holders. In general, backup withholding and information reporting will not apply to payments made by us or our paying agents, in their capacities as such, to a non-U.S. holder if the holder has provided the required certification that it is a non-U.S. holder, provided that neither we nor our paying agent has actual knowledge that the holder is a U.S. holder.

ERISA CONSIDERATIONS

      The following is a summary of certain considerations associated with the acquisition, holding and disposition of normal units (and the securities underlying such normal units) by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “similar laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “plan”).

General Fiduciary Matters

      ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Code and prohibit certain transactions involving the assets of a plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a plan or the management or disposition of the assets of such plan, or who renders investment advice for a fee or other compensation to such a plan, is generally considered to be a fiduciary of the plan.

      In considering an investment by a plan in the normal units, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar law relating to a fiduciary’s duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws.

      Any insurance company proposing to invest assets of its general account in the normal units should consider the extent that such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including the enactment of Section 401(c) of ERISA by the Small Business Job Protection Act of 1996 and the regulations promulgated thereunder.

Prohibited Transaction Issues

      Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to Title I of ERISA or Section 4975 of the Code from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

      If the normal units are purchased by a plan, the normal units (and the securities underlying such normal units) will be deemed to constitute “plan assets,” and the acquisition, holding and disposition of the normal units (or the securities underlying such normal units) may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code if (i) we or our affiliates are a party in interest or disqualified person with respect to such plan or (ii) the plan sells or disposes of such normal units (or the securities underlying such normal units) to a counterparty that is a party in interest or disqualified person with respect to such plan, in each case, unless an exemption is available. In addition, the disposition of the normal units (or the securities underlying such normal units) to a plan may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code if the counterparty to the disposition is a party in interest or disqualified person with respect to such plan, unless an exemption is available. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to these transactions. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, PTCE 96-23 respecting transactions determined by in-house asset managers, and PTCE 75-1 respecting principal transactions by a broker-dealer, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

      Accordingly, by its purchase of the normal units (and the securities underlying such normal units), each holder, and the fiduciary of any plan that is a holder, will be deemed to have represented and warranted on each day from and including the date of its purchase of the normal units (and the securities underlying such normal units) through and including the date of the satisfaction of its obligation under the purchase contract and the disposition of any such normal unit (and any security underlying such normal unit) either (i) that it is not a plan or (ii) that the acquisition, holding and the disposition of any normal unit (and any security underlying such normal unit) by such holder does not and will not constitute a prohibited transaction under ERISA or Section 4975 of the Code or similar laws unless an exemption is available with respect to such transactions and the conditions of such exemption have been satisfied.

      In addition, no plan will be permitted to participate in the remarketing program unless and until such plan provides the remarketing agent with assurances, reasonably satisfactory to the remarketing agent, that such participation in the remarketing program will not constitute a prohibited transaction under ERISA or Section 4975 of the Code or other similar laws for which an exemption is not available.

      Any plan or other entity whose assets include plan assets subject to ERISA, Section 4975 of the Code or similar laws should consult their advisors and/or counsel regarding the consequences of on investment in the normal units (and securities underlying such normal units).

UNDERWRITING

      UBS Warburg LLC and Salomon Smith Barney Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of normal units set forth opposite the underwriter’s name.

Number of
Underwriter	Normal Units

UBS Warburg LLC	2,400,000
Salomon Smith Barney Inc.	2,400,000
Credit Suisse First Boston Corporation	280,000
J.P. Morgan Securities Inc.	280,000
Lehman Brothers Inc.	280,000
Banc One Capital Markets, Inc.	180,000
Barclays Bank PLC	180,000

Total	6,000,000

      The underwriting agreement provides that the obligations of the underwriters to purchase the normal units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the normal units, other than those covered by the over-allotment option described below, if they purchase any of the normal units.

      The underwriters propose to offer some of the normal units directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the normal units to dealers at the public offering price less a concession not to exceed $0.45 per normal unit. The underwriters may allow, and the dealers may reallow, a concession not to exceed $0.10 per normal unit on sales to other dealers. If all of the normal units are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

      We have granted to the underwriters an option, exercisable for 13 days from the date of this prospectus supplement, to purchase up to 900,000 additional normal units at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional normal units approximately proportionate to that underwriter’s initial purchase commitment.

      We, certain of our executive officers and directors have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of UBS Warburg LLC and Salomon Smith Barney Inc., dispose of or hedge any normal units, purchase contracts or any shares of our common stock or any securities substantially similar to normal units, purchase contracts or shares of our common stock or any securities convertible into or exchangeable or exercisable for normal units, purchase contracts or shares of our common stock (other than the exercise of outstanding options and issuances of shares issuable under plans for employees or stockholders in effect on the date of this prospectus supplement). However, we may issue shares of our common stock in the concurrent offering. UBS Warburg LLC and Salomon Smith Barney Inc. in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

      Prior to this offering, there has been no public market for the normal units. We have been advised by the underwriters that the underwriters intend to make a market in the normal units but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the normal units.

      We have been approved to list our normal units on the New York Stock Exchange under the symbol “DTE PrB,” subject to official notice of issuance. The underwriters will undertake to sell a minimum of 1,000,000 normal units, with an aggregate market value of at least $4,000,000 to not less than 400 holders of normal units to meet the New York Stock Exchange distribution requirements for trading. Our common stock is listed on the New York Stock Exchange under the symbol “DTE.”

      The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional normal units.

	Paid by
	DTE Energy Company

	No Exercise	Full Exercise

Per normal unit	$0.75	$0.75
Total	$4,500,000	$5,175,000

      In connection with this offering, Salomon Smith Barney Inc. on behalf of the underwriters may purchase and sell the normal units in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales in excess of the number of normal units to be purchased by the underwriters in this offering, which creates a syndicate short position. “Covered” short sales are sales made in an amount up to the number of normal units represented by the underwriters’ over-allotment option. In determining the source of normal units to close out the covered syndicate short position, the underwriters will consider, among other things, the price of normal units available for purchase in the open market as compared to the price at which they may purchase normal units through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of normal units in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of normal units in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing normal units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the normal units in the open market after pricing that will adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of normal units in the open market while this offering is in progress.

      The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc. repurchases normal units originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

      Any of these activities may have the effect of preventing or retarding a decline in the market price of the normal units. They may also cause the price of the normal units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

      Each underwriter severally represents and agrees that: it has not offered or sold and, prior to the expiration of the period of six months from the closing date for the issue of the normal units, will not offer or sell any normal units to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom, within the meaning of the Public Offers of Securities Regulations 1995; it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Market Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any normal units in circumstances which section 21(1) of the FSMA does not apply to DTE Energy; and it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the normal units in, from or otherwise involving the United Kingdom.

      This prospectus supplement and the accompanying prospectus, as amended or supplemented, may be used in connection with the early settlement of the purchase contracts and the remarketing of the senior notes.

      We estimate that our portion of the total expenses of this offering will be $450,000.

      The underwriters have performed investment banking, commercial banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

      We have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

      Certain legal matters with respect to this offering of normal units will be passed upon for DTE Energy by Thomas A. Hughes, Acting General Counsel. Mr. Hughes beneficially owns approximately 5,250 shares of DTE Energy common stock and holds options to purchase an additional 20,250 shares. Certain matters relating to United States federal income tax considerations will be passed upon for DTE Energy, and certain other legal matters relating to the offering will be passed upon for the underwriters, by Sidley Austin Brown & Wood LLP, New York, New York. Sidley Austin Brown & Wood LLP will rely on the opinion of Mr. Hughes with respect to Michigan law.

EXPERTS

      The financial statements and the related financial statement schedule of DTE Energy Company incorporated in this prospectus supplement by reference from DTE Energy Company’s Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      With respect to the unaudited condensed consolidated interim financial information of DTE Energy Company for the periods ended March 31, 2002 and 2001, which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in the DTE Energy Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

      The financial statements and the related financial statement schedule of MCN Energy Group Inc. incorporated in this prospectus by reference from the MCN Energy Group Inc.’s Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      With respect to the unaudited condensed consolidated interim financial information of MCN Energy Group Inc. for the periods ended March 31, 2001 and 2000, which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in the MCN Energy Group Inc’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

INFORMATION INCORPORATED BY REFERENCE

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. In addition to the information specifically incorporated by reference in the section entitled “Where You Can Find More Information” in the accompanying prospectus, we incorporate by reference the documents filed with the SEC and listed below:

•	DTE Energy’s Annual Report on Form 10-K for the year ended December 31, 2001 (including information specifically incorporated by reference into DTE Energy’s Form 10-K from DTE Energy’s definitive Proxy Statement for its 2002 Annual Meeting of Common Shareholders);

•	DTE Energy’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

•	Consolidated financial statements and related financial statement schedule of MCN, and the notes related thereto, included under the caption “Financial Statements and Supplementary Data” in MCN’s Annual Report on Form 10-K for the year ended December 31, 2000; and

•	Consolidated financial statements of MCN, and the related notes thereto, included in MCN’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

      You may also read and copy any document we file at the SEC’s public reference room located at 450 Fifth Street, N.W. Washington, D.C. 20549.

      Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges.

Prospectus

$1,000,000,000

DTE Energy Company

Common Stock

Debt Securities
Common Stock Purchase Contracts
Common Stock Purchase Units

DTE Energy Trust I

DTE Energy Trust II
Trust Preferred Securities
Guaranteed to the extent set forth in this prospectus by
DTE Energy Company

     By this prospectus, we may offer from time to time:

•	common stock and related rights;

•	senior debt securities and/or subordinated debt securities, including debt securities convertible into common stock of DTE Energy or exchangeable for other securities;

•	contracts to purchase shares of common stock and/or common stock purchase units.

     Each of the DTE Energy Trusts, which are Delaware business trusts, may offer from time to time:

•	trust preferred securities guaranteed to the extent set forth in this prospectus by DTE Energy.

     For each type of security listed above, the amount, price and terms will be determined at or prior to the time of sale.

     This prospectus provides a general description of the securities that we may offer. We will describe the specific terms of the securities in a supplement or supplements to this prospectus. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

     We intend to sell these securities through underwriters, dealers, agents or directly to a limited number of purchasers. The names of, and any securities to be purchased by or through, these parties, the compensation of these parties and other special terms in connection with the offering and sale of these securities will be provided in the related prospectus supplement or supplements.

     Before you invest, you should carefully read this prospectus, any applicable prospectus supplement and any information under the heading “Where You Can Find More Information.”

     DTE Energy’s common stock is traded on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “DTE.”

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated December 11, 2001.

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of the this prospectus. DTE Energy’s business, financial condition, results of operations and prospects may have changed since such dates.

      In this prospectus, references to “DTE Energy,” “we,” “us” and “our” refer to DTE Energy Company, unless the context indicates that the references are to DTE Energy Company and its consolidated subsidiaries, and references to the “DTE Energy Trusts” are to DTE Energy Trust I and DTE Energy Trust II.

Where You Can Find More Information

       We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s web site at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission’s public reference rooms located at:

•	450 Fifth Street, N.W. Washington, D.C. 20549;

•	233 Broadway New York, New York 10007; and

•	Citicorp Center 500 West Madison Street Chicago, Illinois 60661.

      Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

      You can also inspect reports, proxy statements and other information about DTE at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the offices of the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605.

      The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. Until we sell all of the securities covered by this prospectus, we incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than information in such documents that is deemed not to be filed):

SEC Filing	Period/Date

DTE Energy:
Annual Report on Form 10-K (including information specifically incorporated by reference into DTE’s Form 10-K from DTE Energy’s definitive Proxy Statement for its 2001 annual meeting of shareholders, filed on March 26, 2001)	Year ended December 31, 2000
Quarterly Report on Form 10-Q	Quarter ended March 31, 2001
Quarterly Report on Form 10-Q	Quarter ended June 30, 2001
Quarterly Report on Form 10-Q	Quarter ended September 30, 2001
Current Report on Form 8-K	Filed March 8, 2001
Current Report on Form 8-K	Filed May 25, 2001
Current Report on Form 8-K	Filed June 1, 2001
Current Report on Form 8-K	Filed June 5, 2001

SEC Filing	Period/Date

Current Report on Form 8-K	Filed July 6, 2001
Current Report on Form 8-K/ A	Filed August 14, 2001
Current Report on Form 8-K	Filed August 27, 2001
Current Report on Form 8-K	Filed October 29, 2001
Description of DTE Energy common stock on Form 8-B	Filed January 2, 1996
Description of the Rights Agreement on Form 8-A	Filed September 23, 1997
MCN Energy Group Inc.:
Consolidated financial statements and related financial statement schedule of MCN Energy Group Inc., and the notes related thereto, included under the caption “Financial Statements and Supplementary Data” in MCN Energy Group Inc.’s Annual Report on Form 10-K	Year ended December 31, 2000
Consolidated financial statements of MCN Energy Group Inc., and the related notes thereto, included in MCN Energy Group Inc.’s Quarterly Report on Form 10-Q	Quarter ended March 31, 2001

      Each of these documents is available from the Securities and Exchange Commission’s web site and public reference rooms described above. You may also request a copy of these filings, excluding exhibits, at no cost by writing or telephoning DTE Energy, at the address of our principal executive offices, which is:

DTE Energy Company 2000 2nd Avenue, Detroit, Michigan 48226-1279, (313) 235-4000

      There are no separate financial statements of the DTE Energy Trusts in this prospectus. We do not believe these financial statements would be helpful because:

•	the DTE Energy Trusts are wholly-owned subsidiaries of DTE Energy, which files consolidated financial information under the Securities Exchange Act;

•	the DTE Energy Trusts will not have any independent operations other than issuing trust preferred securities and trust common securities, purchasing debt securities of DTE Energy and other necessary or incidental activities as described in this prospectus;

•	DTE Energy guarantees the trust preferred securities of the DTE Energy Trusts;

•	no other subsidiary of DTE Energy guarantees the trust preferred securities of the DTE Energy Trusts; and

•	the guarantee of the DTE Energy Trusts by DTE Energy is full and unconditional.

      Our web site address is http://www.dteenergy.com. The information on our web site is not incorporated by reference into this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement.

Neither DTE Energy nor either DTE Energy Trust has authorized anyone to provide you with different information.

      Neither DTE Energy nor either DTE Energy Trust is making an offer of the securities covered by this prospectus in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement or in any other document incorporated by reference in this prospectus is accurate as of any date other than the date of those documents.

Cautionary Statements Regarding Forward-Looking Statements

       This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, with respect to the financial condition, results of operations and business of DTE Energy. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions in this prospectus or in documents incorporated herein. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference.

      These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Our actual results may differ from those expected due to a number of variables including, but not limited to:

•	interest rates;

•	the use of derivative instruments and their related accounting treatment;

•	the level of borrowings;

•	the effects of weather and other natural phenomena on utility and energy operations;

•	actual sales;

•	the capital intensive nature of our business;

•	economic climate and growth in the geographic areas in which we, and our subsidiaries, do business;

•	the uncertainty of gas and oil reserve estimates;

•	the timing and extent of changes in commodity prices for electricity, natural gas, natural gas liquids, methanol and crude oil;

•	unscheduled generation outages, maintenance or repairs;

•	nuclear power plant performance;

•	the nature, availability and projected profitability of potential projects and other investments available to us;

•	conditions of capital markets and equity markets;

•	the timing and results of major transactions;

•	changes in and recovery of the cost of fuel, natural gas and purchased power due to ongoing regulatory proceedings;

•	the effects of increased competition from other energy suppliers and the phased-in implementation of customer choice, as well as alternative forms of energy;

•	the implementation of utility restructuring in Michigan (which involves pending regulatory and related judicial proceedings, and actual and possible reductions in authorized rates and earnings);

•	the effects of changes in governmental policies, including income taxes and environmental compliance and nuclear requirements;

•	the impact of Federal Energy Regulatory Commission proceedings and regulations; and

•	the contributions to earnings by our non-regulated businesses.

      Expected results will also be effected by our acquisition of MCN Energy Group Inc., which we refer to as MCN, on May 31, 2001, and the timing of the accretive effect of this acquisition. While DTE Energy believes that estimates given accurately measure the expected outcome, actual results could vary materially due to the variables mentioned, as well as others.

      All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

DTE Energy Company

       We are a national energy company. We are the parent holding company of The Detroit Edison Company, which we refer to as Detroit Edison, Michigan Consolidated Gas Company, which we refer to as MichCon, DTE Enterprises Inc. (formerly MCN), which we refer to as DTEE, and other subsidiaries engaged in energy-related businesses.

      Detroit Edison is a Michigan public utility engaged in the generation, purchase, distribution and sale of electric energy to 2.1 million customers in a 7,600-square-mile Southeastern Michigan Service area. Detroit Edison’s service area includes about 13% of Michigan’s total land area and approximately five million people, which is about half of Michigan’s population. Detroit Edison’s residential customers reside in urban and rural areas, including an extensive shoreline along the Great Lakes and connecting waters.

      On May 31, 2001, DTE Energy completed the acquisition of MCN (now DTEE). DTEE is a Michigan corporation primarily involved in natural gas production, gathering, processing, transmission, storage and distribution and energy marketing. DTEE’s largest subsidiary, MichCon, is a natural gas utility serving 1.2 million customers in a 14,700-square-mile area in Michigan.

      We also have affiliates that engage in non-regulated businesses, including the following energy-related services and products:

•	The operation of pulverized coal facilities and coke oven batteries;

•	Coal sourcing, blending and transportation;

•	Landfill gas-to-energy facilities;

•	Providing expertise in the application of new energy technologies;

•	Real estate development; and

•	Power marketing and trading.

      The mailing address of our principal executive offices is 2000 2nd Avenue, Detroit, Michigan, 48226-1279, and its telephone number is (313) 235-4000.

      Unaudited pro forma combined condensed consolidated statements of income giving effect to DTE Energy’s merger with MCN are included in this prospectus beginning on page F-1.

DTE Energy Trusts

       We created DTE Energy Trust I and DTE Energy Trust II. They are Delaware business trusts, created by way of trust agreements and the filing of certificates of trust with the Delaware Secretary of State. We will execute amended and restated trust agreements for the DTE Energy Trusts, referred to in this prospectus as the trust agreements. These trust agreements will state the terms and conditions for the DTE Energy Trusts to issue and sell their trust preferred securities and trust common securities. We filed a form of trust agreement as an exhibit to the registration statement of which this prospectus forms a part.

      The DTE Energy Trusts will exist solely to:

•	issue and sell their trust preferred securities and trust common securities;

•	use the proceeds from the sale of their trust preferred securities and trust common securities to purchase DTE Energy’s debt securities; and

•	engage in other activities that are necessary or incidental to the above purposes.

      We will hold directly or indirectly all of the trust common securities of each of the DTE Energy Trusts. The trust common securities will represent an aggregate liquidation amount equal to at least 3% of each DTE Energy Trust’s total capitalization. The trust preferred securities will represent the remaining percentage of each DTE Energy Trust’s total capitalization. The trust common securities will have terms substantially identical to, and will rank equal in priority of payment with, the trust preferred securities. However, if DTE Energy defaults on the debt securities owned by a DTE Energy Trust or another event of default under the trust agreement occurs, then, so long as the default continues, cash distributions and liquidation, redemption and other amounts payable or deliverable on the securities of that trust must be paid or delivered to the holders of the trust preferred securities of that trust before the holders of the common securities of that trust.

      The DTE Energy Trusts may not borrow money, issue debt, execute mortgages or pledge any of their assets.

      The trust preferred securities will be guaranteed by us as described in this prospectus and the applicable prospectus supplement.

      Unless otherwise specified in the applicable prospectus supplement, the following trustees will conduct each DTE Energy Trust’s business and affairs:

•	The Bank of New York, as property trustee;

•	The Bank of New York (Delaware), as Delaware trustee; and

•	one or more of our officers, as administrative trustees.

      Only we, as direct or indirect owner of the trust common securities, can remove or replace the administrative trustees. In addition, we can increase or decrease the number of administrative trustees. Also, we, as direct or indirect holder of the trust common securities, will generally have the sole right to remove or replace the property and Delaware trustees. However, if DTE Energy defaults on the debt securities owned by a DTE Energy Trust or another event of default under the trust agreement occurs, then, so long as that default is continuing, the holders of a majority in liquidation amount of the outstanding trust preferred securities of that trust may remove and replace the property and Delaware trustees for that trust.

      We will pay all fees and expenses related to the DTE Energy Trusts and the offering of the trust preferred securities. We will also pay all ongoing costs and expenses of the DTE Energy Trusts, except each trust’s obligations under the trust preferred securities and trust common securities.

Ratios of Earnings to Fixed Charges

       Our ratios of earnings to fixed charges were as follows for the periods indicated in the table below.

	Nine Months Ended	Year Ended December 31,
	September 30,
	2001	2000	1999	1998	1997	1996

Ratio of earnings to fixed charges	1.14	2.37	2.48	2.68	2.95	2.52

      Our ratios of earnings to fixed charges were computed based on:

•	“earnings,” which consist of consolidated income plus income taxes and fixed charges; and

•	“fixed charges,” which consist of consolidated interest on indebtedness, including capitalized interest, amortization of debt discount and expense, the estimated portion of rental expense attributable to interest, and preferred stock dividends of consolidated subsidiaries.

Use of Proceeds

       Unless otherwise specified in the supplement which accompanies this prospectus, we intend to use the net proceeds from the sale of our securities for general corporate purposes, which may include financing the development and construction of new facilities, additions to working capital and repurchase or refinancing of securities. We may also invest funds not immediately required for such purposes in short-term investment grade securities. The amount and timing of sales of the securities will depend on market conditions and the availability of other funds.

      The DTE Energy Trusts will use all proceeds from the sale of the trust common and trust preferred securities to purchase debt securities of DTE Energy.

The Securities that DTE Energy and the
DTE Energy Trusts May Offer

       The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that DTE Energy and the DTE Energy Trusts may offer. The particular terms of the securities offered by any prospectus supplement will be described in that prospectus supplement. If indicated in the applicable prospectus supplement, the terms of the securities may differ from the terms summarized below. The prospectus supplement will also contain information, where applicable, about material U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

      We may sell from time to time, in one or more offerings:

•	common stock and related rights;

•	senior or subordinated debt securities, including debt securities convertible into common stock of DTE Energy or exchangeable for other securities;

•	common stock purchase contracts; and/or

•	common stock purchase units.

      The DTE Energy Trusts may offer and sell from time to time their trust preferred securities guaranteed by us.

      In this prospectus, DTE Energy and the DTE Energy Trusts refer to the common stock and related rights, senior debt securities, subordinated debt securities, common stock purchase contracts, common stock purchase units, trust preferred securities and our guarantees of the trust preferred securities collectively as “securities.”

      If DTE Energy and/or the DTE Energy Trusts issue securities at a discount from their original stated principal or liquidation amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, DTE Energy and/or the DTE Energy Trusts will treat the initial offering price of the securities as the total original principal or liquidation amount of the securities.

Description of Capital Stock

Authorized Capital Stock

      The authorized capital stock of DTE Energy currently consists of 400,000,000 shares of DTE Energy common stock, without par value, and 5,000,000 shares of preferred stock, without par value. As of October 31, 2001, there were 162,652,459 shares of DTE Energy common stock issued and outstanding. All outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable. As of October 31, 2001, there were no shares of preferred stock issued and outstanding and 1,500,000 shares of Series A Junior Participating Preferred Stock were reserved for issuance pursuant to the rights agreement, dated September 23, 1997, between DTE Energy and The Detroit Edison Company. Each outstanding share of DTE Energy common stock currently has attached to it one preferred share purchase right, issued under the rights agreement.

      Under the DTE Energy amended and restated articles of incorporation, which we refer to as the articles of incorporation, our board of directors may cause the issuance of one or more new series of the authorized shares of preferred stock, determine the number of shares constituting any such new series and fix the voting, distribution, dividend, liquidation and all other rights and limitations of the preferred stock. These rights may be superior to those of the DTE Energy common stock. To the extent any shares of DTE Energy’s preferred stock have voting rights, no share of preferred stock may be entitled to more than one vote per share, except with respect to election of directors, in which case cumulative voting may be available.

Common Stock

      The following description of our common stock, together with the additional information included in any applicable prospectus supplement, summarizes the material terms and provisions of this type of security. We will describe the specific terms of any common stock we may offer in a prospectus supplement. If indicated in a prospectus supplement, the terms of any common stock offered under that prospectus supplement may differ from the terms described below. For the complete terms of our common stock, please refer to our articles of incorporation, bylaws and rights agreement that are incorporated by reference into the registration statement that includes this prospectus or may be incorporated by reference in this prospectus. The terms of our common stock may also be affected by the laws of the State of Michigan.

Voting

      Subject to any special voting rights which may vest in the holders of preferred stock, the holders of DTE common stock are entitled to vote as a class and are entitled to one vote per share for each share held of record on all matters voted on by shareholders, except with respect to the election of directors, in which case cumulative voting is available. All questions other than election of directors are decided by a majority of the votes cast by the holders of shares entitled to vote on that question, unless a greater vote is required by the articles of incorporation or Michigan law. Directors are elected by a plurality of the votes cast.

      We are subject to Chapter 7A of the Michigan Business Corporation Act, which provides that business combinations subject to Chapter 7A between a Michigan corporation and a beneficial owner of shares entitled to 10% or more of the voting power of such corporation generally require the affirmative vote of 90% of the votes of each class of stock entitled to vote, and not less than 2/3 of each class of stock entitled to vote (excluding voting shares owned by such 10% owner), voting as a separate class. These requirements do not apply if (i) the corporation’s board of directors approves the transaction prior to the time the 10% owner becomes such or (ii) the transaction satisfies certain fairness standards, certain other conditions are met and the 10% owner has been such for at least five years.

      In addition, our bylaws provide that Chapter 7B of the Michigan Business Corporation Act, which we refer to as the Act, does not apply to DTE Energy. The Act regulates shareholder rights when an individual’s stock ownership reaches at least 20 percent of a Michigan corporation’s outstanding shares. Accordingly, pursuant to DTE Energy’s bylaws, a shareholder seeking control of DTE Energy cannot require the DTE Energy’s board of directors to call a meeting to vote on issues related to corporate control within 10 days, as stipulated by the Act.

Board of Directors

      Our bylaws provide for a board of directors that is divided into three classes. Each class serves a three-year term and the classes are as nearly equal in size as possible. the number of directors is fixed by the board of directors from time to time but not less than 10 nor more than 18, subject to the board of director’s authority to change the minimum and maximum number of directors. We currently have 13 directors. Under our bylaws, the provision providing for the classification of the board of directors may not be amended or repealed without the vote of a majority of the shares of DTE Energy’s common stock.

Amendments to DTE Energy’s Articles of Incorporation

      Under Michigan law, our articles of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the proposed amendment (which would include the common stock and any series of preferred stock which, by its terms or applicable law, was so entitled to vote), and, if any class or series of shares is entitled to vote as a class, then the proposed amendment must be approved by the required vote of each class or series of shares entitled to vote as a class.

Dividends

      Holders of common stock are entitled to participate equally in respect of dividends as and when dividends are declared by our board of directors out of funds legally available for their payment. As a Michigan corporation, we are subject to statutory limitations on the declaration and payment of dividends. In the event of a liquidation, dissolution or winding-up of DTE Energy, holders of our common stock have the right to DTE Energy’s assets remaining after satisfaction in full of the prior rights of creditors, and all liabilities and the aggregate liquidation preferences of any outstanding shares of DTE Energy preferred stock. The holders of our common stock have no conversion, redemption or preemptive rights. However, this dividend right is subject to any preferential dividend rights we may grant to future holders of preferred stock. Dividends on common stock of DTE Energy will depend in the foreseeable future primarily upon the earnings, financial condition and capital requirements of Detroit Edison and MichCon. Our ability to pay dividends on our common stock may be limited by existing or future covenants limiting the right of Detroit Edison or

MichCon to pay dividends on or acquire common stock of Detroit Edison or MichCon. See “Description of Debt Securities — Ranking.”

Listing

      Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “DTE.”

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is The Detroit Edison Company, 2000 2nd Avenue, Detroit, Michigan 48226-1279.

Rights Agreement

      The following is a description of the rights issued or to be issued under the DTE Energy rights agreement. The following description of the DTE Energy rights and the DTE Energy rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the text of the DTE Energy rights agreement, which is incorporated herein by reference to the DTE Energy rights agreement filed as an exhibit to the registration statement of which this prospectus is a part.

      Our rights agreement provides for the issuance of a right to the holder of each share of DTE Energy common stock. Under DTE Energy’s rights agreement, each right entitles the holder of the DTE Energy right to purchase from DTE Energy one one-hundredth of a share of Series A Junior Participating Preferred Stock, without par value, of DTE Energy at a price of $90.00 per one one-hundredth of a preferred share, subject to adjustment as provided for in the DTE Energy rights agreement. The rights, which are attached to and trade with the shares of DTE Energy common stock until they are exercisable, may not be exercised until the close of business 10 calendar days, or such later time as the DTE Energy board of directors may specify, after the earlier of:

•	The date of the first public announcement that a person, together with its affiliates and associates, has acquired beneficial ownership of 10% or more of the outstanding shares of DTE Energy common stock; or

•	Any person commences a tender offer or exchange offer, the consummation of which would result in beneficial ownership by such person of 10% or more of the outstanding shares of DTE Energy common stock.

      DTE Energy, its subsidiaries, employee benefit or stock ownership plans, and affiliates or associates of DTE Energy are not persons whose ownership triggers the exercisability of the rights. The rights will expire on October 6, 2007, unless earlier redeemed, exchanged or amended by DTE Energy.

Description of Debt Securities

       The following description, together with any applicable prospectus supplement, summarizes all the material terms and provisions of the debt securities that DTE Energy may offer under this prospectus and the related trust indenture. We will issue the debt securities under an amended and restated indenture, dated as of April 9, 2001, as supplemented or amended from time to time, between us and The Bank of New York, as trustee. We refer to the senior debt securities and the subordinated debt securities in this prospectus collectively as the “debt securities.” The Bank of New York or any successor or additional trustee, in its capacity as trustee under the indenture, is referred to as the “trustee” for purposes of this section. The indenture may, but need not, have separate trustees for senior and subordinated debt securities. The indenture contains and the debt securities, when issued, will contain additional important terms and provisions. The indenture and the forms of the debt securities are filed as exhibits to the registration statement that includes this prospectus.

      This summary of the indenture and the debt securities relates to terms and conditions applicable to the debt securities generally. The particular terms of any series of debt securities will be summarized in the applicable prospectus supplement. If indicated in the prospectus supplement, the terms of any series may differ from the terms summarized below.

      Because the summary of the material provisions of the indenture and the debt securities set forth below and the summary of the material terms of a particular series of debt securities set forth in the applicable prospectus supplement are not complete, you should refer to the forms of the indenture and the debt securities for complete information regarding the terms and provisions of the indenture (including defined terms) and the debt securities. Wherever particular articles, sections or defined terms of the indenture are referred to, those articles, sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference.

      The indenture does not limit the amount of debt securities we may issue under it, and it provides that additional debt securities of any series may be issued up to the aggregate principal amount that we authorize from time to time. Debt securities may also be issued pursuant to the indenture in transactions exempt from the registration requirements of the Securities Act of 1933. Those debt securities will not be considered in determining the aggregate amount of securities issued under this prospectus. As of September 30, 2001, approximately $1.750 billion aggregate principal amount of debt securities was issued and outstanding under the indenture.

      Unless otherwise indicated in the applicable prospectus supplement, we will issue registered debt securities in denominations of $1,000 and integral multiples of $1,000 and bearer securities in denominations of $5,000.

      Principal and any premium and interest in respect to the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the trustee, unless we specify otherwise in the applicable prospectus supplement. At our option, however, payment of interest may be made by check mailed to the registered holders of the debt securities at their registered addresses.

      We will describe special U.S. federal income tax and other considerations relating to debt securities denominated in foreign currencies or units of two or more foreign currencies in the applicable prospectus supplement.

General

      The prospectus supplement relating to the particular series of debt securities being offered will specify whether they are senior or subordinated debt securities and the amounts, prices and terms of those debt securities. These terms may include:

•	the title or designation of the debt securities, which may include medium-term notes;

•	the aggregate principal amount of the debt securities;

•	whether the debt securities are to represent senior or subordinated indebtedness and, if subordinated debt securities, the specific subordination provisions applicable to the securities;

•	in the case of subordinated debt securities, the relative degree, if any, to which such subordinated debt securities of the series will be senior to or be subordinated to other series of subordinated debt securities or other indebtedness of DTE Energy in right of payment, whether such other series of subordinated debt securities or other indebtedness is outstanding or not;

•	whether the debt securities will be issued as registered securities, bearer securities or a combination of the two;

•	the person to whom any interest on any registered security shall be payable, if other than the person in whose name that security is registered at the close of business on the record date, the manner in which, or the person to whom, any interest on any bearer security shall be payable, if other than upon presentation and surrender of coupons, and the extent to which, or the manner in which, any interest payable on a temporary global security will be paid if other than in the manner provided in the indenture;

•	whether the debt securities will be issued in the form of one or more global securities and whether such global securities will be issued in a temporary global form or permanent global form;

•	the date or dates on which the principal of (and premium, if any, on) the debt securities will be payable or the method or methods, if any, by which such date or dates will be determined;

•	the date or dates from which any interest will accrue or the method or methods, if any, by which such date or dates will be determined and the date or dates on which such interest will be payable;

•	the rate or rates, which may be fixed or variable, or the method or methods of determining the rate or rates at which the debt securities will bear any interest;

•	whether and under what circumstances we will pay “additional amounts,” as defined in the indenture, on the debt securities to any holder who is a “United States alien,” as defined in the indenture, in respect of any tax, assessment or governmental charge, and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts; the term “interest,” as used in this prospectus, includes any additional amounts;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities shall be payable, and where any registered securities may be surrendered for registration of transfer, conversion or exchange;

•	a description of any provisions providing for redemption or repurchase of the debt securities at our option, a holder’s option or otherwise, and the terms and provisions of such a redemption or repurchase;

•	any sinking fund terms;

•	whether the debt securities will be convertible into shares of common stock of DTE Energy and/or exchangeable for other securities, whether or not issued by DTE Energy, property or cash, or a combination of any of the foregoing, and, if so, the terms and conditions of such conversion or exchange, either mandatory, at the option of the holder, or at the option of DTE Energy, and any deletions from or modifications or additions to the indenture to allow the issuance of such convertible or exchangeable debt securities;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities or any of them which shall be payable upon declaration of acceleration of the maturity in accordance with section 502 of the indenture or the method by which such portion is to be determined;

•	if other than U.S. dollars, the currency or currencies or currency unit or units of two or more currencies in which debt securities are denominated, for which they may be purchased, and in which principal and any premium and interest is payable;

•	if the currency or currencies or currency unit or units for which debt securities may be purchased or in which principal and any premium and interest may be paid is at our election or at the election of a purchaser, the manner in which an election may be made and its terms;

•	any index or other method used to determine the amount of payments of principal of, and any premium and interest on, the debt securities;

•	if either or both of the sections of the indenture relating to defeasance and covenant defeasance are applicable to the debt securities, or if any covenants in addition to or other than those specified in the indenture shall be subject to covenant defeasance;

•	any deletions from, or modifications or additions to, the provisions of the indenture relating to satisfaction and discharge in respect of the debt securities;

•	if there is more than one trustee, the identity of the trustee and, if not the trustee, the identity of each security registrar, paying agent and/or authenticating agent with respect to the debt securities;

•	whether the debt securities shall be issued as original issue discount securities;

•	whether a credit facility or other form of credit support will apply to the debt securities;

•	any deletions from, modifications of or additions to the events of default or covenants with respect to the debt securities whether or not such events of default or covenants are consistent with the events of default or covenants in the indenture, and whether Section 1009 of the indenture will be applicable;

•	any other specific terms of the debt securities, which terms will not be inconsistent with the provisions of the indenture.

      We are not obligated to issue all debt securities of any one series at the same time. The debt securities of any one series may not bear interest at the same rate or mature on the same date.

      Under the indenture, the terms of the debt securities of any series may differ and we, without the consent of the holders of the debt securities of any series, may reopen a previous series of debt securities and issue additional debt securities of such series or establish additional terms of such series.

      If any of the debt securities are sold for foreign currencies or foreign currency units or if the principal of, or any premium or interest on, any series of debt securities is payable in foreign currencies or foreign currency units, we will describe the restrictions, elections, tax consequences, specific terms and other information with respect to those debt securities and such foreign currencies or foreign currency units in the applicable prospectus supplement.

      Other than as described below under “— Covenants” with respect to any applicable series of debt securities and as may be described in the applicable prospectus supplement, the indenture does not limit our ability to incur indebtedness or afford holders of debt securities protection in the event of a decline in our credit quality or if we are involved in a takeover, recapitalization or highly leveraged or similar transaction. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of debt securities for information regarding the applicability of the covenant described below under “— Covenants — Limitation on Secured Debt” or any deletions from, modifications of or additions to the events of default described below or covenants contained in the indenture, including any addition of a covenant or other provisions providing event risk or similar protection.

Ranking

      Because we are a holding company that conducts substantially all of its operations through subsidiaries, holders of debt securities and guarantees of DTE Energy will generally have a junior position to claims of creditors of those subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and preferred stockholders, if any. Our subsidiaries, principally Detroit Edison and MichCon, from time to time incur debt to finance their business activities. Substantially all of the physical properties of Detroit Edison and MichCon are subject to the liens of their respective mortgage indentures as security for the payment of outstanding mortgage bonds.

      Our assets consist primarily of investment in subsidiaries. Our ability to service indebtedness, including any debt securities and guarantees, depends on the earnings of our subsidiaries and the distribution or other payment from subsidiaries of earnings to us in the form of dividends, loans or advances, and repayment of loans and advances from us. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due under the debt securities or to make payments to us in order for us to pay our obligations under the debt securities. In addition, Detroit Edison has the right to defer interest payments on its outstanding junior subordinated debentures.

In the event it exercises this right, Detroit Edison may not declare or pay dividends on, or redeem, purchase or acquire, any of its capital stock during the deferral period. DTEE has outstanding debentures which have similar restrictions.

Senior Debt Securities

      Unless otherwise indicated in the applicable prospectus supplement, our obligation to pay the principal of, and any premium and interest on, the senior debt securities will be unsecured and will rank equally with all of our other unsecured unsubordinated indebtedness.

Subordinated Debt Securities

      Our obligation to pay the principal of, and any premium and interest on, any series of subordinated debt securities will be unsecured and will rank subordinate and junior in right of payment to all Senior Indebtedness (as defined below) to the extent provided in the supplemental indenture relating to the series and the terms of those subordinated debt securities, as described below and in any applicable prospectus supplement, which may make deletions from, or modifications or additions to, the subordination terms described below.

      Upon any payment or distribution of assets or securities of DTE Energy to creditors upon any liquidation, dissolution, winding-up, reorganization, or any bankruptcy, insolvency, receivership or similar proceedings in connection with any insolvency or bankruptcy proceeding of DTE Energy, the holders of Senior Indebtedness will first be entitled to receive payment in full of the Senior Indebtedness before the holders of subordinated debt securities will be entitled to receive any payment or distribution in respect of the subordinated debt securities, and to that end the holders of Senior Indebtedness will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of DTE Energy being subordinated to the payment of subordinated debt securities of such series, which may be payable or deliverable in respect of the subordinated debt securities of such series upon any such dissolution, winding-up, liquidation or reorganization or in any such bankruptcy, insolvency, receivership or other proceeding.

      By reason of such subordination, in the event of liquidation or insolvency of DTE Energy, holders of Senior Indebtedness with respect to the subordinated debt securities of any series and holders of other obligations of DTE Energy that are not subordinated to such Senior Indebtedness may recover more, ratably, than the holders of the subordinated debt securities of such series.

      Subject to the payment in full of all Senior Indebtedness with respect to the subordinated debt securities of any series, the rights of the holders of the subordinated debt securities of such series will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of DTE Energy applicable to such Senior Indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, the subordinated debt securities of such series have been paid in full.

      No payments on account of principal or any premium or interest in respect of the subordinated debt securities may be made if there has occurred and is continuing a default in any payment with respect to Senior Indebtedness or an event of default with respect to any Senior Indebtedness resulting in the acceleration of its maturity, or if any judicial proceeding is pending with respect to any default.

      “Indebtedness” means

•	indebtedness for borrowed money,

•	obligations for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of business),

•	obligations evidenced by notes, bonds, debentures or other similar instruments,

•	obligations created or arising under any conditional sale or other title retention agreement with respect to acquired property,

•	obligations as lessee under leases that have been or should be, in accordance with accounting principles generally accepted in the United States, recorded as capital leases,

•	obligations, contingent or otherwise, in respect of acceptances, letters of credit or similar extensions of credit,

•	obligations in respect of interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements,

•	guarantees of obligations of others, directly or indirectly, or Indebtedness in effect guaranteed directly or indirectly through an agreement (1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (2) to purchase, sell or lease property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (3) to supply funds to or in any other manner invest in the debtor or (4) otherwise to assure a creditor against loss, and

•	all Indebtedness described above secured by any Lien (as defined below) on property.

      “Senior Indebtedness,” for purposes of subordinated debt securities of each series, means all Indebtedness, whether outstanding on the date of issuance of subordinated debt securities of the applicable series or thereafter created, assumed or incurred, except Indebtedness ranking equally with the subordinated debt securities or Indebtedness ranking junior to the subordinated debt securities. Senior Indebtedness does not include obligations to trade creditors or indebtedness of DTE Energy to its subsidiaries. Senior Indebtedness with respect to the subordinated debt securities of any particular series will continue to be Senior Indebtedness with respect to the subordinated debt securities of such series and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

      “Indebtedness ranking equally with the subordinated debt securities,” for purposes of subordinated debt securities of the applicable series, means Indebtedness, whether outstanding on the date of issuance of the subordinated debt securities or thereafter created, assumed or incurred, to the extent the Indebtedness specifically by its terms ranks equally with and not prior to the subordinated debt securities in the right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of DTE Energy. The securing of any Indebtedness otherwise constituting Indebtedness ranking equally with the subordinated debt securities will not prevent the Indebtedness from constituting Indebtedness ranking equally with the subordinated debt securities.

      “Indebtedness ranking junior to the subordinated debt securities,” for purposes of subordinated debt securities of the applicable series, means any Indebtedness, whether outstanding on the date of issuance of the subordinated debt securities of the applicable series or thereafter created, assumed or incurred, to the extent the Indebtedness by its terms ranks junior to and not equally with or prior to

•	the subordinated debt securities, and

•	any other Indebtedness ranking equally with the subordinated debt securities,

in right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of DTE Energy. The securing of any Indebtedness otherwise constituting Indebtedness ranking junior to the subordinated debt securities will not prevent the Indebtedness from constituting Indebtedness ranking junior to the subordinated debt securities.

Covenants

      The indenture contains covenants for the benefit of holders of debt securities of each series. The following covenant will apply to a series of debt securities only to the extent specified in the applicable prospectus supplement.

Limitation on Secured Debt

      If this covenant is made applicable to the debt securities of any particular series, we have agreed that we will not create, issue, incur or assume any Secured Debt (as defined below) without the consent of the holders of a majority in principal amount of the outstanding debt securities of all series with respect to which this covenant is made, considered as one class; provided, however, that the foregoing covenant will not prohibit the creation, issuance, incurrence or assumption of any Secured Debt if we either:

•	secure all debt securities then outstanding with respect to which this covenant is made equally and ratably with the Secured Debt; or

•	deliver to the trustee bonds, notes or other evidences of indebtedness secured by the Lien (as defined below) which secures the Secured Debt in an aggregate principal amount equal to the aggregate principal amount of the debt securities then outstanding with respect to which this covenant is made and meeting certain other requirements in the indenture.

      “Debt” means

•	indebtedness for borrowed money evidenced by a bond, debenture, note or other written instrument or agreement by which we are obligated to repay such borrowed money; and

•	any guaranty by DTE Energy of any such indebtedness of another person.

      “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

      “Secured Debt” means Debt created, issued, incurred or assumed by DTE Energy which is secured by a Lien upon any shares of stock of any Significant Subsidiary, as defined in Regulation S-X of the rules and regulations under the Securities Act, whether owned at the date of the initial authentication and delivery of the debt securities of any series or thereafter acquired.

Consolidation, Merger and Sale of Assets

      We may, without the consent of the holders of the debt securities, consolidate or merge with or into, or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to, any person that is a corporation, partnership or trust, organized and validly existing under the laws of any domestic jurisdiction. We may also permit any of those persons to consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us, as long as:

•	such person is a corporation, partnership or trust, organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia;

•	any successor person assumes by supplemental indenture, the due and punctual payment of the principal of, any premium and interest on and any additional amounts with respect to all the debt securities issued thereunder, and the performance of our obligations under the indenture and the debt securities issued thereunder, and provides for conversion or exchange rights in accordance with the provisions of the debt securities of any series that are convertible or exchangeable into common stock or other securities;

•	no event of default under the indenture has occurred and is continuing after giving effect to the transaction;

•	no event which, after notice or lapse of time or both, would become an event of default under the indenture has occurred and is continuing after giving effect to the transaction; and

•	certain other conditions are met.

Events of Default

      Unless otherwise specified in the applicable prospectus supplement, an event of default with respect to any series of debt securities will be any of the following events:

(i) failure to pay interest on the debt securities of that series, or any additional amounts payable with respect to the debt securities, for 30 days after payment is due;

(ii) failure to pay principal or any premium on the debt securities of that series, or any additional amounts payable with respect to the debt securities, when due;

(iii) failure to pay any sinking fund installment or analogous payment when due;

(iv) failure to perform other covenants in the indenture for 60 days after we are given written notice by the trustee or we and the trustee are given written notice by the registered owners of at least 25% in principal amount of the debt securities of that series;

(v) default occurs under any bond, note, debenture or other instrument evidencing any indebtedness for money borrowed by DTE Energy (including a default with respect to any other series of debt securities issued under the indenture), or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by DTE Energy (or the payment of which is guaranteed by DTE Energy), whether such indebtedness or guarantee exists on the date of the indenture or is issued or entered into following the date of the indenture, if:

either:

•	such default results from failure to pay any such indebtedness when due and such defaulted payment will not have been made, waived or extended within 30 days of such payment default; or

•	as a result of such default the maturity of such indebtedness has been accelerated prior to its expressed maturity and such indebtedness shall not have been discharged in full or such acceleration will not have been rescinded or annulled within 30 days of such acceleration; and

•	the principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay any such indebtedness when due or the maturity of which has been so accelerated, aggregates at least $40 million;

(vi) certain events of bankruptcy, insolvency, reorganization, receivership or liquidation relating to DTE Energy; or

(vii) any other event of default provided with respect to debt securities of that series.

      If an event of default with respect to the debt securities of any series, other than an event of default described in the item above pertaining to certain events of bankruptcy, insolvency or reorganization, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the debt securities of that series may, under certain circumstances, rescind and annul the acceleration. If an event of default occurs pertaining to certain events of bankruptcy, insolvency or reorganization, the principal amount and accrued and unpaid interest and any additional amounts payable in respect of the debt securities of that series — or a lesser amount as provided for in the debt securities of that series — will be immediately due and payable without any declaration or other act by the trustee or any holder.

      The indenture provides that within 90 days after the occurrence of any default under the indenture with respect to the debt securities of any series, the trustee must transmit, in the manner set forth in the indenture, notice of the default to the holders of the debt securities of such series unless the default has been cured or waived. But, in the case of a default in the payment of the principal of (or premium, if any) or interest or any additional amounts or in the payment of any sinking fund installment, on any debt security of such series, the trustee may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the trustee has in good faith determined that the withholding of such notice is in the interest of the holders of debt securities of such series. And further, in the case of any event of default as described in paragraph (iv) above, no such notice to holders will be given until at least 30 days after the occurrence of the event of default.

      If an event of default occurs and is continuing with respect to the debt securities of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of debt securities of such series by all appropriate judicial proceedings.

      The indenture further provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless that requesting holder has offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series.

      Notwithstanding any other provision of the indenture, the holder of any debt security will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such debt security on the respective due dates for the respective debt security (as the same may be extended in accordance with the terms of such debt security) and to institute a suit for enforcement of any such payment, and such right shall not be impaired without the consent of such holder.

Interest Rates and Discounts

      The debt securities will earn interest at a fixed or floating rate or rates for the period or periods of time specified in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the debt securities will bear interest on the basis of a 360-day year consisting of twelve 30-day months.

      We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. U.S. Federal income tax consequences and special considerations that apply to any series will be described in the applicable prospectus supplement.

Exchange, Registration and Transfer

      Registered securities of any series that are not global securities will be exchangeable for other registered securities of the same series and of like aggregate principal amount and tenor in different authorized denominations. In addition, if debt securities of any series are issuable as both registered securities and bearer securities, the holder may choose, upon written request, and subject to the terms of the indenture, to exchange bearer securities and the appropriate related coupons of that series into registered securities of the same series of any authorized denominations and of like aggregate principal amount and tenor. Bearer securities with attached coupons surrendered in exchange for registered securities between a regular record date or a special record date and the relevant date for interest payment shall be surrendered without the coupon relating to the interest payment date. Interest will not be payable with respect to the registered security issued in exchange for that bearer security. That interest will be payable only to the holder of the coupon when due in accordance with the terms of the indenture. Bearer securities will not be issued in exchange for registered securities.

      Holders may present registered securities for registration of transfer, together with a duly executed form of transfer, at the office of the security registrar or at the office of any transfer agent designated by us for that purpose with respect to any series of debt securities and referred to in the applicable prospectus supplement. This may be done without service charge but upon payment of any taxes and other governmental charges as described in the indenture. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. We have appointed the trustee as security registrar for the indenture. If a prospectus supplement refers to any transfer agents initially designated by us with respect to any series of debt securities in addition to the security registrar, we may at any time rescind the designation of any of those transfer agents or approve a change in the location through which any of those transfer agents acts. However, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a transfer agent in each place of payment for that series, and if debt securities of a series are issuable as bearer securities, we will be required to maintain a transfer agent in a place of payment for that series located in Europe in addition to the security registrar. We may at any time designate additional transfer agents with respect to any series of debt securities.

      In the event of any redemption, we will not be required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the redemption date;

•	register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part;

•	exchange any bearer security called for redemption, except to exchange such bearer security for a registered security of that series and like tenor that is simultaneously surrendered for redemption; or

•	issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Payment and Paying Agents

      Unless we specify otherwise in the applicable prospectus supplement, payment of principal of, and any premium and interest on, bearer securities will be payable in accordance with any applicable laws and regulations, at the offices of those paying agents outside the United States that we may designate at various times. We will make interest payments on bearer securities and the attached coupons on any interest payment date only against surrender of the coupon relating to that interest payment date. No payment with respect to any bearer security will be made at any of our offices or agencies in the United States by check mailed to any U.S. address or by transfer to an account maintained with a bank located in the United States. If, however, but only if, payment in U.S. dollars of the full amount of principal of, and any premium and interest on, bearer securities denominated and payable in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions, then those payments will be made at the office of our paying agent in the Borough of Manhattan, The City of New York.

      Unless we specify otherwise in the applicable prospectus supplement, payment of principal of, and any premium and interest on, registered securities will be made at the office of the paying agent or paying agents that we designate at various times. However, at our option, we may make interest payments by check mailed to the address, as it appears in the security register, of the person entitled to the payments. Unless we specify otherwise in the applicable prospectus supplement, we will make payment of any installment of interest on registered securities to the person in whose name that registered security is registered at the close of business on the regular record date for such interest.

      Unless we specify otherwise in the applicable prospectus supplement, the corporate trust office of the trustee in the Borough of Manhattan, The City of New York, will be designated:

•	as our sole paying agent for payments with respect to debt securities that are issuable solely as registered securities; and

•	as our paying agent in the Borough of Manhattan, The City of New York, for payments with respect to debt securities, subject to the limitation described above in the case of bearer securities, that are issuable solely as bearer securities or as both registered securities and bearer securities.

      We will name any paying agents outside the United States and any other paying agents in the United States initially designated by us for the debt securities in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. However, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a paying agent in each place of payment for that series. If debt securities of a series are issuable as bearer securities, we will be required to maintain:

•	a paying agent in the Borough of Manhattan, The City of New York, for payments with respect to any registered securities of the series and for payments with respect to bearer securities of the series in the circumstance described above, but not otherwise; and

•	a paying agent in a place of payment located outside the United States where debt securities of that series and any attached coupons may be presented and surrendered for payment.

      However, if the debt securities of that series are listed on The Stock Exchange of the United Kingdom and the Republic of Ireland, the Luxembourg Stock Exchange or any other stock exchange located outside the United States, and if the stock exchange requires it, we will maintain a paying agent in London or Luxembourg or any other required city located outside the United States for those debt securities.

      All monies we pay to a paying agent for the payment of principal of, and any premium or interest on, any debt security or coupon that remains unclaimed at the end of two years after becoming due and payable will be repaid to us. After that time, the holder of the debt security or coupon will look only to us for payments out of those repaid amounts.

Global Securities

      The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depository identified in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a global security may not be transferred except as a whole:

•	by the applicable depository to a nominee of the depository;

•	by any nominee to the depository itself or another nominee;

•	by the depository or any nominee to a successor depository or any nominee of the successor.

      To the extent not described below and under the heading “Book-Entry Securities,” we will describe the terms of the depository arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depository arrangements.

      As long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as provided under “Book-Entry Securities” or in any applicable prospectus supplement, owners of beneficial interests in a global security:

•	will not be entitled to have any of the underlying debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form;

•	will not be considered the owners or holders under the indenture relating to those debt securities; and

•	will not be able to transfer or exchange the global debt securities, except in the limited circumstances as described in this prospectus or any supplement.

      The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the owner’s ability to transfer beneficial interests in a global security.

      Payments of principal of, and any premium and interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depository or any participants on account of beneficial interests of the global security.

      For a description of the depository arrangements for global securities held by The Depository Trust Company, see “Book-Entry Securities.”

Discharge, Defeasance and Covenant Defeasance

      We may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that:

•	have become due and payable;

•	will become due and payable within one year; or

•	are scheduled for redemption within one year.

      To discharge the obligations with respect to a series of debt securities, we must deposit with the trustee, in trust, an amount of funds in U.S. dollars or in the foreign currency in which those debt securities are payable. The deposited amount must be sufficient to pay the entire amount of principal of, and any premium or interest on, those debt securities to the date of the deposit if those debt securities have become due and payable or to the maturity of the debt securities, as the case may be; provided, however, we have paid all other sums payable under the indenture with respect to the debt securities, and certain other conditions are met.

      Unless we specify otherwise in the applicable prospectus supplement, we may elect

•	to defease and be discharged from any and all obligations with respect to those debt securities, which we refer to as “defeasance”;

•	with respect to any debt securities, to be released from certain covenant obligations as described in the related prospectus supplement, as may be provided for under Section 301 of the indenture, which we refer to as “covenant defeasance”.

      In the case of defeasance we will still retain some obligations in respect of the debt securities, including our obligations:

•	to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the debt securities;

•	to register the transfer or exchange of the debt securities;

•	to replace temporary or mutilated, destroyed, lost or stolen debt securities; and

•	to maintain an office or agency with respect to the debt securities and to hold monies for payment in trust.

      After a covenant defeasance, any omission to comply with the obligations or covenants that have been defeased shall not constitute a default or an event of default with respect to the debt securities.

      To elect either defeasance or covenant defeasance we must deposit with the trustee, in trust, an amount, in U.S. dollars or in the foreign currency in which the relevant debt securities are payable at stated maturity, or in government obligations, as defined below, or both, applicable to such debt securities. The deposit will provide through the scheduled payment of principal and interest in accordance with their terms, money in an amount sufficient to pay the principal of and any premium and interest on (and, to the extent that (x) the debt securities of such series provide for the payment of additional amounts and (y) we may reasonably determine the amount of any such additional amounts at the time of deposit (in the exercise of our sole discretion), any such additional amounts with respect to) such debt securities, and any mandatory sinking fund or analogous payments thereon, on their scheduled due dates.

      In addition, we can only elect defeasance or covenant defeasance if, among other things:

•	the defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•	no event of default or event which with notice or lapse of time or both would become an event of default with respect to the debt securities to be defeased will have occurred and be continuing on the date of the deposit of funds with the trustee and, with respect to defeasance only, at any time during the period ending on the 123rd day after the date of the deposit of funds with the trustee; and

•	we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred, and the opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture.

      The indenture deems a foreign currency to be any currency, currency unit or composite currency including, without limitation, the euro, issued by the government of one or more countries other than the United States or by any recognized confederation or association of governments.

      The indenture defines government obligations as securities which are not callable or redeemable at the option of the issuer or issuers and are:

•	direct obligations of the United States or the government or governments in the confederation which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

•	obligations of a person or entity controlled or supervised by and acting as an agency or instrumentality of the United States or the government or governments which issued the foreign currency in which the debt securities of a particular series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or that other government or governments.

      Government obligations also include a depositary receipt issued by a bank or trust company as custodian with respect to any government obligation described above or a specific payment of interest on or principal of or any other amount with respect to any government obligation held by that custodian for the account of the holder of such depositary receipt, as long as, except as required by law, that custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian with respect to the government obligation or the specific payment of interest on or principal of or any other amount with respect to the government obligation evidenced by the depositary receipt.

      Unless otherwise specified in the applicable prospectus supplement, if, after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, either:

•	the holder of a debt security of that series is entitled to, and does, elect to receive payment in a currency other than that in which such deposit has been made in respect of that debt security; or

•	a conversion event, as defined below, occurs in respect of the foreign currency in which the deposit has been made, the indebtedness represented by that debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and any premium and interest on, that debt security as that debt security becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of that debt security into the currency in which that debt security becomes payable as a result of the election or conversion event based on:

•	in the case of payments made pursuant to the first of the two items in the list above, the applicable market exchange rate for the currency in effect on the second business day prior to the date of the payment; or

•	with respect to a conversion event, the applicable market exchange rate for such foreign currency in effect, as nearly as feasible, at the time of the conversion event.

      The indenture defines a “conversion event” as the cessation of use of:

•	a foreign currency both by the government of the country or the confederation which issued such foreign currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community; or

•	any currency unit or composite currency for the purposes for which it was established.

      Unless otherwise provided in the applicable prospectus supplement, all payments of principal of, and any premium and interest on, any debt security that are payable in a foreign currency that ceases to be used by the government or confederation of issuance shall be made in U.S. dollars.

      If we effect a covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default other than an event of default with respect to which there has been covenant defeasance, the amount in the foreign currency in which the debt securities are payable, and government obligations on deposit with the trustee, will be sufficient to pay amounts due on the debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. However, we would remain liable for payment of the amounts due at the time of acceleration.

      The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

      Under the indenture, we are required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in such performance. We are also required to deliver to the trustee, within five days after occurrence thereof, written notice of any event which after notice or lapse of time or both would constitute an event of default.

Modification and Waiver

      We and the trustee may, without the consent of holders, modify provisions of the indenture for certain purposes, including, among other things, curing ambiguities and maintaining the qualification of the indenture under the Trust Indenture Act. We and the trustee may modify certain other provisions of the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series issued under the indenture affected by the modification. However, the provisions of the indenture may not be modified without the consent of the holder of each debt security affected thereby if the modification would:

•	change the stated maturity of the principal of, or any installment of principal of, or any premium or interest on, or any additional amounts with respect to, any debt security issued under the indenture;

•	reduce the principal amount of, or premium or interest on, or any additional amounts with respect to, any debt security issued under the indenture;

•	change the place of payment, coin or currency in which any debt security issued under that indenture or any premium or any interest on that debt security or any additional amounts with respect to that debt security is payable;

•	reduce the percentage and principal amount of the outstanding debt securities, the consent of whose holders is required under the indenture in order to take certain actions;

•	change any of our obligations to maintain an office or agency in the places and for the purposes required by the indenture; or

•	if the debt securities are convertible or exchangeable, modify the conversion or exchange provision in a manner adverse to holders of that debt security;

•	in the case of a subordinated debt security, modify any of the subordination provisions in a manner adverse to holders of that debt security;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt securities issued under that indenture or, in the case of redemption, exchange or conversion, if applicable, on or after the redemption, exchange or conversion date or, in the case of repayment at the option of any holder, if applicable, on or after the date for repayment;

•	modify any of the above provisions.

We and the trustee may, without the consent of holders, modify provisions of the indenture for certain purposes, including, among other things:

•	to evidence the succession of another person to DTE Energy and the assumption by any such successor of the covenants of DTE Energy in the indenture and in the debt securities; or

•	to add to the covenants of DTE Energy for the benefit of the holders of debt securities (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power herein conferred upon DTE Energy with respect to the debt securities; or

•	to add any additional events of default with respect to the debt securities (and, if such event of default is applicable to less than all series of debt securities, specifying the series to which such event of default is applicable); or

•	to add to or change any provisions of the indenture to provide that bearer debt securities may be registrable, to change or eliminate any restrictions on the payment of principal of (or premium, if any) or interest on or any additional amounts with respect to bearer debt securities, to permit bearer debt securities to be issued in exchange for registered debt securities, to permit bearer debt securities to be issued in exchange for bearer debt securities of other authorized denominations or facilitate the issuance of debt securities in uncertificated form provided that any such action shall not adversely affect the interests of the holders of the debt securities; or

•	to establish the form or terms of debt securities of any series; or

•	to evidence and provide for the acceptance of appointment of a successor trustee and to add to or change any of the provisions of the indenture to facilitate the administration of the trusts; or

•	to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision therein, or to make or amend any other provisions with respect to matters or questions arising under the indenture which shall not adversely affect the interests of the holders of debt securities of any series in any material respect; or

•	to modify, eliminate or add to the provisions of the indenture to maintain the qualification of the indenture under the Trust Indenture Act as the same may be amended from time to time; or

•	to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities, as therein set forth; or

•	to modify, eliminate or add to the provisions of any security to allow for such security to be held in certificated form; or

•	to secure the debt securities; or

•	to make provisions with respect to conversion or exchange rights of holders of securities of any series;

•	to amend or supplement any provision contained therein or in any supplemental indenture, provided that no such amendment or supplement shall adversely affect the interests of the holders of any debt securities then outstanding in any material respect; or

•	to modify, delete or add to any of the provisions of the indenture other than as contemplated above.

      The holders of at least a majority in aggregate principal amount of debt securities of any series issued under the indenture may, on behalf of the holders of all debt securities of that series, waive our compliance with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of debt securities of any series issued under the indenture may, on behalf of all holders of debt securities of that series, waive any past default and its consequences under the indenture with respect to the debt securities of that series, except:

•	payment default with respect to debt securities of that series; or

•	a default of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of the debt securities of that series.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

      The following applies only in the event that debt securities are held by a DTE Energy Trust.

      To the extent that any action under any debt securities held by a DTE Energy Trust is entitled to be taken by the holders of at least a specified percentage of those debt securities, and unless otherwise specified in the applicable prospectus supplement, holders of the trust preferred securities issued by that DTE Energy Trust may take action if the action is not taken by the property trustee of that DTE Energy Trust. Notwithstanding the foregoing, if an event of default under those debt securities has occurred and is continuing and is attributable either to:

•	the failure of DTE Energy to pay the principal of, or any premium or interest on, those debt securities on the due date; or

•	the failure by DTE Energy to deliver the required securities or other property upon an appropriate conversion or exchange election, if any,

and an event of default has occurred and is continuing under the applicable trust agreement, a holder of the related trust preferred securities may institute a direct action.

      A “direct action” is a legal proceeding directly against DTE Energy for enforcement of payment to the holder of trust preferred securities issued by a DTE Energy Trust of the principal of or any premium or interest on the debt securities held by that trust having a principal amount equal to the liquidation amount of those trust preferred securities held by that holder or for enforcement of any conversion or exchange rights, as the case may be. DTE Energy may not amend an indenture to remove this right to bring a direct action without the prior written consent of the holders of all of the trust preferred securities outstanding that have an interest in the related debt securities. If the right to bring a direct action is removed, the DTE Energy Trusts may become subject to the reporting obligations under the Securities Exchange Act. Notwithstanding any payments made to a holder of trust preferred securities by DTE Energy in connection with a direct action, DTE Energy will remain obligated to pay the principal of, and any premium and interest on, the related debt securities, and DTE Energy will be subrogated to the rights of the holders of those trust preferred securities with respect to payments on the trust preferred securities to the extent of any payments made by DTE Energy to the holder in any direct action.

      The holders of the trust preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the related debt securities unless an event of default has occurred and is continuing under the applicable trust agreement. See “Description of Trust Preferred Securities — Events of Default; Notice” below.

Governing Law

      The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

      The trustee under the indenture will be The Bank of New York. In addition to acting as trustee, The Bank of New York, as described in this prospectus, also acts as property trustee under the trust agreement and the guarantee trustee under the guarantee; The Bank of New York (Delaware) acts as the Delaware trustee under the trust agreement. The Bank of New York also acts as trustee with respect to the securitization bonds issued by The Detroit Edison Securitization Funding LLC and may act as trustee under various other indentures, trusts and guarantees of DTE Energy and its affiliates and perform other banking, trust and investment banking services for DTE Energy and its affiliates in the ordinary course of business.

      The Trust Indenture Act contains limitations on the rights of the trustee, should it become a creditor of DTE Energy, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions with DTE Energy and its subsidiaries from time to time, provided that if the trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an event of default under the indenture, or else resign.

Description of Common Stock Purchase Contracts and Units

       We may issue stock purchase contracts, representing contracts entitling or obligating holders to purchase from DTE Energy, and DTE Energy to sell to the holders, a specified number of shares of common stock at a future date or dates. The price per share of common stock may be fixed at the time the contracts are issued or may be determined by reference to a specific formula set forth in the contracts. The common stock purchase contracts may be issued separately or as a part of units, which are referred to in this prospectus as “common stock purchase units,” consisting of a common stock purchase contract and, as security for the holder’s obligations to purchase the common stock under the contracts, the following:

•	senior debt securities or subordinated debt securities of DTE Energy;

•	debt obligations of third parties, including U.S. Treasury securities;

•	trust preferred securities of a DTE Energy Trust;

•	any other security described in the applicable prospectus supplement; or

•	any combination of the foregoing.

      The common stock purchase contracts may require us to make periodic payments to the holders of the common stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The common stock purchase contracts may require holders to secure their obligations thereunder in a specified manner, and in certain circumstances we may deliver newly issued prepaid common stock purchase contracts, which are referred to as “prepaid securities,” upon release to a holder of any collateral securing such holder’s obligations under the original contract.

      The applicable prospectus supplement will describe the terms of any common stock purchase contracts or units and, if applicable, prepaid securities. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such contracts or units and, if applicable, the prepaid securities and the document pursuant to which such prepaid securities will be issued.

Description of Trust Preferred Securities

       Each DTE Energy Trust will issue under its trust agreement only one series of trust preferred securities, which will represent beneficial interests in that DTE Energy Trust. Each DTE Energy Trust will qualify its trust agreement under the Trust Indenture Act. Each trust agreement is subject to, and governed by, the Trust Indenture Act. This summary of certain terms and provisions of the trust preferred securities and the trust agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the trust preferred securities and the trust agreement, including the definitions of certain terms, and those made a part of the trust agreement by the Trust Indenture Act. A form of trust agreement, including a form of trust securities, is filed as an exhibit to the registration statement that includes this prospectus.

General

      The trust preferred securities of each DTE Energy Trust will rank equally, and payments will be made on the trust preferred securities proportionately, with the trust common securities of each DTE Energy Trust except as described under “— Subordination of Trust Common Securities.” Each DTE Energy Trust will use the proceeds from the sale of trust preferred securities and trust common securities to purchase an aggregate principal amount of debt securities of DTE Energy equal to the aggregate liquidation amount of those trust preferred securities and trust common securities. The property trustee of each DTE Energy Trust will hold legal title to the debt securities for the benefit of the holders of the related trust securities. In addition, DTE Energy will execute a guarantee for the benefit of the holders of the related trust preferred securities. The guarantees will not guarantee payment of distributions or amounts payable or securities or other property deliverable, if any, on redemption, repayment, conversion or exchange of the trust preferred securities or liquidation of a DTE Energy Trust when the trust does not have funds or other property legally available for payment or delivery. See “Description of Trust Preferred Securities Guarantees.”

      The revenue of a DTE Energy Trust available for distribution to holders of its trust preferred securities will be limited to payments under the related debt securities and any other assets held by that DTE Energy Trust. If DTE Energy fails to make a required payment in respect of those debt securities or any other assets, that DTE Energy Trust will not have sufficient funds to make the related payments, including distributions, in respect of its trust preferred securities.

      Each DTE Energy Trust will describe the specific terms of the trust preferred securities it is offering in the applicable prospectus supplement, including:

•	the designation, number, purchase price and liquidation amount, if any, of the trust preferred securities;

•	the distribution rate, or method of calculation of the distribution rate, for the trust preferred securities and, if applicable, any deferral provisions;

•	whether the distributions on the trust preferred securities will be cumulative and, if so, the dates from which and upon which distributions will accumulate and be payable and the record dates;

•	if other than U.S. dollars, the currency in which cash payments are payable;

•	the liquidation amount per trust preferred security which will be paid out of the assets of that DTE Energy Trust to the holders upon voluntary or involuntary dissolution and liquidation of that trust;

•	the obligation or right, if any, of that DTE Energy Trust to purchase or redeem its trust preferred securities, whether pursuant to a sinking fund or otherwise, and the price or prices at which, the date or dates on which or period or periods within which and the terms and conditions upon which, it will or may purchase or redeem, in whole or in part, the trust preferred securities pursuant to its obligation or right to purchase or redeem;

•	the terms and conditions, if any, upon which the trust preferred securities may be converted or exchanged, in addition to the circumstances described herein, into other securities or property, or a combination of the foregoing;

•	the obligation or right, if any, of DTE Energy, that DTE Energy Trust or any other party to liquidate that DTE Energy Trust and any terms and conditions of such liquidation;

•	the voting rights, if any, of the holders;

•	if applicable, any securities exchange upon which the trust preferred securities will be listed;

•	if applicable, a description of any remarketing, auction or other similar arrangements;

•	whether the trust preferred securities are issuable in book-entry only form and, if so, the identity of the depositary and disclosure relating to the depositary arrangements; and

•	any other rights, preferences, privileges, limitations or restrictions of the trust preferred securities consistent with the trust agreement or with applicable law, which may differ from those described herein.

      Each DTE Energy Trust will also describe certain material United States federal income tax considerations applicable to any offering of trust preferred securities in the applicable prospectus supplement.

      If indicated in the applicable prospectus supplement, the terms of a DTE Energy Trust may differ from the terms summarized below.

Subordination of Trust Common Securities

      Each DTE Energy Trust will pay distributions on, and the applicable redemption price of, and any other amounts payable or property deliverable under, the trust securities it issues equally among its trust preferred securities and its trust common securities based on their respective liquidation amounts. But, if on any distribution date, redemption date, repayment date or conversion or exchange date, or upon liquidation or an event of default under the debt securities held by that DTE Energy Trust or any other event of default under the trust agreement has occurred and is continuing, that DTE Energy Trust will not pay any distribution on, or applicable redemption or repayment price of, or convert or exchange any of its trust common securities. Further, it will not make any other payment on account of the redemption, repayment, conversion, exchange, liquidation or other acquisition of the trust common securities, unless payment in full in cash of all accumulated distributions on all of the outstanding trust preferred securities of that DTE Energy Trust for all distribution periods terminating on or before the redemption, repayment, conversion, exchange, liquidation or other acquisition, and, in the case of payment of the applicable redemption or repayment price, the full amount of the redemption or repayment price, will have been made or provided for. And, in the case of conversion or exchange, no such payments will be made unless the trust preferred securities have been converted or exchanged in full and other amounts payable have been paid. The property trustee will apply all available funds first to the payment in full in cash of all distributions on, or the applicable redemption price of, the trust preferred securities issued by that DTE Energy Trust then due and payable.

      Until any event of default under the trust agreement for a DTE Energy Trust has been cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities of that DTE Energy Trust and not on behalf of DTE Energy as the direct or indirect trust common securities owner, and only the holders of the trust preferred securities issued by that DTE Energy Trust will have the right to direct the property trustee to act on their behalf.

Events of Default; Notice

      The occurrence of an event of default under the debt securities held by a DTE Energy Trust will constitute an event of default under the trust agreement for that DTE Energy Trust. Within 90 days after the occurrence of an event of default actually known to the property trustee, the property trustee will transmit notice of that event of default to the holders of the trust preferred securities of that DTE Energy Trust, the administrative trustees and DTE Energy, as sponsor, unless the event of default shall have been cured or waived.

      For a discussion of the limited circumstances in which holders of trust preferred securities may bring a direct action against DTE Energy under the debt securities, see “Description Of Debt Securities — Enforcement of Certain Rights by Holders of Trust Preferred Securities.” The applicable prospectus supplement may describe additional events of default under the trust agreement.

Removal of Trustees

      Unless an event of default under the debt securities held by a DTE Energy Trust has occurred and is continuing, DTE Energy, as the direct or indirect owner of trust common securities of that DTE Energy Trust, may remove the property trustee, the Delaware trustee and the administrative trustees at any time. If an event of default under the debt securities held by a DTE Energy Trust has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding trust preferred securities of that DTE Energy Trust may remove and replace the property trustee and the Delaware trustee for that DTE Energy Trust. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in DTE Energy as the direct or indirect trust common securities owner. No resignation or removal of a property or Delaware trustee, and no appointment of a successor to that trustee, will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable trust agreement.

Merger or Consolidation of Property or Delaware Trustees

      Any person into which the property trustee or the Delaware trustee may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which the property trustee or the Delaware trustee will be a party, or any person succeeding to all or substantially all the corporate trust business of the property trustee or the Delaware trustee, will be the successor of the property trustee or the Delaware trustee under the trust agreement, provided that the person will be otherwise qualified and eligible.

Mergers, Conversions, Consolidations, Amalgamations or Replacements of a DTE Energy Trust

      A DTE Energy Trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety, to any other person, except as described below or as otherwise described in the applicable prospectus supplement. A DTE Energy Trust may, at the request of DTE Energy, as sponsor, with the consent of the administrative trustees but without the consent of the holders of its trust preferred securities, the Delaware trustee or the property trustee, merge with or into, convert into, consolidate, amalgamate, or be replaced by a trust organized as such under the laws of any state of the United States; provided, that:

•	the successor entity expressly assumes all of the obligations of that DTE Energy Trust under any agreement to which the trust is a party and either:

•	expressly assumes all of the obligations of that DTE Energy Trust with respect to the trust securities of that DTE Energy Trust, or

•	substitutes for the trust securities of that DTE Energy Trust other securities having substantially the same terms as those trust securities, so long as the successor trust securities rank the same as the trust securities rank with respect to distributions and payments upon liquidation, redemption and otherwise;

•	DTE Energy expressly appoints a trustee of the successor entity possessing substantially the same powers and duties as the property trustee with respect to the debt securities held by that DTE Energy Trust;

•	the successor securities are listed, or any successor securities will be listed upon notification of issuance, if applicable, on each national securities exchange or other organization on which the trust securities of that DTE Energy Trust are then listed, if any;

•	the merger, conversion, consolidation, amalgamation or replacement does not cause the trust securities, including any successor securities, of that DTE Energy Trust to be downgraded or placed under surveillance or review by any nationally recognized statistical rating organization;

•	the merger, conversion, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, of that DTE Energy Trust in any material respect;

•	the successor entity has a purpose substantially identical to that of that DTE Energy Trust;

•	prior to the merger, conversion, consolidation, amalgamation or replacement, DTE Energy has received an opinion from nationally recognized independent counsel to that DTE Energy Trust experienced in these matters to the effect that:

•	the merger, conversion, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, of that DTE Energy Trust in any material respect,

•	following the merger, conversion, consolidation, amalgamation or replacement, neither that DTE Energy Trust nor the successor entity, if any, will be required to register as an investment company under the Investment Company Act of 1940, as amended, and

•	following the merger, conversion, consolidation, amalgamation or replacement, that DTE Energy Trust or the successor entity, as the case may be, will continue to be classified as a grantor trust for United States federal income tax purposes;

•	DTE Energy or any permitted successor or assignee directly or indirectly owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the applicable guarantee; and

•	the property trustee has received an officer’s certificate of DTE Energy and an opinion of counsel, each to the effect that all conditions precedent to the transaction as set forth in the trust agreement have been satisfied.

      Despite the foregoing, a DTE Energy Trust may, with the consent of holders of 100% in liquidation amount of the trust securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if the consolidation, amalgamation, merger or replacement would cause the DTE Energy Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Trust Agreement

      Except as provided under “— Mergers, Conversions, Consolidations, Amalgamations or Replacements of a DTE Energy Trust” and “Description of Trust Preferred Securities Guarantees — Amendments and Assignment” and as otherwise required by law and the trust agreement or specified in the applicable prospectus supplement, the holders of trust preferred securities will have no voting rights.

      DTE Energy, the property trustee, the Delaware trustee and the administrative trustees may amend from time to time the trust agreement for a DTE Energy Trust, without the consent of the holders of the trust securities of that DTE Energy Trust,

•	to cure any ambiguity, or correct or supplement any provisions in the trust agreement that may be defective or inconsistent with any other provision,

•	to add to the covenants, restrictions or obligations of the sponsor,

•	to conform to any change in the Investment Company Act or Trust Indenture Act or the rules promulgated thereunder, or any written change in interpretation of such acts or rules by any governmental authority, or

•	to cause that DTE Energy Trust to continue to be classified for United States federal income tax purposes as a grantor trust;

provided, however, that in the case of the first bullet point above, the modification will not adversely affect in any material respect the interests of the holders of the trust securities issued by that DTE Energy Trust.

      Without the consent of each holder of trust securities issued by a DTE Energy Trust, the trust agreement for that DTE Energy Trust may not be amended to:

•	change the distribution rate, or manner of calculation of the distribution rate, amount, timing or currency or otherwise adversely affect the method of any required payment;

•	change its purpose;

•	authorize the issuance of any additional beneficial interests;

•	change the conversion, exchange or redemption provisions, if any;

•	change the conditions precedent for DTE Energy to elect to dissolve that DTE Energy Trust and distribute the debt securities held by that DTE Energy Trust to the holders of the trust securities, if applicable;

•	change the liquidation, distribution or other provisions relating to the distribution of amounts payable upon the dissolution and liquidation of that DTE Energy Trust;

•	affect the limited liability of any holder of its trust securities; or

•	restrict the right of a holder of its trust securities to institute suit for the enforcement of any required distribution on or, if applicable, after the due date therefor or for the conversion or exchange of the trust securities in accordance with their terms.

      So long as the property trustee holds any debt securities for a DTE Energy Trust, the property trustee, the Delaware trustee and the administrative trustees for that DTE Energy Trust will not:

•	direct the time, method and place of conducting any proceeding for any remedy available to the debt securities trustee, or execute any trust or power conferred on the property trustee, with respect to those debt securities;

•	waive certain past defaults under the indenture;

•	exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of those debt securities; or

•	consent to any amendment, modification or termination of the indenture or those debt securities, where consent is required;

without, in each case, obtaining the prior approval of the holders of a majority in liquidation amount of all outstanding trust preferred securities of that DTE Energy Trust. But, where a consent under the indenture would require the consent of each holder of those debt securities affected thereby, the property trustee will not consent without the prior approval of each holder of the trust preferred securities issued by that DTE Energy Trust. The property trustee, the Delaware trustee and the administrative trustees may not revoke any action previously authorized or approved by a vote of the holders of trust preferred securities except by subsequent vote of the holders. The property trustee will notify each holder of trust preferred securities of any notice of default with respect to the applicable debt securities. In addition to obtaining approvals of holders of trust preferred securities referred to above, prior to taking any of the foregoing actions (other than directing the time, method and place of conducting any proceeding for any remedy available to the debt securities trustee), the property trustee will obtain an opinion of counsel experienced in these matters to the effect that the applicable DTE Energy Trust will not be classified as other than a grantor trust for United States federal income tax purposes on account of such action.

      Any required approval of holders of trust preferred securities may be given at a meeting of the holders convened for this purpose or by written consent without prior notice. The property trustee will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote to be given to each holder of record of trust preferred securities in the manner set forth in the trust agreement.

      Notwithstanding that holders of trust preferred securities are entitled to vote or consent under any of the circumstances referred to above, any trust preferred securities that are owned by DTE Energy or any affiliate of DTE Energy will, for purposes of this vote or consent, be treated as if they were not outstanding.

Global Trust Preferred Securities

      Unless otherwise specified in the applicable prospectus supplement, trust preferred securities will be represented by one or more global certificates deposited with, or on behalf of, The Depository Trust Company, also referred to as DTC, or other depository identified in the prospectus supplement, or a nominee of DTC or other depository, in each case for credit to an account of a participant in DTC or other depository. The identity of the depository and the specific terms of the depositary arrangements with respect to the trust preferred securities to be represented by one or more global certificates to the extent not discussed under “Book-Entry Securities” will be described in the applicable prospectus supplement. However, unless otherwise specified in the applicable prospectus supplement, DTC will be the depository and the depository arrangements described with respect to the debt securities will apply to those trust preferred securities as well, except all references to DTE Energy shall include DTE Energy Trust I and DTE Energy Trust II and all references to the indenture will refer to the applicable trust agreement. See “Description of Debt Securities — Global Securities” and “Book-Entry Securities.”

Payment and Paying Agent

      Payments in respect of any global certificate representing trust preferred securities will be made to Cede & Co. as nominee of DTC or other applicable depository or its nominee, which will credit the relevant accounts at DTC or other depository on the applicable payment dates, while payments in respect of trust preferred securities in certificated form will be made by check mailed to the address of the holder entitled thereto as the address will appear on the register. The paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and DTE Energy. The paying agent will be permitted to resign as paying agent upon 30 days prior written notice to the property trustee, the administrative trustees and DTE Energy. In the event that the property trustee will no longer be the paying agent, the administrative trustees will appoint a successor, which will be a bank or trust company acceptable to the administrative trustees and DTE Energy, to act as paying agent.

Registrar and Transfer Agent

      The property trustee will act as registrar and transfer agent for the trust preferred securities.

      Registration of transfers of trust preferred securities will be effected without charge by or on behalf of a DTE Energy Trust, upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. A DTE Energy Trust will not be required to register or cause to be registered the transfer of its trust preferred securities after they have been converted, exchanged, redeemed, repaid or called for redemption or repayment.

Information Concerning the Property Trustee

      The property trustee, other than during the occurrence and continuance of an event of default under the trust agreement, will undertake to perform only the duties that are specifically set forth in the trust agreement and, during the continuance of that event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the property trustee will not be under any obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of the related trust securities unless the holder offers the property trustee reasonable indemnity against the costs, expenses and liabilities that it might incur thereby.

Miscellaneous

      The administrative trustees are authorized and directed to conduct the affairs of and to operate each DTE Energy Trust in such a way that:

•	that DTE Energy Trust will not be deemed to be an investment company required to be registered under the Investment Company Act;

•	that DTE Energy Trust will be classified as a grantor trust for United States federal income tax purposes; and

•	the debt securities held by that DTE Energy Trust will be treated as indebtedness of DTE Energy for United States federal income tax purposes.

      DTE Energy and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of each DTE Energy Trust or each trust agreement, that the administrative trustees determine in their discretion to be necessary or desirable for those purposes, as long as that action does not materially adversely affect the interests of the holders of the related trust securities.

      Holders of trust preferred securities will not have any preemptive or similar rights.

Accounting Treatment

      Each DTE Energy Trust will be treated as a subsidiary of ours for financial reporting purposes. Accordingly, our consolidated financial statements will include the accounts of each trust. The trust preferred securities for each DTE Energy Trust, along with other trust preferred securities that we guarantee on an equivalent basis, will be presented as a separate line item in our consolidated balance sheets, and appropriate disclosures about the trust preferred securities, the applicable guarantee and the debt securities will be included in the notes to the consolidated financial statements. We will record distributions that each DTE Energy Trust pays on its trust preferred securities as an expense in our consolidated statement of income.

Description of Trust Preferred Securities Guarantees

       DTE Energy will execute and deliver a guarantee concurrently with the issuance by a DTE Energy Trust of its trust preferred securities for the benefit of the holders from time to time of those trust preferred securities. That guarantee will be held for those holders by a guarantee trustee. DTE Energy will qualify each of the guarantees as an indenture under the Trust Indenture Act. The guarantees will be subject to, and governed by, the Trust Indenture Act. This summary of certain terms and provisions of a guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of each guarantee, including the definitions of terms, and those made a part of each guarantee by the Trust Indenture Act. A form of guarantee is filed as an exhibit to the registration statement that includes this prospectus. If indicated in the applicable prospectus supplement, the terms of a particular guarantee may differ from the terms discussed below.

General

      Pursuant to and to the extent set forth in the guarantee, DTE Energy will irrevocably and unconditionally agree to pay in full the guarantee payments to the holders of the related trust preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that a DTE Energy Trust may have or assert. The following payments constitute guarantee payments with respect to trust preferred securities and, to the extent not paid by or on behalf of a DTE Energy Trust, will be subject to the applicable guarantee:

•	any accumulated and unpaid distributions that are required to be paid on the applicable trust preferred securities, to the extent that a DTE Energy Trust has funds legally available therefor at such time;

•	the applicable redemption or repayment price and all accumulated and unpaid distributions to the date of redemption or repayment with respect to the trust preferred securities called for redemption or repayment, to the extent that a DTE Energy Trust has funds legally available therefor at such time; or

•	upon a voluntary or involuntary dissolution and liquidation of the applicable DTE Energy Trust, other than in connection with the distribution of the debt securities to holders of its trust preferred securities or the redemption, repayment, conversion or exchange of its trust preferred securities, if applicable, the lesser of:

•	the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent the DTE Energy Trust has funds available therefor, and

•	the amount of assets of that DTE Energy Trust remaining available for distribution to holders of its trust preferred securities in liquidation of that DTE Energy Trust.

      DTE Energy’s obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by DTE Energy to the holders of the applicable trust preferred securities entitled to those payments or by causing the applicable DTE Energy Trust to pay those amounts to the holders.

      If the trust preferred securities are exchangeable or convertible into other securities, DTE Energy will also irrevocably agree to cause the applicable DTE Energy Trust to deliver to holders of those trust preferred securities those other securities in accordance with the applicable exchange or conversion provisions.

      DTE Energy will, through the guarantee, the applicable trust agreement, the related debt securities and the applicable indenture, taken together, fully, irrevocably and unconditionally guarantee all of each DTE Energy Trust’s obligations under its trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each DTE Energy Trust’s obligations under its trust preferred securities.

Ranking

      Unless otherwise specified in the applicable prospectus supplement, each guarantee will constitute an unsecured obligation of DTE Energy and will rank equal to the debt securities held by the DTE Energy Trust that issued the preferred trust securities covered by the guarantee. Each trust agreement provides that each holder of trust preferred securities, by acceptance of the applicable trust preferred securities, agrees to the terms of the related guarantee, including any subordination provisions.

      The guarantees will not limit the amount of secured or unsecured debt, including indebtedness under the indenture, that may be incurred by DTE Energy or any of its subsidiaries.

Guarantee of Payment

      Each guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against DTE Energy to enforce its rights under a guarantee without first instituting a legal proceeding against any other person or entity. A guarantee will not be discharged except by payment of the related guarantee payments in full to the extent not paid by the applicable DTE Energy Trust or upon distribution of the debt securities or other assets held by the DTE Energy Trust to the holders of the its trust preferred securities.

Amendments and Assignment

      Except with respect to any changes that do not materially adversely affect the rights of holders of the related trust preferred securities, in which case no approval will be required, a guarantee may not be amended without the prior approval of the holders of a majority of the liquidation amount of the outstanding trust preferred securities covered by that guarantee. The manner of obtaining any approval will be as set forth under “Description Of Trust Preferred Securities — Voting Rights; Amendment of a Trust Agreement.” All guarantees and agreements contained in a guarantee will bind the successors, assigns, receivers, trustees and representatives of DTE Energy and will inure to the benefit of the holders of the related trust preferred securities then outstanding.

Events of Default

      An event of default under a guarantee will occur upon the failure of DTE Energy to perform any of its payment or other obligations under that guarantee, provided that, except with respect to a default in respect of any guarantee payment or delivery of any securities upon conversion or exchange of the trust securities, DTE Energy has not cured the default 90 days from the date the guarantee trustee obtains knowledge of the event of default. The holders of a majority in liquidation amount of the trust preferred securities covered by a guarantee will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of that guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under that guarantee.

      If the guarantee trustee fails to enforce a guarantee, any holder of the related trust preferred securities may institute a legal proceeding directly against DTE Energy to enforce its rights under that guarantee without first instituting a legal proceeding against the applicable DTE Energy Trust, the guarantee trustee or any other person or entity.

Termination

      A guarantee will terminate and be of no further force and effect upon full payment of the applicable redemption or repayment price of the related trust preferred securities, upon full payment of all amounts or delivery of all securities or other property due upon the dissolution and liquidation of the applicable DTE Energy Trust or upon the conversion or exchange of all of the related trust preferred securities. A guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related trust preferred securities must restore payment of any sums paid or other property distributed under those trust preferred securities or the related guarantee.

Information Concerning the Guarantee Trustee

      The Bank of New York will be the guarantee trustee under the guarantee.

      The guarantee trustee, other than during the occurrence and continuance of a default by DTE Energy in performance of a guarantee, will undertake to perform only the duties that are specifically set forth in that guarantee and, during the continuance of that default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the guarantee trustee will not be under any obligation to exercise any of the powers vested in it by a guarantee at the request of any holder of the related trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

Rights Upon Dissolution

      Unless the debt securities held by a DTE Energy Trust are distributed to holders of the related trust preferred securities, upon any voluntary or involuntary dissolution and liquidation of that DTE Energy Trust, after satisfaction of the liabilities of its creditors as required by applicable law, the holders of those trust preferred securities will be entitled to receive, out of assets held by that DTE Energy Trust, the liquidation distribution in cash. Upon any voluntary or involuntary liquidation or bankruptcy of DTE Energy, the property trustee, as holder of the debt securities, would be a creditor of DTE Energy.

Book-Entry Securities

       Unless otherwise specified in the applicable prospectus supplement, we will issue to investors securities, other than our common stock, in the form of one or more book-entry certificates registered in the name of a depository or a nominee of a depository. Unless otherwise specified in the applicable prospectus supplement, the depository will be DTC. We have been informed by DTC that its nominee will be Cede & Co. Accordingly, Cede is expected to be the initial registered holder of all securities that are issued in book-entry form.

      No person that acquires a beneficial interest in securities issued in book-entry form will be entitled to receive a certificate representing those debt securities, except as set forth in this prospectus or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders or beneficial owners of securities issued in book-entry form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders or beneficial owners will refer to payments and notices to DTC or Cede, as the registered holder of such securities.

      DTC has informed us that it is:

•	a limited-purpose trust company organized under New York banking laws;

•	a “banking organization” within the meaning of the New York banking laws;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the Securities Exchange Act.

      DTC has also informed us that it was created to:

•	hold securities for “participants”; and

•	facilitate the computerized settlement of securities transactions among participants through computerized electronic book-entry changes in participants’ accounts, thereby eliminating the need for the physical movement of securities certificates.

      Participants have accounts with DTC and include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      Persons that are not participants or indirect participants but desire to buy, sell or otherwise transfer ownership of or interests in securities may do so only through participants and indirect participants. Under the book-entry system, beneficial owners may experience some delay in receiving payments, as payments will be forwarded by our agent to Cede, as nominee for DTC. DTC will forward these payments to its participants, which thereafter will forward them to indirect participants or beneficial owners. Beneficial owners will not be recognized by the applicable registrar, transfer agent or trustee as registered holders of the securities entitled to the benefits of the certificate or the indenture. Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants and, if applicable, indirect participants.

      Under the current rules and regulations affecting DTC, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. Participants and indirect participants with which beneficial owners of securities have accounts are also required by these rules to make book-entry transfers and receive and transmit such payments on behalf of their respective account holders.

      Because DTC can act only on behalf of participants, who in turn act only on behalf of other participants or indirect participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in book-entry form to pledge those securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

      DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the certificate, the indenture or any deposit agreement only at the direction of one or more participants to whose accounts with DTC the securities are credited.

      According to DTC, the information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

      Unless otherwise specified in the applicable prospectus supplement, a book-entry security will be exchangeable for definitive securities registered in the names of the persons other than DTC or its nominee only if:

DTC notifies us that it is unwilling or unable to continue as depository for the book-entry security or DTC ceases to be a clearing agency registered under the Securities Exchange Act at a time when DTC is required to be so registered; or

•	we execute and deliver to the trustee an order complying with the requirements of the indenture that the book-entry security will be so exchangeable; or

•	an event of default has occurred and is continuing.

      Any book-entry security that is exchangeable in accordance with the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

      If one of the events described in the immediately preceding paragraph occurs, DTC is generally required to notify all participants of the availability through DTC of definitive securities. Upon surrender by DTC of the book-entry security representing the securities and delivery of instructions for re-registration, the trustee will reissue the securities as definitive securities. After reissuance of the securities, such persons will recognize the beneficial owners of such definitive securities as registered holders of securities.

      Except as described above:

•	a book-entry security may not be transferred except as a whole book-entry security by or among DTC, a nominee of DTC and/or a successor depository appointed by us; and

•	DTC may not sell, assign or otherwise transfer any beneficial interest in a book-entry security unless the beneficial interest is in an amount equal to an authorized denomination for the securities evidenced by the book-entry security.

      None of DTE Energy, the DTE Trusts, the trustees or any registrar and transfer agent, or any agent of any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a book-entry security.

Plan of Distribution

       DTE Energy and the DTE Energy Trusts may sell the securities through agents, underwriters or dealers, or directly to one or more purchasers without using underwriters or agents.

      DTE Energy and the DTE Energy Trusts may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

      If DTE Energy and/or a DTE Energy Trust use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities offered if any of those securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers will be described in the applicable prospectus supplement and may be changed from time to time.

      Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from DTE Energy and/or a DTE Energy Trust and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will identify any underwriters, dealers or agents and will describe their compensation. DTE Energy and the DTE Energy Trusts may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Trading Markets and Listing of Securities

      Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than the common stock, which is listed on the New York Stock Exchange and the Chicago Stock Exchange. DTE Energy and the DTE Energy Trusts may elect to list any other class or series of securities on any exchange but are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Neither DTE Energy nor the DTE Energy Trusts can give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

      Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Legal Matters

       The validity of the securities issued by DTE Energy will be passed upon for DTE Energy by Thomas A. Hughes, Associate General Counsel. In addition, other customary legal matters relating to the offering of the securities, including matters relating to our due incorporation, legal existence and authorized capitalization, will be passed upon for DTE Energy by Thomas A. Hughes, Associate General Counsel. Mr. Hughes owns approximately 1,000 shares of DTE Energy common stock and holds options to purchase an additional 30,750 shares. The validity of the securities issued by the DTE Energy Trusts and certain matters of Delaware law will be passed upon for the DTE Energy Trusts by Richards, Layton & Finger, P.A., special Delaware counsel to the DTE Energy Trusts. Except as otherwise set forth in a prospectus supplement, the validity of the securities will be passed upon for any underwriters, dealers or agents by Sidley Austin Brown & Wood LLP, New York, New York. Sidley Austin Brown & Wood LLP will rely on the opinion of Mr. Hughes with respect to Michigan law.

Experts

       The financial statements and the related financial statement schedule of DTE Energy Company incorporated in this prospectus by reference from the DTE Energy Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      With respect to the unaudited condensed consolidated interim financial information of DTE Energy included in DTE Energy’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001 which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in DTE Energy’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 and incorporated by reference herein, they did not audit and they did not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed consolidated interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

      The financial statements and the related financial statement schedule of MCN Energy Group Inc. incorporated in this prospectus by reference from the MCN Energy Group Inc.’s Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      With respect to the unaudited condensed consolidated interim financial information of MCN included in MCN’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in MCN’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 and incorporated by reference herein, they did not audit and they did not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited condensed consolidated interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

Unaudited Pro Forma Combined Condensed
Consolidated Statements of Income

       The following unaudited pro forma information reflects the historical combined condensed consolidated statements of income of DTE Energy and MCN after accounting for the merger as a purchase business combination. Accordingly, the following information should be read together with the historical consolidated financial statements and the related notes thereto, of both DTE Energy and MCN, which are incorporated into this prospectus by reference. The unaudited pro forma combined condensed consolidated statements of income assume the merger became effective as of the beginning of the periods presented.

      The following unaudited pro forma information does not include a combined condensed consolidated balance sheet since the merger is reflected in DTE Energy’s consolidated financial statements on Form 10-Q for the quarter ended September 30, 2001, filed on November 14, 2001, which are incorporated into this prospectus by reference.

      The information presented below is not necessarily indicative of the results of operations that might have occurred had the merger actually closed as of the beginning of the periods presented. The information is not necessarily indicative of the future results of operations of DTE Energy after the merger.

      The unaudited pro forma combined condensed consolidated statements of income do not reflect the non-recurring costs and expenses associated with integrating the operations of the two companies, nor any of the anticipated recurring expense savings arising from the integration.

      The allocation of the purchase price included in the pro forma statements is preliminary and may be revised up to one year from the date of acquisition due to adjustments in the estimated fair value of the assets acquired and liabilities assumed, and refinements of management’s plans to divest of certain assets acquired. Accordingly, the final value of the purchase price and its allocation may differ from the amounts shown in the unaudited pro forma combined condensed consolidated statements of income that follow.

      As of January 1, 2001, DTE Energy and MCN adopted Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted.

DTE Energy Company and MCN Energy Group Inc.

Unaudited Pro Forma Combined Condensed Consolidated
Statement of Income Before Cumulative Effect of
Accounting Change and Extraordinary Item
Nine Months Ended September 30, 2001

	(1) (4)		(2) (3) (5)
	DTE	(1) (4)	Pro Forma		Pro Forma
	(As Reported)	MCN	Adjustment		Combined

	(millions, except per share amounts)
Operating Revenues	$5,713	$1,544	$—		$7,257

Operating Expenses
Fuel, purchased power and gas	2,940	1,241	(11	)(e)	4,170
Operation and maintenance	1,308	176	4	(c)	1,488
Depreciation, depletion and amortization	599	57	17	(a)	673
Taxes other than income	232	31	—		263
Restructuring charge	266	—	—		266
(Gains) loss from sales of assets and tax credits	—	(128)	128	(d)	—

Total Operating Expenses	5,345	1,377	138		6,860
Operating Income	368	167	(138)		397
Interest Expense and Other
Interest expense	330	49	41	(b)	420
Preferred stock dividends of subsidiary	8	10	—		18
Other — net	6	(2)	5	(d)	9

Total Interest Expense and Other	344	57	46		447
Income (Loss) Before Income Taxes	24	110	(184)		(50)
Income Taxes (Benefit)	(87)	45	(57	)(f)	(99)
Income (Loss) Before Cumulative Effect of Accounting Change and Extraordinary Item	$111	$65	$(127)		$49
Average Common Shares Outstanding
Basic	150				166
Diluted	151				167
Earnings per Common Share Before Accounting Change and Extraordinary Item
Basic	$0.74				$0.30
Diluted	$0.74				$0.29

See “Notes to Unaudited Pro Forma Combined Condensed Consolidated Statements of Income” on page F-4.

DTE Energy Company and MCN Energy Group Inc.
Unaudited Pro Forma Combined Condensed Consolidated
Statement of Income
Year Ended December 31, 2000

	(1) (4)		(2) (3) (5)
	DTE	(1) (4)	Pro Forma		Pro Forma
	(As Reported)	MCN	Adjustment		Combined

	(millions, except per share amounts)
Operating Revenues	$5,597	$2,791	$—		$8,388

Operating Expenses
Fuel, purchased power and gas	2,233	2,022	(27	)(e)	4,228
Operation and maintenance	1,480	370	7	(c)	1,857
Depreciation, depletion and amortization	758	138	41	(a)	937
Taxes other than income	296	71	—		367
Property write-downs and restructuring charges	—	10	—		10
Gains from sales of assets and tax credits	—	(17)	—		(17)

Total Operating Expenses	4,767	2,594	21		7,382
Operating Income	830	197	(21)		1,006
Interest Expense and Other
Interest expense	336	123	99	(b)	558
Preferred stock dividends of subsidiary	—	28	—		28
Joint Venture Loss (Income)	26	(100)	80	(d)	6
Other — net	(9)	(18)	—		(27)

Total Interest Expense and Other	353	33	179		565
Income Before Income Taxes	477	164	(200)		441
Income Taxes (Benefit)	9	55	(53	)(f)	11
Net Income	$468	$109	$(147)		$430
Average Common Shares Outstanding
Basic	143	88			172
Diluted	143	89			172
Earnings per Common Share
Basic	$3.27	$1.23			$2.50
Diluted	$3.27	$1.22			$2.50

See “Notes to Unaudited Pro Forma Combined Condensed Consolidated Statements of Income” on page F-4.

Notes to Unaudited Pro Forma Combined Condensed Consolidated Statements of Income

       1. Certain revenues and expenses of DTE Energy and MCN have been reclassified.

      2. Routine sales and purchases between DTE Energy and MCN are not material and have not been eliminated in the Unaudited Pro Forma Combined Condensed Consolidated Statements of Income.

      3. DTE Energy applies the provisions of Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, for its incentive compensation plans. MCN applied the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, for its incentive compensation plans. The impact of adjusting MCN’s recorded compensation expense under SFAS No. 123 to the provisions of APB No. 25 is not material, and therefore, is not reflected in the pro forma adjustments.

      4. MCN reflects results of operations of MCN for five months ended May 31, 2001. DTE Energy (As Reported) includes results of operations for MCN beginning with the month of June 2001.

      5. The Unaudited Pro Forma Combined Condensed Consolidated Statements of Income are based on the following assumptions:

a. Reflects adjustments related to fair values of assets subject to depletion and the amortization of purchase price in excess of the amounts assigned to identifiable assets and liabilities of MCN using the straight-line method over 40 years. In accordance with the adoption of SFAS No. 142, Goodwill and Other Intangible Assets, on January 1, 2002, the amortization of goodwill will cease and goodwill will be tested for impairment on an annual basis.

b. Reflects the interest expense related to the issuance of $1.350 billion in long-term debt of DTE Energy to finance the cash consideration of the merger. Interest expense is assumed at 7.37%, which includes the effect of the amortization of the merger debt hedges.

c. Reflects the elimination of net gain and transition adjustments related to pension and other post-retirement benefits.

d. Reflects adjustments to gains on MCN’s sales of investments in joint ventures and other assets to reflect values that would have been assigned to such investments and assets in the allocation of the purchase price as of the beginning of the periods presented.

e. Reflects adjustments for storage and transport costs.

f. The estimated provision for income taxes related to the pro forma adjustments is based on the statutory federal income tax rate of 35%. Amortization of goodwill has not been tax affected.

________________________________________________________________________________

6,000,000 Equity Security Units

DTE Energy Company

8.75% Equity Security Units

PROSPECTUS SUPPLEMENT

June 19, 2002

UBS Warburg

Salomon Smith Barney

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